Exhibit 99.2

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Consolidated financial statements

Consolidated statement of income

for the 12-month period ending December 31, 2025

(€ thousand)	Notes	2025	2024

Sales	7	6,380,154	6,632,193

Changes in inventory	17	4,266	-41,727

Own work capitalized		830	–

Other operating income	8	57,145	37,530

Cost of materials	9	-5,180,578	-5,477,720

Personnel expenses	10	-593,514	-542,469

Depreciation and amortization	16	-119,763	-125,827

Impairment losses of intangible assets and property, plant and equipment	16	-1,023	-3,243

Impairment reversals of intangible assets and property, plant and equipment	16	97	50

Other operating expenses	11	-516,743	-498,726

Operating result		30,869	-19,939

Income from investments	12	-1,565	-1,607

Finance income		6,778	2,313

Finance expenses		-53,923	-64,223

Financial result	13	-47,144	-61,910

Earnings before taxes		-17,840	-83,456

Income taxes	14	-35,546	-62,241

Net income from continuing operations (net of tax)		-53,386	-145,698

Net income from discontinued operations (net of tax)		–	-29,861

Net income		-53,386	-175,559

thereof attributable to

– Shareholders of Klöckner & Co SE		-53,641	-176,702

– non-controlling interests		255	1,143

Earnings per share from continuing operations (€/share)	15

– basic/diluted		-0.54	-1.47

Earnings per share attributable to the ordinary equity holders of Klöckner & Co SE (€/share)	15

– basic/diluted		-0.54	-1.77

Statement of comprehensive income

for the 12-month period ending December 31, 2025

(€ thousand)	Notes	2025	2024

Net income		-53,386	-175,559

Other comprehensive income not reclassifiable

Actuarial gains and losses (IAS 19)	24	16,126	133,790

Total		16,126	133,790

Other comprehensive income reclassifiable

Foreign currency translation		-92,600	40,124

Gains/losses from cash flow hedges	30	-1,981	-214

Financial assets at fair value through OCI	30	-66	114

Reclassification to profit and loss due to sale of foreign subsidiaries	21	19,625	12,552

Total		-75,023	52,575

Deferred taxes on other comprehensive income	14	-4,095	-23,347

Other comprehensive income		-62,991	163,018

Group total comprehensive income		-116,378	-12,541

thereof attributable to

– Shareholders of Klöckner & Co SE		-116,656	-13,727

– non-controlling interests		278	1,186

Total comprehensive income attributable to the shareholders of Klöckner & Co SE refers to:

– continuing operations		-116,656	3,394

– discontinued operations		-	-17,121

Klöckner & Co SE Annual Report 2025	1

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Consolidated statement of financial position

as of December 31, 2025

Assets

(€ thousand)	Notes	December 31, 2025	December 31, 2024

Non-current assets

Intangible assets	16 (a)	178,331	206,584

Property, plant and equipment	16 (b)	810,097	812,443

Investment property	16 (d)	6,807	-

Other financial assets	19	28,509	34,553

Other non-financial assets	19	228,269	211,175

Deferred tax assets	14	10,833	17,120

Total non-current assets		1,262,845	1,281,875

Current assets

Inventories	17	1,143,577	1,290,669

Trade receivables	18	583,290	610,697

Contract assets	18	57,098	55,585

Supplier bonus receivables	18	55,554	55,414

Current income tax receivables	14	32,851	41,543

Other financial assets	19	12,676	15,729

Other non-financial assets	19	56,534	51,193

Cash and cash equivalents	20	60,205	120,793

Assets held for sale	21	14,673	14,383

Total current assets		2,016,459	2,256,006

Total assets		3,279,304	3,537,881

Equity and liabilities

(€ thousand)	Notes	December 31, 2025	December 31, 2024

Equity

Subscribed capital		249,375	249,375

Capital reserves		568,622	570,007

Retained earnings		460,185	534,183

Accumulated other comprehensive income		297,752	360,179

Equity attributable to shareholders of Klöckner & Co SE		1,575,933	1,713,743

Non-controlling interests		6,298	6,972

Total equity	22	1,582,231	1,720,714

Non-current liabilities

Provisions for pensions and similar obligations	24	17,302	19,073

Other provisions and accrued liabilities	25	8,478	8,962

Non-current financial liabilities	26	670,210	712,706

Other financial liabilities	28	1,412	1,359

Deferred tax liabilities	14	88,027	91,727

Total non-current liabilities		785,429	833,826

Current liabilities

Other provisions and accrued liabilities	25	85,012	87,066

Income tax liabilities	14	27,256	23,382

Current financial liabilities	26	93,711	183,314

Trade payables	27	651,401	638,547

Other financial liabilities	28	16,741	24,822

Non-financial contract liabilities	28	11,678	3,191

Advance payments received	28	1,530	1,924

Other non-financial liabilities	28	24,315	21,095

Total current liabilities		911,645	983,341

Total liabilities		1,697,073	1,817,167

Total equity and liabilities		3,279,304	3,537,881

Klöckner & Co SE Annual Report 2025	2

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Consolidated statement of cash flows

(€ thousand)	Notes	2025	2024

Net income		-53,386	-175,559

Result from discontinued operations		-	29,861

Income taxes	14	35,546	62,241

Financial result	13	47,144	61,910

Income from investments	12	1,565	1,607

Depreciation, amortization, reversal of impairment losses and impairment losses of non-current assets	16	120,690	129,021

Other non-cash income/expenses		-1,691	-209

Gain on disposal of non-current assets	8, 11	-9,444	-618

Change in net working capital

Inventories	17	-2,401	148,646

Trade receivables, contract assets, supplier bonus receivables	18	-58,707	78,184

Trade payables, contract liabilities, advance payments received	27, 28	123,839	-66,759

Change in other operating assets and liabilities		-21,083	-21,996

Interest paid	34	-54,696	-52,562

Interest received	34	725	944

Income taxes paid		-28,739	-40,303

Income taxes received		10,160	5,800

Cash flow from operating activities – continuing operations		109,520	160,209

Cash flow from operating activities – discontinued operations		-	-45,504

Cash flow from operating activities		109,520	114,705

(€ thousand)	Notes	2025	2024

Proceeds from the sale of non-current assets		107,006	2,802

Proceeds from/payments for the sale of consolidated companies		731	-

Proceeds from the sale of financial assets		4,963	397

Dividends received		912	107

Payments for intangible assets, property, plant and equipment		-111,941	-110,252

Payments for investments in consolidated subsidiaries		-5,303	-12,618

Payments for financial assets		-1,102	-1,605

Cash flow from investing activities – continuing operations		-4,734	-121,169

Cash flow from investing activities – discontinued operations		-	109,656

Cash flow from investing activities		-4,734	-11,512

Dividend payments to shareholders of Klöckner & Co SE		-19,950	-19,950

Dividend payments to non-controlling interests		-	-1,140

Payments for own investment Management Board members		-	-1,799

Disbursement for the acquisition of shares in consolidated subsidiaries		-1,314	-

Borrowings of financial liabilities	34	488,754	340,885

Repayment of financial liabilities	34	-587,190	-422,218

Repayment of lease liabilities	34	-35,354	-34,205

Proceeds from derivatives of financing activities	34	410	-1,206

Cash flow from financing activities – continuing operations		-154,644	-139,633

Cash flow from financing activities – discontinued operations		-	-2,753

Cash flow from financing activities		-154,644	-142,386

Changes in cash and cash equivalents		-49,857	-39,194

Effect of foreign exchange rates on cash and cash equivalents		-10,731	5,085

Cash and cash equivalents at the beginning of the period	20	120,793	154,903

Cash and cash equivalents at the end of the period		60,205	120,793

Cash and cash equivalents at the end of the reporting period as per statement of financial position		60,205	120,793

Please refer to the notes to the consolidated financial statements NOTE 34 – NOTES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Klöckner & Co SE Annual Report 2025	3

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Summary of changes in consolidated equity

				Accumulated other comprehensive income

(€ thousand)	Subscribed capital of Klöckner & Co SE	Capital reserves of Klöckner & Co SE	Retained earnings	Currency translation adjustments	Actuarial gains and losses (IAS 19)	Fair value adjustments of financial instruments	Equity attributable to the shareholders of Klöckner & Co SE	Non-controlling interests	Total

January 1, 2024	249,375	570,420	777,890	273,388	-118,779	-4,598	1,747,694	7,010	1,754,705

Other comprehensive income

Foreign currency translation	-	-	-	40,075	-	-	40,075	48	40,124

Gains/losses from cash flow hedges	-	-	-	-	-	-214	-214	-	-214

Financial assets measured at fair value through other comprehensive income	-	-	-	-	-	114	114	-	114

Actuarial gains and losses (IAS 19)	-	-	-	-	133,797	-	133,797	-7	133,790

Reclassification through profit and loss due to the sale of foreign subsidiaries	-	-	-	12,552	-	-	12,552	-	12,552

Deferred taxes recognized in other comprehensive income	-	-	-	-	-23,348	-	-23,348	2	-23,347

Other comprehensive income	-	-	-	52,627	110,449	-100	162,976	43	163,018

Net income	-	-	-176,702	-	-	-	-176,702	1,143	-175,559

Total comprehensive income	-	-	-176,702	52,627	110,449	-100	-13,727	1,186	-12,541

Change in non-controlling interests	-	-	-20	-	-	-	-20	-85	-105

Dividends	-	-	-19,950	-	-	-	-19,950	-1,140	-21,090

Share-based payments	-	-413	-	-	-	-	-413	-	-413

Gains/losses from hedges reclassified to inventories	-	-	-	-	-	158	158	-	158

Reclassification of actuarial losses within equity in accordance with IAS 19.122	-	-	-47,035	-	47,035	-	-	-	-

Balance as of December 31, 2024	249,375	570,007	534,183	326,015	38,705	-4,540	1,713,743	6,972	1,720,714

Klöckner & Co SE Annual Report 2025	4

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

				Accumulated other comprehensive income

(€ thousand)	Subscribed capital of Klöckner & Co SE	Capital reserves of Klöckner & Co SE	Retained earnings	Currency translation adjustments	Actuarial gains and losses (IAS 19)	Fair value adjustments of financial instruments	Equity attributable to the shareholders of Klöckner & Co SE	Non-controlling interests	Total

Balance as of January 1, 2025	249,375	570,007	534,183	326,015	38,705	-4,540	1,713,743	6,972	1,720,714

Other comprehensive income

Foreign currency translation	-	-	-	-92,600	-	-	-92,600	-	-92,600

Gains/losses from cash flow hedges	-	-	-	-	-	-1,981	-1,981	-	-1,981

Financial assets measured at fair value through other comprehensive income	-	-	-	-	-	-66	-66	-	-66

Actuarial gains and losses (IAS 19)	-	-	-	-	16,095	-	16,095	31	16,126

Reclassification through profit and loss due to the sale of foreign subsidiaries	-	-	-	19,625	-	-	19,625	-	19,625

Deferred taxes recognized in other comprehensive income	-	-	-	-	-4,088	-	-4,088	-7	-4,095

Other comprehensive income	-	-	-	-72,975	12,007	-2,047	-63,015	24	-62,991

Net income	-	-	-53,641	-	-	-	-53,641	255	-53,386

Total comprehensive income	-	-	-53,641	-72,975	12,007	-2,047	-116,656	278	-116,378

Change in non-controlling interests	-	-	-417	50	-	-	-366	-952	-1,318

Dividends	-	-	-19,950	-	-	-	-19,950	-	-19,950

Share-based payments	-	-1,386	-	-	-	-	-1,386	-	-1,386

Gains/losses from hedges reclassified to inventories	-	-	-	-	-	548	548	-	548

Reclassification of actuarial losses within equity in accordance with IAS 19.122	-	-	10	-	-10	-	-	-	-

Balance as of December 31, 2025	249,375	568,622	460,185	253,090	50,702	-6,040	1,575,933	6,298	1,582,231

Klöckner & Co SE Annual Report 2025	5

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Notes to the consolidated financial statements

of Klöckner & Co SE, Düsseldorf, as of December 31, 2025

1.	Company information

Klöckner & Co SE is a listed corporation whose registered domicile is Düsseldorf, Germany. It is entered in the commercial register of Düsseldorf Local Court under HRB 109982.

The consolidated financial statements of Klöckner & Co SE, as the ultimate parent company, and its subsidiaries (the Klöckner & Co Group) were authorized for submission to the Supervisory Board by resolution of the Management Board on March 4, 2026. The Supervisory Board’s responsibility is to examine the consolidated financial statements and to issue a statement as to whether it approves them.

2.	Basis of accounting

The consolidated financial statements as of December 31, 2025 have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU and with the additional requirements under Section 315e (1) of the German Commercial Code (Handelsgesetzbuch/HGB). All binding IFRS and the associated interpretations of the IFRS Interpretations Committee (IFRIC) as of December 31, 2025 have been applied.

The financial statements of the companies included in the consolidated financial statements, all of which have been prepared as of the reporting date of the consolidated financial statements, are based on uniform accounting policies.

The consolidated financial statements are prepared in euros. Unless otherwise indicated, all amounts are stated in thousands of euros (€ thousand). There may be discrepancies relative to the unrounded figures.

The consolidated financial statements were prepared on a historical cost basis with the exception of certain financial instruments, which are measured at fair value, and of the net defined benefit liability, which is measured at the present value of the defined benefit obligation less the fair value of plan assets.

3.	Basis of consolidation and consolidation methods

Basis of consolidation

The consolidated financial statements incorporate the financial statements of Klöckner & Co SE and the companies it controls (subsidiaries).

The financial statements of subsidiaries acquired or divested during the fiscal year are included in the consolidated financial statements from the date when control is obtained to the date when control is lost.

Intra-Group receivables, liabilities, balances, income and expenses are eliminated in consolidation. Deferred taxes are recognized for consolidation adjustments, and deferred tax assets and liabilities are offset against each other where they relate to taxes levied by the same taxation authority and to the same period.

The number of consolidated companies changed as follows during the year under review:

	2025	2024

Consolidated entities at the beginning of the fiscal year*)	42	55

+ Business combinations	3	1

– Divestments	-2	-13

– Spin-offs	1	-

– Mergers	-1	-1

– Liquidations	-	-

Consolidated entities at the end of the fiscal year*)	43	42

thereof domestic entities including Klöckner & Co SE	12	11

*) Including consolidated special-purpose entities.

Two subsidiaries that do not have a significant impact on the Group’s results of operations, financial position and net assets are not consolidated (2024: one subsidiary). A list of affiliated companies included in the consolidated financial statements is attached as an annex to the notes.

Klöckner & Co SE Annual Report 2025	6

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Special-purpose entities

One special-purpose entity exists in connection with the Group’s European asset-backed securitization program (ABS program). The interests in the special-purpose entity are held by an independent and privately owned service company that is responsible for accounting in the parent. The entity purchases merchandise receivables from the subsidiaries participating in the ABS program on contractually agreed terms, financing the purchases with conduit credits refinanced by commercial paper issues or loans granted by the banks involved. The rating required for the commercial paper is ensured by maintaining accounts receivable reserves and meeting performance indicators.

The extent to which this program is used depends on the amount of receivables and the monthly development of the cash flow requirements. This decision is the responsibility of Klöckner & Co SE.

Klöckner & Co SE is contractually responsible for payment execution, reporting, management of the purchased receivables, including credit management and collection of receivables in the special-purpose entity. In addition, Klöckner & Co SE determines the factor that a subsidiary is required to pay in order to cover all running costs of the special-purpose entity. The special-purpose entity is controlled by Klöckner & Co SE and is therefore included in the consolidated financial statements. It is subject to control due to the fact that the Group is exposed to variable returns from the special-purpose entity and is able to influence those returns with its control over the entity.

The companies participating in the program continue to be assigned responsibility by Klöckner & Co SE for collection and receivables management, and bear all related costs but receive corresponding remuneration. They also cover the running costs of the special-purpose entity.

For further information on the ABS program, see Note 18 (Trade receivables) and Note 26 (Financial liabilities).

4.	Acquisitions and disposals

The group structure changed in fiscal year 2025 as listed below as a result of acquisitions and disposals, with corresponding impacts on the presentation of the results of operations, financial position and net assets.

Acquisitions 2025

In March 2025, Kloeckner Metals Corporation, Wilmington, Delaware, USA, acquired Haley Tool & Stamping Inc., Tennessee, USA. With 18 employees, the company generated sales of around USD 2.6 million in 2024. Assets of USD 1.7 million and liabilities of USD 0.6 million were acquired with a purchase price of USD 1.5 million. This resulted in goodwill of USD 0.5 million. Through this acquisition, Klöckner & Co has expanded its processing capabilities in the USA with regard to stamping. The company was merged with its parent company in the month of the acquisition. The goodwill arising from the acquisition of Haley relates to expected synergies from integrating the company concerned into the existing service portfolio of the Kloeckner Metals Americas segment. The resulting goodwill is tested at the level of the CGU USA. The goodwill in the amount of USD 0.5 million (€0.4 million) in the USA CGU is deductible for tax purposes.

As of June 2, 2025, Kloeckner Metals Germany GmbH, Düsseldorf, Germany, acquired Ambo-Stahl-Gesellschaft Gerhard Sevenich GmbH & Co KG, Cologne, Germany, together with Ambo-Stahl Handelsgesellschaft mit beschränkter Haftung, Cologne, Germany (now Ambo Stahl GmbH), expanding its service portfolio in the area of highly wear-resistant steels and the defense sector. In addition to various machining processes, Ambo Stahl GmbH specializes in wear-resistant and high-tensile special steels, high-security and armor steel and generated sales of €7.0 million in the 2024/25 fiscal year with 23 employees. At a purchase price of €3.4 million and acquired assets of €5.4 million and liabilities of €0.8 million, the fair value of the acquired net assets exceeded the purchase price by €1.2 million, which was accounted for in profit or loss as a bargain purchase (“lucky buy”) gain. This positive negotiation outcome was achieved because the company was looking for a strategic partner to support its customers in building strong value chains to bolster Europe’s defense capabilities and infrastructure development through investment and sharing of expertise, and to lay a basis for future growth in the strategically increasingly important defense sector.

Debrunner Koenig Group, Switzerland, acquired Simfloc AG, Frauenkappelen, Switzerland, with the transaction closing as of June 2, 2025. Simfloc AG specializes in the assembly of pre-wall systems, cladding, flocking, fire protection and insulation. This makes the Debrunner Koenig Group the first full-service provider of building installations in Switzerland. In 2024, the company generated sales of CHF 1.7 million with 17 employees. The consideration amounted to €0.7 million. The payment of a partial amount of CHF 250 thousand (€266 thousand) is based on contractually agreed earnings targets for the years 2025 to 2028. The buyer will receive a maximum of CHF 62.5 thousand (€66 thousand) per year if the targets are fully achieved, a proportionately smaller amount provided that a specified lower limit is exceeded, and otherwise no payment. In the preliminary purchase price allocation, the acquired assets amounted to €1.5 million and the liabilities to €0.7 million.

Klöckner & Co SE Annual Report 2025	7

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

The acquisition date fair values of the acquired assets and liabilities of the companies acquired in 2025 are shown in the following table:

(€ thousand)	Haley	Ambo Stahl	Simfloc	Total impact

Assets

Other intangible assets	-	425	717	1,142

thereof customer relationships	-	-	717	717

thereof software	-	8	-	8

Property, plant and equipment	732	1,675	93	2,499

Inventories	281	2,266	257	2,804

Trade receivables	582	858	347	1,788

Other current assets	-	234	26	260

Cash and cash equivalents	28	57	23	108

Total assets acquired	1,623	5,515	1,463	8,600

Liabilities

Pension provisions	-	-	49	49

Non-current financial liabilities	-	78	175	253

Deferred tax liabilities	173	-	154	327

Other non-current liabilities	-	17	-	17

Other current provisions and accrued liabilities	2	131	28	160

Trade payables	415	254	164	833

Current financial liabilities	-	143	-	143

Other current liabilities	22	215	164	401

Total liabilities assumed	612	838	734	2,184

Net assets acquired	1,011	4,677	729	6,417

Consideration	1,452	3,337	729	5,518

Goodwill	441	-	-	441

Negative goodwill	-	1,340	-	1,340

Consideration settled in cash and cash equivalents	1,452	3,337	463	5,252

Consideration/ deferred purchase price	-	-	266	266

No significant uncollectible receivables were taken over in the acquisitions.

Klöckner & Co SE Annual Report 2025	8

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

The acquired companies have contributed as follows to net income since the acquisition date:

(€ thousand)	Haley	Ambo Stahl	Simfloc	Total impact

Contribution to revenue since initial consolidation	1,697	3,905	1,298	6,900

Contribution to net income since initial consolidation	-1,447	-555	-91	-2,093

Gross carrying amounts of contractual trade receivables	582	868	347	1,757

Transaction costs (other operating expenses)	77	308	91	-476

Had the acquisitions been included in the consolidated financial statements from the beginning of the fiscal year, Group sales would have been €6,384 million and net income would have been a negative €54 million. In determining these figures, management assumed that the fair values determined at the acquisition date would also have applied in the case of an acquisition on January 1, 2025.

Divestments, mergers and liquidations 2025

Effective March 31, 2025, Klöckner & Co SE sold its interests in Kloeckner Metals Brasil Ltda, São Paulo, Brazil, from the Kloeckner Metals Americas segment. Assets of €9 million and liabilities of €10 million were transferred in this connection. The company contributed €5 million, or around 0.08%, to consolidated sales in 2025. Even without the exchange rate-related loss of €19.4m on disposal, its share of operating net income in 2025 was a negative €1.4 million due to the difficult economic environment in Brazil.

Kloeckner Metals Service Center de Mexico S. de R.L. de C.V., Monterrey, Mexico, sold its interest in Naflex, S. de R.L. de C.V., San Nicolas de los Garza, Mexico, effective December 19, 2025. Assets of €2 million and liabilities of €0.3 million were transferred in this connection. The company’s sales in fiscal year 2025 amounted to €3.8 million, or 0.06% of consolidated revenue, with a contribution of €0.5 million to operating income.

The loss on disposal is as follows:

(€ thousand)	Brazil	Naflex	Jan. 1 – Dec. 31, 2025

Consideration paid = remuneration (cash)	-693	1,505	811

Carrying amount of net assets sold	-1,107	1,747	640

Gain on disposal before tax and reclassification of currency translation reserve	445	-242	203

Reclassification of currency translation reserve	-19,568	-56	-19,625

Transaction costs	-250	-47	-297

Loss on disposal after income taxes	-19,374	-345	-19,719

As part of the Group’s Focus on higher value-added business and the service center business, the decision was made early in the second half-year to sell seven US distribution sites. Under an asset deal signed on September 28, 2025, the US subsidiary Kloeckner Metals Corporation in the Kloeckner Metals Americas segment sold seven distribution sites to Russel Metals (USA) Inc., USA. As they were classified as a disposal group under IFRS 5, the carrying amounts of the assets were remeasured in accordance with IAS 36. This did not result in any change in the carrying amounts. As of September 30, 2025, the assets and liabilities of the disposal group were presented as assets and liabilities held for sale. The sales process was closed December 31, 2025. In connection with the preliminary determination of the purchase price at the time of closing, the buyer paid Klöckner & Co a preliminary purchase price (consideration paid) of USD 102 million (€87 million). As the final determination of the individual purchase price components under the purchase agreement has not yet been completed, the purchase price remains subject to change. The preliminary purchase price based on the current status of negotiation is USD 95 million (€81 million), resulting in an amount of USD 7 million (€6 million) being recognized as a liability as of December 31, 2025 for repayment to the acquirer within 90 days of the closing date. Assets of USD 128 million (€109 million) and liabilities of USD 62 million (€53 million) were transferred, resulting in net assets of USD 66 million (€56 million) and gross disposal proceeds of USD 29 million (€25 million). Taking into account transaction costs of USD 4 million (€3 million), the net disposal gain was USD 25 million (€23 million).

In addition to the sale of the disposal group, a distribution site in the USA was sold to Service Steel Warehouse, Houston, USA, for a sale price (consideration paid) of USD 10 million (€9 million). Taking into account asset disposals of USD 7 million, the gross sales proceeds were USD 3 million (€3 million), or USD 2.5 million (€2 million) after transaction costs.

Klöckner & Co SE Annual Report 2025	9

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

5.	Significant accounting policies

Currency translation

Transactions in foreign currency are translated at the transaction date exchange rate. Monetary items are translated at the reporting date exchange rate. Translation differences arising on the measurement of monetary assets (except exchange differences on net investments) or of monetary liabilities are recognized, regardless of any hedging, in profit or loss as part of other operating income or expenses.

In accordance with the functional currency approach, the annual financial statements of foreign Group companies prepared in foreign currency are translated into euros by the modified current rate method. All subsidiaries conduct their business independently in their domestic markets. As such, the functional currency is generally the local currency with the exception of the Mexican subgroup, whose functional currency is the US dollar. The assets and liabilities of subsidiaries are translated at the reporting date closing exchange rate. Income and expenses are translated at the transaction date exchange rate, approximated as the average exchange rate for the reporting period. All translation differences are recognized in other comprehensive income and are not recognized in profit or loss until the period of a subsidiary’s disposal.

The exchange rates for the Group’s main currencies changed as follows:

	Closing rate		Average rate

€1 =	December 31, 2025	December 31, 2024	Jan. 1 – Dec. 31 2025	Jan. 1 – Dec. 31 2024

Swiss Franc (CHF)	0.9314	0.9412	0.9370	0.9526

US Dollar (USD)	1.1750	1.0389	1.1300	1.0824

Impairments

The Group assesses at each reporting date whether there is any indication that intangible assets or property, plant and equipment may be impaired. If there is an indication that an asset may be impaired, its recoverable amount is measured in order to determine the size of any impairment loss to be recognized. The recoverable amount is the greater of fair value less costs of disposal and value in use. In the event that a recoverable amount for the specific asset cannot be estimated, the recoverable amount is determined for the cash-generating unit (CGU) to which the asset belongs. If an impairment loss recognized in prior periods for an asset other than goodwill no longer exists or has decreased, the carrying amount of the asset or cash-generating unit is increased through profit or loss to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or cash-generating unit in prior years.

Goodwill arising in business combinations is tested for impairment at least annually. The impairment test is performed at the level of the CGU to which the goodwill has been assigned. In the Klöckner & Co Group, the USA, Mexico and Switzerland CGUs have a goodwill asset. Goodwill is tested for impairment as of December 31 of the fiscal year or whenever there is an indication that it may be impaired. If the carrying amount exceeds the recoverable amount, a goodwill impairment is recognized in the amount of the difference and cannot be reversed in subsequent periods.

The recoverable amount is the greater of fair value less costs of disposal and value in use. Value in use is the present value of the future cash flows expected to be derived from an asset or CGU. Value in use and fair value less costs of disposal are determined using a DCF approach. The estimated cash flows are based on the Company’s current four-year business plan and management’s estimates for each business unit. The cost of capital used reflects the risk specific to the underlying business and the country in which the business operates. The interest rates are based among other things on a peer group analysis. The composition of the peer group is regularly reviewed and modified as necessary.

For CGUs whose recoverable amount is less than their carrying amount, fair values are determined at the level of individual assets. Detailed information is provided in NOTE 16 A) (INTANGIBLE ASSETS) and 16 B) (PROPERTY, PLANT AND EQUIPMENT). Depending on future changes in those fair values, additional impairment losses and impairment reversals cannot be ruled out.

Impairment losses are presented separately in the income statement under depreciation and amortization.

Klöckner & Co SE Annual Report 2025	10

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Government grants and government assistance

Grants are recognized in profit or loss over the periods in which the related costs are recognized in expense.

Government grants related to assets – mainly property, plant and equipment – are deducted from the cost of the asset.

Government grants that become receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support with no future related costs are recognized in profit or loss as other operating income in the period in which they become receivable for the Group.

Presentation of the consolidated statement of financial position and consolidated statement of income

Individual items have been combined in the consolidated statement of financial position and the consolidated statement of income; further information is provided separately in these Notes. Assets and liabilities expected to be realized or settled within one year are classified as current.

The consolidated statement of income is prepared according to the nature of expense method.

Estimates, judgments and assumptions

The preparation of the consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual amounts may differ from these estimates.

The estimates and the underlying assumptions are reviewed on an ongoing basis. Changes in estimates are recognized in the period of the change if the change affects that period only. If more than one period is affected, the change is reflected in the period of the revision and subsequent periods.

Material judgments, estimates and assumptions are required in the following areas:

Note

Judgments

– Determination of scope of consolidation in relation to special-purpose entities, where there is no majority of voting rights or capital	3

– Assessment of intangible assets and property, plant and equipment for triggering events for an impairment	16 (a), (b), (c), (d)

Estimates and assumptions

– Measurement of intangible assets and property, plant and equipment acquired in a business combination within the meaning of IFRS 3	4

– Determination of the fair values or expected sales proceeds of a disposal group of discontinued operations in accordance with IFRS 5	16 (b), 21

– Measurement of the net realizable value for inventories	17

– Estimates, made in impairment testing, of expected useful lives, assumptions about macroeconomic conditions and industry trends and estimates on which the determination of the recoverable amount was based	16

– Recognition and measurement of tax receivables related to the assessment of whether sufficient taxable income is available	14

– Assumptions regarding discount rates, mortality rates and, where applicable, expected returns on plan assets for the measurement of provision for pensions and similar obligations	24

– Recognition and measurement of other provisions and contingent liabilities	25

Accounting effects of climate change

During the reporting year, we have taken account of the impacts of climate change and the associated decarbonization and sustainability transformation of the steel industry in relation to our Company and our net assets, financial position and results of operations. Potential impacts were included in the assessment in the course of preparation of the consolidated financial statements, in particular with regard to assumptions, judgments and estimates concerning future developments affecting the Klöckner & Co Group and its environment. From today’s perspective, future developments and impacts on the development of the business – such as recurrent floods and natural disasters as a result of global climate change – are subject to a high degree of uncertainty.

As part of our Group strategy, we are working as a pioneer of a sustainable steel industry to establish innovative business models by creating a comprehensive portfolio of sustainable solutions. Our sustainability strategy includes the reduction of directly controllable emissions to net zero by 2040 and the almost complete elimination of Scope 3 emissions by 2050. Our net zero carbon targets have been recognized by the Science Based Targets initiative (SBTi) as science-based targets in the standard validation process.

Klöckner & Co SE Annual Report 2025	11

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

In the Nexigen® brand, Klöckner & Co has created a strategic framework as a global metal processor to exploit future opportunities arising from the decarbonization of the steel industry and to further expand the portfolio of sustainable CO2-reduced products and services. We expect in general that Nexigen® will lead to sales growth. Due to the fact that the development of new technologies cannot be forecast and lies beyond Klöckner & Co’s control, and due to regulatory requirements and cost increases such as carbon pricing in relation to conventional technologies, Nexigen® products currently account for only a minor share of sales.

Furthermore, as a share of total operating expenses for 2025, expenses for the sustainability transformation are not material in relation to total capital expenditure and therefore have no material impact on the net assets, financial position and results of operations of Klöckner & Co.

Further information on the accounting consideration of climate-related aspects and on their influence on the estimates and assumptions made in preparation of the financial statements can be found in particular in the additional explanations in the notes to the consolidated financial statements under Notes 6 (SPECIAL ITEMS AFFECTING THE RESULTS), 7 (SALES), 8 (OTHER OPERATING INCOME), 10 (PERSONNEL EXPENSES), 11 (OTHER OPERATING EXPENSES), 16 (INTANGIBLE ASSETS AND PROPERTY, PLANT AND EQUIPMENT) and 19 (OTHER FINANCIAL AND NON-FINANCIAL ASSETS).

In this connection, Klöckner & Co keeps an attentive watch on legislation relating to climate change.

Impact of the introduction of global minimum taxation

In December 2021, the OECD published guidelines for a new global minimum tax framework. The EU member states agreed on an EU directive to implement this in December 2022. In Germany, the global minimum taxation rules came into effect by way of the Minimum Tax Act on December 28, 2023. Under this act, the Klöckner & Co Group is subject to the German global minimum taxation rules starting in fiscal year 2024. On the basis of the calculation performed for all country units in 2025, there is no tax burden from the global minimum taxation rules.

New accounting standards and interpretations

The following standards were applied for the first time in fiscal year 2025:

Standard/Interpretation

Amendments to IAS 21 – Lack of Exchangeability

Application of the amendments had no material impact on the consolidated financial statements of Klöckner & Co SE.

The table below lists the published standards and interpretations not yet applied in the Klöckner & Co Group:

Standard/Interpretation	Mandatory application

Endorsed by the EU until authorization date for issuance

Annual improvement project – Improvements to IFRS 1, IFRS 7, IFRS 9, IFRS 10 and IAS 7	2026

Amendments to IFRS 9 and IFRS 7 – Classification and Measurement of Financial Instruments	2026

IFRS 18 – Presentation and Disclosure in Financial Statements	2027

EU endorsement outstanding

IFRS 19 – Subsidiaries without Public Accountability: Disclosures	2027

Amendments to IFRS 19	2027

Early application of these standards is permitted but not planned. The Group currently expects that – except for the introduction of IFRS 18 – the application of the new standards, interpretations and amendments will have no material effects on the consolidated financial statements.

IFRS 18 will replace IAS 1 in the future and introduces new requirements that are intended to improve comparability of financial performance between similar entities and provide more relevant information to users of financial statements. Although IFRS 18 will not have an impact on the recognition or measurement of items in the financial statements, it will have a significant impact on the structure of and presentation in the income statement. This relates in particular to the division of the income statement into operating, investment and financing-related income and expenses. In addition, the standard introduces two mandatory subtotals, “operating profit or loss” and “profit or loss before financing and income taxes”. The income statement items “earnings before taxes” and “profit or loss from discontinued operations” remain unchanged. Further changes relate to the structure of the cash flow statement. The option to report interest received and paid in cash flow from operating activities has been removed here. In the future, this will be reported in cash flow from investing activities. Additionally, the notes must include additional disclosures, such as a quantitative and qualitative reconciliation of changes under IFRS 18. There is also a requirement for information on management-defined performance measures (MPMs).

The Group will apply the new standard from January 1, 2027 when its application becomes mandatory. Due to retrospective application, the comparative information for 2026 will also be restated in accordance with IFRS 18. In fiscal year 2025, we assessed the effects of IFRS 18 based on the figures for 2024. The assessment of activities required by the standard did not identify investing in assets or providing financing to customers as a (specified) main business activity for Klöckner. Based on the assessments made, and with no change in business activities, we expect a moderate net result in the financing category (low single-digit millions). For the financing category, we expect a similar amount to those previously reported as finance expenses.

We have begun but not completed an assessment of our current key performance indicators for whether they qualify as MPMs. Future changes to the current key performance indicators (EBIT, EBITDA and EBITDA before special effects) cannot be ruled out.

The project to implement IFRS 18 will be continued in fiscal year 2026.

Klöckner & Co SE Annual Report 2025	12

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Non-current assets held for sale, disposal groups and discontinued operations

An individual non-current asset is classified as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use. Assets and liabilities are presented as a disposal group if they are to be sold or otherwise disposed of as a group in a single transaction and collectively meet the criteria specified in IFRS 5 Non-current Assets held for Sale and Discontinued Operations. The assets and liabilities of a disposal group are presented separately in the statement of financial position under “Assets held for sale” and “Liabilities directly associated with assets classified as held for sale.” A disposal group is classified as a discontinued operation if the components of the disposal group represent a separate major line of business or geographical area of operations that is part of a single coordinated plan to dispose of such a line of business or area of operations. The profit or loss of discontinued operations is recognized in the period in which it arises and is presented separately in the income statement under “Discontinued operations (after taxes).”

A disposal group is first measured with its assets in accordance with the relevant IFRS standards. However, individual assets in the disposal group cease to be depreciated or amortized. The resulting carrying amount of the group is then compared with its fair value less costs to sell in order to determine the lower amount for measurement. Impairment losses due to first-time classification as assets held for sale are recognized in profit or loss, as are subsequent impairment losses and impairment reversals.

In the Klöckner & Co Group, the France, United Kingdom, the Netherlands and Belgium CGUs are classified as discontinued operations as a disposal group with effect from December 1, 2023 (see also Note 21 for further information). The disposals were successfully completed with a closing date in first quarter of 2024. The effective date of disposal was February 29, 2024.

In the income statement, the results of the components of this disposal group are presented under discontinued operations. In the statement of cash flows, the cash flows from discontinued operations are presented separately from the cash flows from continuing operations and the prior-period figures have been restated accordingly.

Klöckner & Co SE Annual Report 2025	13

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Notes to the consolidated statement of income

6.	Special items affecting the results

Comparability between the fiscal year 2025 results and the prior year is impacted by the following special effects:

(€ thousand)	2025	2024
Restructuring income and other material special effects
– Gains on site sales/closures (after deducting transaction costs)	25,815	0
– Insurance reimbursement income related to hurricane Helene	907	6,315
– Gains on the sale of real estate	-	978
	26,722	7,293
Restructuring expenses and other material special effects
– Losses on sales of subsidiaries and site closures	-24,066	-
– Restructuring consulting	-7,192	-
– Personnel expenses	-7,055	-6,627
– One-off expenses for takeover offer	-4,908	-
– Restructuring-related inventory write-downs	-2,675	-13,680
– Other restructuring expenses	-637	-6,789
– Damages related to hurricane Helene	-	-7,387
	-46,532	-34,483
EBITDA impact	-19,810	-27,191
EBT impact	-19,810	-27,191

2025

Restructuring income and other material special effects

Restructuring income includes €25.8 million in income from the sale of eight sites in the Americas segment and the closure of a site in Germany.

A further €0.9 million in insurance income was received in the fiscal year from the settlement of an insurance claim due to a hurricane in 2024.

Restructuring expenses and other material special effects

Of the €24.1 million in losses from the sale of subsidiaries and site closures, €19.4 million related to the deconsolidation of Kloeckner Metals Brasil Ltda. in São Paulo, Brazil (€19.6 million of which was exchange rate losses), €0.3 million to the deconsolidation of Naflex, S. de R.L. de C.V. in San Nicolás de los Garza, Mexico, and €2.3 million to two sites in the Kloeckner Metals Americas segment (USA) and one site in the Kloeckner Metals Europe segment (Germany).

The restructuring programs in the Kloeckner Metals Europe segment resulted in €16.9 million in expenses for consulting, personnel measures, and inventory write-downs.

The one-time expenses of €4.9 million incurred in connection with the takeover offer from Worthington Steel include €1.2 million in transaction costs for consulting services. An additional €3.6 million relates to expenses for share-based payments resulting from gains in the share price following rumors of a potential public takeover bid by Worthington Steel between December 6, 2025 and December 31, 2025.

2024

Impacts of environmental disasters

The Kloeckner Metals Americas segment was affected by several hurricanes in fiscal year 2024, one of which severely damaged a site. The resulting losses amount to €7 million in the fiscal year, offset by insurance recoveries of €6 million.

Restructuring expenses and other material special effects

Planned restructuring in the Kloeckner Metals Americas and the Kloeckner Metals Europe segment resulted in income from sales of real estate of €1 million, personnel-related site closure expenses of €7 million and other restructuring expenses of €7 million. In addition, there were inventory write-downs of €14 million in fiscal year 2024.

Financial reporting impact of geopolitical uncertainties and risks

There has been no change with regard to the uncertainties in assessing the impact on current business performance – including the earnings prospects – of numerous geopolitical and trade conflicts. These include the Russian war of aggression against Ukraine, various armed conflicts in the Middle East, increasing global export restrictions and the effects of US trade and tariff policy. Klöckner & Co has no business activities of its own in Ukraine, Russia or the Middle East crisis region. Furthermore, the sales and procurement markets in these countries have no relevance for Klöckner & Co and no material sales are generated or material purchases made there. The Klöckner & Co. Group’s business model is based on buying and selling goods and services within the same region, i.e. within locally delimited markets (local for local). Higher value-added processing services are also provided for customers as a rule at the applicable regional country organizations. This business model means that the imposed tariffs tend not to have a direct impact on our business or our accounting. However, the imposed tariffs and hostilities have had impacts on the macroeconomic environment that have indirectly affected the development of demand and prices in the sales markets relevant to us and therefore our Group sales. Additionally, tariffs on material imports into the US at the start of fiscal year 2025 limited the available supply, resulting in increased demand in the Kloeckner Metals Americas segment, especially during the first half of the year. However, increasing uncertainty as the year progressed had a negative impact on the market

Klöckner & Co SE Annual Report 2025	14

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

environment and led to a slight correction in price levels. In Europe, with the general market environment hit by geopolitical and trade conflicts, shipments followed a negative trend. Due to the depletion of inventories written down in the prior year, inventory write-downs in accordance with IAS 2 were down €7 million as of December 31, 2025 (please refer to NOTE 17 – INVENTORIES to the consolidated financial statements). If the general economic situation changes in future periods, demand and hence price movements may result in inventory write-downs or the reversal of previous inventory write-downs.

From today’s perspective, future developments and their impacts on the development of the business are subject to a high degree of uncertainty that may affect various aspects of our financial reporting (such as currency translation and the discount rate for the measurement of pension obligations). This relates, for example, to further protectionist measures such as changes in tariffs or export restrictions, an impending or prolonged recession, skills shortages in industrialized countries, the risk of instability in the financial sector or of individual bank failures, changes in key interest rates, exchange rate fluctuations, continued high energy, material and commodity prices or supply chain disruptions.

Partly in light of this, for the notes to the financial statements, we have conducted impairment tests on critical assets comprising goodwill, INTANGIBLE ASSETS AND PROPERTY, PLANT AND EQUIPMENT (NOTE 16), DEFERRED TAX ASSETS (NOTE 14) and TRADE RECEIVABLES AND CONTRACT ASSETS (NOTE 18). Please also refer in this connection to our explanatory notes on FINANCIAL RISK MANAGEMENT (NOTE 31) and in addition to the commentary on the RESULTS OF OPERATIONS, FINANCIAL POSITION AND NET ASSETS in the Management Report.

7.	Sales

Accounting policies

Revenue from sales of goods are recognized when control has transferred to the buyer. This mostly coincides with the delivery date. Revenues from contracts with customers are only recognized otherwise than at the time of delivery if the buyer already has control before delivery or if control transfers over time. Sales are reported net of allowances such as commissions, trade discounts and rebates, which are determined by estimation if necessary.

The Klöckner & Co Group operates in the distribution business, the steel service center business and higher value-added business.

Distribution business generally consists of selling material, with little or no processing, to customers out of a stockyard and deliveries in consignment stock on customer premises. Revenue from such transactions is recognized on delivery or collection of the goods.

Steel service center sales primarily entail the processing of coil into various sheet metal products.

Higher value-added business is characterized by goods that have higher margins due to the nature of the product (including aluminum and stainless steel) or that undergo extensive processing prior to delivery to the customer. Such processing is carried out, for example, in multiple processing steps including laser cutting and welding, sawing and drilling. Revenue from such transactions is recognized on delivery of the processed goods to a customer. This category also includes sales of technical products in Switzerland.

Payment terms vary from customer to customer. Frequent payment terms are 30 days net, 60 days net and the 15th of the month following delivery.

Klöckner & Co SE Annual Report 2025	15

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

The Group’s external sales are broken down by region (customer headquarters) as follows:

2025

(€ thousand)	Kloeckner Metals Americas	Kloeckner Metals Europe	Total

Germany	-	1,126,395	1,126,395

EU excluding Germany	-	386,315	386,315

Switzerland	-	1,036,685	1,036,685

Rest of Europe	-	12,721	12,721

USA	3,160,633	8,408	3,169,041

Rest of North America	-	104	104

Mexico	565,932	303	566,235

Rest of Central and South America	5,148	9,698	14,846

Asia/Australia	-	65,869	65,869

Africa	-	1,944	1,944

Sales	3,731,713	2,648,441	6,380,154

2024

(€ thousand)	Kloeckner Metals Americas	Kloeckner Metals Europe	Total

Germany	-	1,257,775	1,257,775

EU excluding Germany	-	369,033	369,033

Switzerland	-	1,033,022	1,033,022

Rest of Europe	-	12,391	12,391

USA	3,302,257	725	3,302,983

Mexico	582,469	77	582,546

Rest of Central and South America	32,422	13,412	45,834

Asia/Australia	-	28,611	28,611

Sales	3,917,148	2,715,045	6,632,193

The Group’s sales by type of business are as follows:

2025

(€ thousand)	Kloeckner Metals Americas	Kloeckner Metals Europe	Total

Higher value-added business	980,476	1,670,297	2,650,773

Service center business	1,978,227	531,822	2,510,049

Distribution business	773,010	446,322	1,219,332

External sales	3,731,713	2,648,441	6,380,154

2024

(€ thousand)	Kloeckner Metals Americas	Kloeckner Metals Europe	Total

Higher value-added business	1,018,225	1,649,798	2,668,023

Service center business	2,114,461	576,356	2,690,817

Distribution business	784,463	488,891	1,273,354

External sales	3,917,148	2,715,045	6,632,193

Sales include taxonomy-eligible sales of €21 million (2024: €4 million), mainly from the sale of steel scrap for reuse and recycling. Taxonomy-eligible sales are sales that are eligible to be classified as environmentally sustainable under the rules of the EU Taxonomy. Detailed information on this topic is provided in the SUSTAINABILITY REPORTING.

Klöckner & Co SE Annual Report 2025	16

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

8.	Other operating income

(€ thousand)	2025	2024

Income from asset disposals

– Non-current assets held for sale (special effect)	29,131	-

– Intangible assets and property, plant and equipment (special effect)	604	978

– Intangible assets and property, plant and equipment	388	1,930

Foreign currency exchange gains	6,091	4,979

Income from amounts charged on for IT services to sold business activities	4,989	8,470

Income from acquisitions (excess of acquired net assets over acquisition costs – negative goodwill = lucky buy)	1,340	-

Income from Hurricane Helene insurance payouts (special effect)	907	6,315

Indemnification payments received	197	246

Income from the sale of IP addresses	-	2,303

Other income	13,498	12,309

Other operating income	57,145	37,530

The income from the disposal of non-current assets held for sale relates to the sale of eight warehouse sites in the US (see NOTE 4 (ACQUISITIONS AND DISPOSALS) in the notes to the consolidated financial statements).

A number of hurricanes caused significant damage at sites in the Kloeckner Metals Americas segment in fiscal year 2024, which was largely covered by insurance reimbursements. Further reimbursements were received in fiscal year 2025. Further information is included in NOTE 6 (SPECIAL ITEMS AFFECTING THE RESULTS) in the notes to the consolidated financial statements.

9.	Cost of materials

(€ thousand)	2025	2024

Cost of materials, supplies and purchased merchandise	5,177,724	5,475,239

Cost of purchased services	2,855	2,481

Cost of materials	5,180,578	5,477,720
10.	Personnel expenses

(€ thousand)	2025	2024

Wages and salaries	472,788	448,185

Social security contributions (including welfare benefits)	86,087	79,405

Retirement benefit cost	22,749	8,252

Restructuring expenses/income (special effect)	8,237	6,627

One-off expenses for takeover offer (special effect)	3,654	-

Personnel expenses	593,514	542,469

On a currency-adjusted basis, personnel expenses in fiscal year 2025 amount to €604 million, compared to €542 million in the prior year, and show an increase by 11.3%, mainly due to higher wage and salary expenses and pension expenses. In addition, personnel expenses include one-off effects from restructuring expenses in the amount of €8 million (prior year: €7 million) and one-off expenses for share-based payments resulting from the share price increases following the rumors of the takeover offer by Worthington Steel on December 6, 2025, amounting to €4 million.

Wages and salaries include €0.3 million (2024: €0.9 million) in climate-related variable remuneration components for management, including the Management Board, that are measured on the basis of the reduction in CO2e emissions (Scope 1 and Scope 2 emissions) relative to the 2023 base year. Further information and explanatory notes on the targets for variable remuneration can be found in our remuneration report.

The average number of employees in the Klöckner & Co Group pursuant to Section 314 (1) 4 of the German Commercial Code (HGB) was as follows in the reporting year:

	2025	2024

Salaried employees	3,845	3,894

Wage earners	2,515	2,389

Apprentices	157	157

Employees	6,517	6,440

Klöckner & Co SE Annual Report 2025	17

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

11.	Other operating expenses

(€ thousand)	2025	2024

Forwarding cost	172,171	169,030

Third-party services	102,285	104,320

Fuels	51,896	49,382

Repairs, maintenance and other expenses for plant and buildings	51,634	53,240

Restructuring-related expenses from the disposal of consolidated subsidiaries (special effect)	19,422	-

Audit fees and consulting	18,221	22,316

Other restructuring expenses (special effect)	16,565	6,789

Other taxes	14,519	13,866

Other insurance	14,096	12,960

Travel expenses	13,392	13,681

Advertising and representation expenses	6,395	7,114

Postal charges and telecommunication	6,336	6,789

Foreign currency exchange losses	6,226	6,922

Credit insurance	1,623	1,688

Bad debt expenses	1,034	1,807

Losses from the disposal of property, plant and equipment/Hurricane Helene (special effect)	-	7,387

Other expenses	20,927	21,437

Other operating expenses	516,743	498,726

The other expenses mainly relate to fringe benefits, office supplies, incidental bank charges and membership fees. In addition, in the prior year, they include exceptional losses on the disposal of property, plant and equipment and current assets destroyed as a result of hurricane damage in the United States. The damage was largely covered by reimbursements from our insurance (please refer to NOTE 6 (SPECIAL ITEMS AFFECTING THE RESULTS) and NOTE 8 (OTHER OPERATING INCOME)).

12.	Income from investments

Accounting policies

Dividends are recognized when the right to receive payment is legally established.

Income from investments comprises dividends and measurement gains/losses on unconsolidated affiliated companies and other investments and breaks down as follows:

(€ thousand)	2025	2024

Dividends	912	107

Fair value changes from the measurement of equity instruments	-2,477	-1,714

Income from investments	-1,565	-1,607

The changes in fair value from the measurement of equity instruments relate to investment by kloeckner.v GmbH in various venture capital companies.

13.	Financial result

Accounting policies

Interest income is recognized pro rata temporis based on the outstanding principal amount and the applicable interest rate using the effective interest method.

(€ thousand)	2025	2024

Interest income	3,413	953

Interest income from change in pension provisions	3,365	1,360

Finance income	6,778	2,313

Interest and similar expenses	-46,278	-58,774

Interest cost for leases	-6,672	-4,731

Expense from unwinding of discount on pension obligations	-973	-718

Finance expenses	-53,923	-64,223

Financial result	-47,144	-61,910

The financial result includes net interest expenses of €42,843 thousand (2024: €57,818 thousand), which were calculated and recognized using the effective interest method.

The decrease in interest and similar expenses is due to lower interest rates than in the prior year.

Klöckner & Co SE Annual Report 2025	18

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

14.	Income taxes

Accounting policies

Income tax expense is the sum total of current and deferred tax expenses.

Current tax expense is calculated on the basis of taxable income for the fiscal year. Tax liabilities are measured at the amount for which payment to the taxation authorities is expected. The liabilities are measured at the tax rates that have been enacted by the reporting date.

Deferred taxes are calculated using the balance sheet liability method. They result from differences between the carrying amounts of assets and liabilities in the consolidated statement of financial position and their tax base (temporary differences) and from consolidation entries. No deferred taxes are recognized for goodwill on initial consolidation. Deferred taxes are measured based on tax rates that have been enacted or substantively enacted by the end of the reporting period.

A deferred tax asset is also recognized for the carryforward of unused tax losses to the extent that it is probable that future taxable profits will be available against which the unused tax losses can be utilized.

The carrying amount of a deferred tax asset is reviewed at each reporting date and is reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow part or all of deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each balance sheet date and a previously unrecognized deferred tax asset is recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

The measurement of deferred tax assets and deferred tax liabilities reflects the tax consequences that would follow from the manner in which the Klöckner & Co Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and deferred tax liabilities are offset if there is a legally enforceable right to set off and they relate to income taxes levied by the same taxation authority and current tax assets and tax liabilities are intended to be settled on a net basis.

Current and deferred taxes are recognized in profit or loss unless they relate to items that are recognized directly in equity or in other comprehensive income. In such cases, they are also charged or credited to equity or other comprehensive income.

Income taxes in the income statement

Income tax income/expense for the Klöckner & Co Group is as follows:

(€ thousand)	2025	2024

Current income tax expense (+)/benefit (–)	35,056	27,653

thereof related to prior periods	2,081	-5,019

thereof related to current period	32,975	32,672

Domestic	1,512	1

Foreign	33,544	27,652

Deferred tax expense (+)/benefit (–)	490	34,588

thereof related to temporary differences	-4,709	4,199

thereof related to loss carry forwards	5,199	30,389

Domestic	4,273	37,718

Foreign	-3,783	-3,130

Income tax expense (+)/benefit (–)	35,546	62,241

The combined income tax rate is 31.6% (2024: 31.9%), comprising corporate income tax (including solidarity surcharge) of 15.8% and trade tax for Klöckner & Co of 15.8%. Foreign tax rates vary between 9.0% and 34.0%.

The Company incurred current income tax of €35,056 thousand for the reporting year (2024: €27,653 thousand). It should be noted, however, that cross-border offsetting of tax profits and tax losses is not permitted. In particular, tax losses in individual countries cannot be offset against tax profits in other countries.

The Group operates in numerous different countries. Its income is therefore subject to various tax jurisdictions. Tax receivables, tax liabilities, temporary differences, tax loss carryforwards and the resulting deferred taxes must be determined separately for each taxable entity. Management is required to make estimates in calculating current and deferred taxes. Deferred tax assets can only be recognized to the extent that their realization is probable. The realization of deferred taxes notably depends on sufficient taxable income being available for the type of tax and tax jurisdiction concerned. Various factors must be taken into consideration when gauging the probability of the future flow of economic benefits, such as historical earnings, budgets, loss carryforward restrictions and tax planning strategies. The recognition of deferred taxes is assessed once again at each reporting date.

Klöckner & Co SE Annual Report 2025	19

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

IFRIC 23 clarifies the application of the recognition and measurement rules in IAS 12 in the event of uncertainty about the income tax treatment. Recognition and measurement require estimates and assumptions about such questions as to whether uncertain tax treatments are considered separately or together, whether the most likely value or the expected value method is used to resolve the uncertainty and whether there have been changes relative to the prior period. Detection risk is immaterial to the accounting of uncertain financial statement items. They are accounted for on the basis of the assumption that the tax authorities investigate the matter in question and have full knowledge of all relevant information.

The notes contain the following information on the estimates, assumptions and discretionary decisions. In addition, information on the potential effects of the uncertainty must be disclosed as a tax-related contingent liability in accordance with IAS 12.88.

There are no material effects on the consolidated financial statements of Klöckner & Co SE.

Expected tax income/expense is reconciled to actual tax income/expense as follows:

(€ thousand)	2025	2024

Expected tax rate	31.6%	31.9%

Earnings before taxes	-17,840	-83,456

Expected tax expense/benefit at domestic tax rate	-5,637	-26,622

Foreign tax rate differential	-5,082	-2,247

Tax rate changes	-289	-174

Tax reduction due to tax free income	-	-1,493

Tax increase due to non–deductible expenses	28,167	23,368

Current tax for prior periods	2,080	-5,018

Current tax benefit resulting from previously unrecognized deferred tax assets on loss carryforwards and on temporary differences	-5,777	-8,271

Tax increase due to non-recognition of deferred tax assets on loss carryforwards and deductible temporary differences including valuation allowances	20,453	80,545

Other income taxes	-	65

Other tax effects	1,631	2,088

Current tax expense/income	35,546	62,241

Effective tax rate	-199.3%	-74.6%

The negative actual tax rate of -199.3% in the fiscal year under review is below the expected combined income tax rate of 31.6% (prior year: 31.9%). This mainly relates to higher tax due to losses for which no deferred tax asset can be recognized and to non-deductible expenses from impairment losses on investments.

Taxes recognized directly in other comprehensive income

Current and deferred taxes are normally recognized in profit or loss, with the exception of taxes relating to items accounted for in other comprehensive income.

(€ thousand)	December 31, 2025	December 31, 2024

Change in deferred tax assets and liabilities (net), not affecting net income	-4,095	-23,346

thereof reported

– in other comprehensive income	-4,095	-23,346

Deferred taxes on adjustments of pension provisions in other comprehensive income in accordance with IAS 19, net investment hedges and changes in the fair values of derivative financial instruments designated in hedge accounting are recognized directly in other comprehensive income.

The deferred tax liabilities relating to items accounted for in equity totaled €17,317 thousand at the end of the reporting year (2024: €13,229 thousand). In the reporting year, these relate in their entirety to pension obligations.

Klöckner & Co SE Annual Report 2025	20

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Deferred tax assets and liabilities

Deferred tax assets and liabilities associated with items in the consolidated statement of financial position and to tax loss carryforwards are as follows:

	January 1, 2025						December 31, 2025

(€ thousand)	Net balance	Recognized in profit and loss	Recognized in OCI	Recognized directly in equity	Acquired in business combinations	Other (e.g. non- current assets held for sale and discontinued operations)	Net balance	Deferred tax assets	Deferred tax liabilities

From temporary differences and consolidations	-84,295	4,886	2,697	-	-325	-66	-80,810	34,498	-115,308

Intangible assets	-21,750	1,341	696		-84	-17	-19,827	1,426	-21,253

Property, plant and equipment	-52,036	1,935	1,665		-201	-40	-48,683	548	-49,231

Non-current investments

Inventories	-7,325	2,795	234		-28	-6	-4,349	2,133	-6,482

Receivables	-2,444	1,228	78		-9	-2	-1,153	535	-1,688

Other assets	57,361	-44,432	-1,835		222	44	11,216	16,176	-4,960

Provisions for pensions and similar obligations	-49,327	24,924	1,578		-191	-38	-26,777	1,813	-28,590

Other provisions and accrued liabilities	841	2,563	-27		3	1	3,657	5,237	-1,580

Financial liabilities	1,703	-945	-54		7	1	705	705	-1,524

Other liabilities	-11,318	15,477	362		-44	-9	4,401	5,925

Tax loss carryforwards/interest expense carryforwards	9,688	-5,762	-310				3,616	3,616

Deferred tax assets/liabilities before offsetting	-74,607	-876	2,387	-	-325	-66	-77,194	38,114	-115,308

Offsetting								-27,281	27,281

Deferred tax assets/liabilities	-74,607						-77,194	10,833	-88,027

Klöckner & Co SE Annual Report 2025	21

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

	January 1, 2024						December 31, 2024

(€ thousand)	Net balance	Recognized in profit and loss	Recognized in OCI	Recognized directly in equity	Acquired in business combinations	Other (e.g. non-current assets held for sale and discontinued operations)	Net balance	Deferred tax assets	Deferred tax liabilities

From temporary differences and consolidations	-52,128	-8,872	-27,723	-	-233	4,660	-84,295	68,964	-153,259

Intangible assets	-19,171	-2,597	-1,610	-	-86	1,714	-21,750	745	-22,495

Property, plant and equipment	-55,819	3,729	-4,687	-	-249	4,990	-52,036	965	-53,001

Non-current investments				-

Inventories	-19,808	12,464	-1,663	-	-89	1,771	-7,325	4,399	-11,724

Receivables	-5,251	2,802	-441	-	-23	469	-2,444	818	-3,262

Other assets	25,355	32,030	2,129	-	113	-2,267	57,361	57,589	-228

Provisions for pensions and similar obligations	-13,365	-12,629	-24,468	-	-60	1,195	-49,327	113	-49,440

Other provisions and accrued liabilities	5,561	-4,715	467	-	25	-497	841	2,490	-1,649

Financial liabilities	9,164	-7,452	769	-	41	-819	1,703	1,743	-40

Other liabilities	21,206	-32,504	1,781	-	95	-1,896	-11,318	102	-11,420

Tax loss carryforwards/interest expense carryforwards	38,253	-25,716	3,212	-	-2,061	-4,000	9,688	9,688	-

Deferred tax assets/liabilities before offsetting	-13,875	-34,588	-24,511	-	-2,294	660	-74,607	78,652	-153,259

Offsetting							-	-61,533	61,533

Deferred tax assets/liabilities	-13,875						-74,607	17,119	-91,726

Klöckner & Co SE Annual Report 2025	22

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Klöckner & Co recognizes deferred tax assets only to the extent that tax planning calculations indicate that the related tax benefits will be utilized within a certain planning horizon, as we can only assess utilization to the required level of probability within such a forward horizon. As of December 31, 2025, deductible temporary differences and loss carryforwards that are able to be utilized are recognized over a planning horizon of four years (2024: planning horizon of four years).

In accordance with IAS 12.39, no deferred tax liabilities were recognized for taxable temporary differences associated with investments in subsidiaries (outside basis differences) in the amount of €23.4 million (2024: €27.5 million).

The following deferred tax assets on unused tax loss carryforwards and deductible temporary differences have not yet been recognized because their realization cannot be reliably guaranteed:

(€ million)	December 31, 2025	December 31, 2024

Unrecognized tax losses

– Corporate income tax	568	461

– Trade tax and similar taxes	398	285

– Interest carry forward	37	23

Temporary differences	17	25

The majority of the unrecognized tax loss carryforwards are not subject to a maximum carryforward period under prevailing law and therefore do not expire unless specific circumstances arise (such as change of control). The unrecognized tax loss carryforwards that are subject to a maximum carryforward period expire as follows:

(€ million)	December 31, 2025	December 31, 2024

until December 31, 2025	-	-

until December 31, 2035	11	13

after December 31, 2035	-	19

Temporary differences are deductible indefinitely.

Pillar Two

Klöckner & Co falls within the scope of the OECD Global Anti-Base Erosion (GloBE) Model Rules (Pillar Two) for the reform of international corporate taxation and makes use of the temporary exemption from accounting for deferred taxes. Under the legislation, for each jurisdiction, the Group must pay a top-up tax in the amount of any difference between the GloBE effective tax rate and the 15% minimum tax rate. The Group is subject to a notional effective tax rate in excess of 15% in all jurisdictions in which it operates.

In the prior year, the analysis for Hungary showed an average effective tax rate of 8.95% based on the IFRS earnings, as a result of which the Group recorded a current minimum tax expense of €65 thousand in the prior year.

15.	Earnings per share

Accounting policies

Basic earnings per share are calculated by dividing consolidated net income for the year attributable to shareholders of Klöckner & Co SE by the average number of shares outstanding during the period. Potential shares from convertible bonds are treated as dilutive if, and only if, their conversion to shares would decrease earnings per share or increase loss per share.

		2025	2024

Net income attributable to shareholders of Klöckner & Co SE	(€thousand)	-53,641	-176,702

– from continuing operations		-53,641	-146,781

– from discontinued operations		-	-29,921

Weighted average number of shares	(thousands of shares)	99,750	99,750

Basic earnings per share from continuing operations	(€/share)	-0.54	-1.47

Basic earnings per share from discontinued operations	(€/share)	-	-0.30

Total basic earnings per share	(€/share)	-0.54	-1.77

There are currently no potentially dilutive shares.

Klöckner & Co SE Annual Report 2025	23

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Notes to the consolidated statement of financial position

16.	Intangible assets and property, plant and equipment

a)	Intangible assets

Accounting policies

Intangible assets with finite useful lives are carried at cost less accumulated amortization and any accumulated impairment losses if economic benefits are expected from the asset and the cost of the asset can be measured reliably.

Intangible assets are amortized on a straight-line basis over their expected useful life. Intangible assets recognized in business combinations for customer relationships are amortized based on the expected churn rate.

The expected useful lives are as follows:

Useful life in years

Software	2 – 5

Customer relationships	2.5 – 17

Trade names	3 – 15

Other intangible assets	1 – 15

The useful life is reviewed annually and changed as necessary in accordance with future expectations. Intangible assets with an indefinite useful life – in the Klöckner & Co Group solely goodwill – are reviewed for impairment at least annually and whenever there is an indication that they may be impaired.

Klöckner & Co SE Annual Report 2025	24

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

(€ thousand)	Intangible assets (excluding software/goodwill/ customer relationships)	Customer relationships from business combination	Software	Goodwill	Total intangible assets

Cost as of January 1, 2024	39,324	496,120	90,251	369,562	995,257

Accumulated amortization and impairments	-34,484	-391,016	-71,721	-290,633	-787,854

Balance as of January 1, 2024	4,840	105,104	18,530	78,929	207,403

Exchange rate differences	185	5,700	-27	2,445	8,303

Additions from business combinations	348	3,957	247	7,195	11,746

Other additions	14	-	3,436	-	3,449

Impairments	-	-	-	-37	-37

Depreciation and amortization	-2,837	-15,451	-6,144	-	-24,432

Transfers	-140	-	291	-	151

Balance as of December 31, 2024	2,410	99,310	16,332	88,531	206,584

Cost as of December 31, 2024	40,419	525,325	92,816	393,442	1,052,002

Accumulated amortization and impairments	-38,009	-426,015	-76,484	-304,911	-845,419

Balance as of January 1, 2025	2,410	99,310	16,332	88,531	206,584

Exchange rate differences	-256	-10,557	-243	-6,064	-17,120

Additions from business combinations	417	717	8	441	1,584

Other additions	82	-	2,188	-	2,269

Disposals from sales of businesses	-	-	-23	-49	-73

Other disposals	-	-	-228	-	-228

Depreciation and amortization	-446	-8,049	-6,191	-	-14,685

Transfers	7	-	-7	-	-

Balance as of December 31, 2025	2,213	81,422	11,836	82,859	178,331

Cost as of December 31, 2025	37,914	452,381	93,750	330,354	914,399

Accumulated amortization and impairments	-35,701	-370,959	-81,913	-247,495	-736,068

Intangible assets include €1 million (2024: €2 million) for self-developed software at kloeckner.i GmbH.

Of the €81 million carrying amount of customer relationships from initial consolidations, €0.7 million relates to an acquisition in Switzerland during the reporting year and is amortized on a straight-line basis over the expected useful life of the customer relationships.

Goodwill impairment testing in accordance with IAS 36

Under IAS 36 (Impairment of Assets), cash-generating units (CGUs) to which goodwill has been allocated have to be tested annually for impairment. This is done on the basis of the business plan approved by the respective committees in the fourth quarter. In addition, an impairment test is carried out whenever there is an indication that a CGU may be impaired.

The recoverable amount of a CGU is calculated as value in use using the discounted cash flow method, which is based on bottom-up planning. Planning covers a four-year period. Klöckner & Co utilizes a uniform planning model for all CGUs.

The discount rates are based on the Capital Asset Pricing Model (CAPM). Its main inputs are the risk-free rate of return, the volatility (beta) of peer group shares relative to the capital market, assumptions about credit risk and the market risk premium for return on equity.

The figures were determined with the assistance of outside experts.

Klöckner & Co SE Annual Report 2025	25

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Assumptions used in impairment testing of material goodwill

The following assumptions were used for the compound annual growth rate (CAGR) of shipments, gross profit per ton and OPEX in the detailed planning period for the purposes of impairment testing of goodwill:

CGU (relative change in %)	Year	Shipments in tons	Gross profit in € per ton	OPEX in €

Switzerland	2025	3.5%	2.1%	5.9%

	2024	3.4%	2.1%	7.5%

USA	2025	5.1%	0.8%	4.4%

	2024	6.6%	1.6%	5.5%

Mexico	2025	8.8%	1.2%	8.9%

	2024	10.8%	4.4%	10.4%

Growth rates of 1.0% (Switzerland CGU; 2024: 1.0%) and 2.0% (USA and Mexico CGUs; 2024: 2.0%) were used in determining the expected future cash flows.

The expected future cash flow primarily takes into account the cyclical nature of the business model, based on averaging over the detailed planning period of four years.

In addition, the projected cash inflows largely depend on expected shipments and future gross profit per ton. This is prognosticated on the basis of normalized gross profit. Shipments are estimated taking into account macroeconomic and industry-specific trends.

Other major factors affecting the sustainable level of future cash inflows comprise the expected development of operating expenses (OPEX) and the determination of discount rates, including the future growth rate assumed in perpetuity. OPEX is determined on the basis of individual business budgeting and on assessment of macroeconomic developments.

Judgments on macroeconomic and sector-specific trends forming the basis for shipment volumes and gross margins also include assumptions about the impact of climate-related aspects and the influence of other sustainability factors on business development or the product portfolio due, for example, to changes in customer demand or regulatory requirements. In this connection, Klöckner keeps an attentive watch on legislation relating to climate change. On this basis, there are no indications of a climate-related impairment of goodwill.

Impairment testing of goodwill allocated to the CGUs

The carrying amounts of goodwill total €83 million and relate to the Mexico CGU (€28 million), the Switzerland CGU (€34 million) and the USA CGU (€21 million). Recoverability was confirmed for all goodwill. The positive headroom amounts to €15,485 thousand (2024: €36,148 thousand) for Switzerland and to €20,790 thousand and €122,548 thousand (2024: €26,914 and €323,079 thousand), respectively, for the CGUs in Mexico and the USA.

The following table shows the percentages by which the key assumptions used in calculating the terminal value in the impairment test would have to change, with all other factors held constant, in order for the estimated recoverable amount of the CGU to equal its carrying amount (sensitivity analysis):

CGU	Shipments in tons	Gross profit in € per ton	OPEX in €	WACC in %	Growth rate in %

USA	-4.2%	-3.1%	+3.3%	+1.1%p	-6.4%p

Mexico	-5.8%	-4.2%	+5.5%	+0.6%p	-1.8%p

Switzerland	-0.6%	-0.6%	+0.6%	+0.2%p	-0.4%p

Value in use was measured on the basis of a pretax WACC of 11.7% (2024: 11.7%) for the USA CGU, a pretax WACC of 13.5% (2024: 14.1%) for the Mexico CGU and a pretax WACC of 8.0% (2024: 8.0%) in Switzerland.

b)	Property, plant and equipment

Accounting policies

Property, plant and equipment is carried at cost less accumulated depreciation and impairments plus impairment reversals.

The cost of self-constructed assets comprises all direct costs and attributable overheads. Administrative costs are only included in the cost of an asset to the extent that they relate to its construction. Property, plant and equipment subject to depreciation is normally depreciated on a straight-line basis. Maintenance and repair costs are expensed as incurred.

Depreciation is based on the following useful lives:

Useful life in years

Office building, factory and warehouse buildings	10 – 50

Plant facilities similar to buildings	8 – 33

Warehouse and crane equipment and other technical equipment	2 – 20

Operating and office equipment	1 – 15

Klöckner & Co SE Annual Report 2025	26

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

(€ thousand)	Land, similar land rights and buildings including investment properties	Technical equipment and machinery	Other equipment, operating and office equipment	Payments on account and construction in progress	Total property, plant and equipment

Cost as of January 1, 2024	823,469	411,745	388,417	43,732	1,667,363

Accumulated depreciation and impairments	-402,328	-248,741	-255,750	-49	-906,868

Balance as of January 1, 2024	421,141	163,004	132,667	43,683	760,495

Exchange rate differences	6,771	6,827	2,364	1,777	17,739

Additions from business combinations	11,349	4,180	176	-	15,706

Other additions	28,585	25,164	45,026	42,031	140,805

thereof taxonomy-eligible	31,444	-	14,704	-	46,149

Disposals	-773	-1,397	-944	-339	-3,453

Reversal of impairment	-	-	50	-	50

Impairments	-448	-2,447	-311	-	-3,206

Depreciation and amortization	-37,085	-31,032	-33,279	-	-101,395

Transfers	3,372	25,389	5,113	-34,025	-151

Reclassification to assets held for sale	-12,724	-595	-826	-	-14,145

Balance as of December 31, 2024	420,188	189,094	150,035	53,127	812,443

Cost as of December 31, 2024	850,802	478,501	426,375	53,127	1,808,805

Accumulated depreciation and impairments	-430,615	-289,407	-276,340	-	-996,362

Balance as of January 1, 2025	420,188	189,094	150,035	53,127	812,443

Exchange rate differences	-16,800	-13,636	-5,062	-5,049	-40,547

Additions from business combinations	169	2,128	202	-	2,499

Other additions	76,187	21,675	27,521	65,887	191,270

thereof taxonomy-eligible	69,892	-	10,497	-	80,389

Disposals from sales of businesses	-161	-976	-87	-5	-1,229

Other disposals	-1,270	-791	-10,411	-5,356	-17,827

Reversal of impairment	-	97	-	-	97

Impairments	-	-919	-104	-	-1,023

Depreciation and amortization	-38,923	-32,359	-33,796	-	-105,078

Transfers	7,276	13,914	6,411	-27,600	-

Reclassification to assets held for sale	-11,998	-5,866	-2,606	-3,232	-23,702

Balance as of December 31, 2025	434,667	172,362	132,104	77,772	816,904

Cost as of December 31, 2025	838,250	450,434	364,332	77,772	1,730,788

Accumulated depreciation and impairments	-403,584	-278,072	-232,228	-	-913,884

Klöckner & Co SE Annual Report 2025	27

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Property, plant and equipment includes right-of-use assets (IFRS 16) in the amount of €157,544 thousand (2024: €136,282 thousand).

Property, plant and equipment with a carrying amount of €31,250 thousand (2024: €40,508 thousand) was pledged as security in the form of liens for financial liabilities.

The additions to property, plant and equipment include taxonomy-eligible CAPEX of €80,389 million (2024: €46,149 million), mainly in relation to economic activities in the transportation sector (such as vehicle fleet electrification) and real-estate activities.

Impairment testing of other non-current assets

If there are indications of impairment for CGUs – which are normally identified at country level – to which no goodwill has been allocated, the recoverable amount is measured at the level of the CGU concerned. The figures were determined with the assistance of outside experts.

Klöckner & Co SE’s market capitalization was less than the book value of equity as of December 31, 2025. There was thus a triggering event within the meaning of IAS 36.12 (d) that may be an indication of impairment of other non-current assets (such as buildings or machinery). In addition, there were internal indications within the meaning of IAS 36.12 (f) that there may be an impairment of the recoverable amount of the Germany and Becker CGUs (since the first quarter of 2025) and of the Switzerland CGU and the Austria CGU due to the significantly poorer business performance criteria in the second half of the fiscal year.

Germany, Becker and Austria CGUs

The impairment tests conducted on non-current assets for all CGUs showed that the values in use of the Germany, Becker and Austria CGUs were less than their carrying amounts, hence the recoverable amount cannot be determined from the cash flows from continuing use.

Any impairment must be allocated in a second step to reduce the carrying amounts of the assets of the CGUs (IAS 36.104). In allocating the impairment loss, the carrying amount of an asset may not be reduced below its fair value less costs of disposal or its value in use (IAS 36.105). The fair values of the individual assets were therefore determined.

The carrying amounts of the tested non-current assets of the CGUs in question before impairment testing were as follows as of December 31, 2025.

(€ thousand)	Germany	Becker	Austria

Other intangible assets	386	2,575	-

Land and buildings	15,994	33,089	6,096

Technical equipment and machinery	15,334	22,933	523

Other equipment, operating and office equipment	15,627	8,342	744

Payments on account/assets under construction	3,976	327	135

Right-of-use assets	12,171	2,079	553

Total	63,488	69,345	8,051

In determining the fair values of land assets, use was also made of outside appraisals and external sources for land values. Any appraisals from prior periods were updated in line with observed market changes. The values are based on the sales comparison approach.

The individual fair values of technical equipment and other equipment, furniture and fixtures, and office equipment were determined separately on the basis of an indexed replacement value approach. Price indices were obtained from the respective national statistical offices. For all items that have reached 50% of their economic life, an allowance for functional obsolescence (loss in value or usefulness caused by inefficiencies or inadequacies of the asset when compared to a more efficient or less costly replacement asset developed by new technology) of 1% p.a. was applied to the depreciated cost when new (replacement cost based on current age). Allowances of 10% were applied for economic obsolescence caused by factors extraneous to the asset (such as loss in demand for the product, decommissioned assets, increased competition or environmental regulations).

The fair values of right-of-use assets in accordance with IFRS 16 are determined on the basis of benchmark lease payments and price developments for comparable assets.

For most assets, the fair values determined in this way exceed the carrying amounts of the assets of the CGUs. Impairments were identified and recognized in the amount of €1,071 thousand for the Becker CGU, €2,646 thousand for the Germany CGU and €42 thousand for the Austria CGU.

The recoverability of non-current assets is thus demonstrated via the assumption of individual disposal or alternative use or taken into account by impairment losses in the financial statements. Depending on future changes in their fair values, however, the necessity for additional impairment losses cannot be ruled out.

Klöckner & Co SE Annual Report 2025	28

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

c)	Leases

Accounting policies

The Group as lessor

Klöckner & Co does not act as lessor to any significant extent.

The Group as lessee

At the inception of a contract, Klöckner & Co assesses whether the contract is, or contains, a lease. For all leases in which a Group company is lessee, a right-of-use asset and a corresponding lease liability are recognized. Exceptions to this are short-term leases (defined as leases with a term of 12 months or less) and leases of low-value assets (such as tablets, personal computers, small items of office furniture and telephones). For these leases, lease payments are recognized as other expenses on a straight-line basis over the lease term, unless another systematic basis is more representative of the pattern in which benefit from the use of the underlying asset is diminished.

The lease liability is initially recognized at the present value of the lease payments that are not paid at that date, discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, the Group uses its incremental borrowing rate. The incremental borrowing rate is determined on the basis of external sources. These are adjusted to take account of the lease terms and the type of asset.

Lease payments are included in measurement of the lease liability as follows:

∎	Fixed lease payments (including in-substance fixed payments), less any incentives receivable

∎	Variable lease payments based on an index or rate, initially measured using the index or rate at the commencement date of the lease

∎	Amounts expected to be payable by the lessee under residual value guarantees

∎	The exercise price of a purchase option if the lessee is reasonably certain to exercise that option

∎	Payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease

For subsequent measurement of the lease liability, the carrying amount is increased to reflect interest on the lease liability (applying the effective interest method) and reduced to reflect the lease payments made.

Lease liabilities are remeasured and the corresponding right-of-use asset adjusted accordingly in the following cases:

∎	There is a change in the lease term or there is a significant event or significant change in circumstances resulting in a change in the assessment of an option to purchase. In such cases, the lease liability is remeasured by discounting the revised lease payments using a revised discount rate.

∎	There is a change in future lease payments resulting from a change in an index or a rate or a change in the amounts expected to be payable under a residual value guarantee. In these cases, the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate (unless the change in lease payments results from a change in floating interest rates, in which case a revised discount rate is used).

∎	There is a lease modification and the lease modification is not accounted for as a separate lease. In such cases, the lease liability is remeasured on the basis of the modified lease term by discounting the revised lease payments using a revised discount rate at the effective date of the lease modification.

Initial measurement of the right-of-use assets comprises any lease payments made at or before the commencement date, less any lease incentives received, plus any initial direct costs incurred. Subsequent measurement is at cost less any accumulated depreciation and any accumulated impairment losses.

If Klöckner & Co has an obligation to dismantle or remove the asset underlying a lease or to restore the asset or site on which it is located to the condition required by the terms and conditions of the lease, a provision is recognized and measured in accordance with IAS 37. If such costs relate to a right-of-use asset, they are recognized as part of the cost of the right-of-use asset.

Right-of-use assets are normally depreciated over the lease term. However, if the useful life of the underlying asset is shorter than the lease term, the right-of-use asset is depreciated over the useful life of the underlying asset. The same applies if the lease transfers ownership of the underlying asset or if the Group is reasonably certain to exercise a purchase option agreed in the lease and the exercise price is therefore already included in the cost of the right-of use asset. Depreciation begins on commencement of the lease.

Right-of-use assets are presented as a separate item in the consolidated statement of financial position. The Group applies IAS 36 to determine whether a right-of-use asset is impaired and accounts for any impairment loss as described in the accounting principles for property, plant and equipment.

Variable lease payments that do not depend on an index or rate are not included in measurement of the lease liability and the right-of-use asset. Such payments are recognized in the other expenses item of the income statement in the period in which the event or condition that triggers the payments occurs.

Klöckner & Co SE Annual Report 2025	29

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Among the practical expedients provided for in IFRS 16, a lessee can elect not to separate non-lease components from lease components and instead to account for each lease component and any associated non-lease components as a single agreement in accordance with IFRS 16. Klöckner & Co applies this practical expedient for leases of technical equipment and machinery and for leases of operating and office equipment. For a contract that contains a lease component and one or more additional lease or non-lease components, the Group allocates the consideration in the contract to each lease component based on the relative stand-alone selling price of the lease component and the aggregate stand-alone selling prices of the non-lease component(s).

Klöckner & Co presents right-of-use assets in property, plant and equipment and lease liabilities in financial liabilities.

Klöckner & Co primarily leases stockyard and office premises, trucks, cars and machinery. The leases for vehicles and machinery typically have terms of between three and ten years. In the case of stockholding and office sites, they have terms of between three and 30 years, in some cases with an extension option beyond the lease term. There are also leasehold contracts in Germany with terms of up to 80 years. Lease payments are renegotiated every few years to reflect market rates. Some leases provide for additional lease payments based on changes in local price indices or include agreed percentage rates of increase.

Information on leases in which Klöckner & Co is lessee is presented in the following.

Right-of-use assets

Right-of-use assets relating to leased property that does not meet the definition of investment property are presented in property, plant and equipment (see Note 16 b)).

(€ thousand)	Land and buildings	Technical equipment and machinery	Other equipment, operating and office equipment	Total

January 1, 2024	82,580	3,977	36,691	123,248

Depreciation	-22,736	-974	-12,155	-35,864

Impairments and impairment reversals	-448	—	—	-448

Additions right-of-use	20,412	738	12,224	33,375

Additions right-of-use from business combinations	11,349	—	—	11,349

Disposals right-of-use	-357	—	-145	-502

Foreign currency adjustments	3,371	225	1,529	5,125

Balance as of December 31, 2024	94,171	3,966	38,145	136,282

Balance as of January 1, 2025	94,171	3,966	38,145	136,282
Depreciation	-24,452	-1,532	-11,922	-37,906

Additions right-of-use	70,073	4,281	7,244	81,599

Additions right-of-use from business combinations	167	—	—	167

Disposals right-of-use	-1,006	-93	-9,449	-10,549

Disposals of right-of-use assets from divestments	-33	—	—	-33

Reclassification as investment property	-1,424	—	—	-1,424

Foreign currency adjustments	-7,572	-532	-2,488	-10,592

Balance as of December 31, 2025	129,924	6,090	21,530	157,544

The additions to real estate leases of €70 million mainly relate to lease renewals or new leases for seven properties in the segment Kloeckner Metals Americas and six properties in the segment Kloeckner Metals Europe.

Klöckner & Co SE Annual Report 2025	30

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Amounts recognized in profit and loss

(€ thousand)	2025	2024

Interest expense for leasing agreements	6,672	4,731

Expenses for short term leases	3,076	4,625

Variable payments, not included in the lease liability	3,681	2,252

Expenses for leases of an asset of minor value	230	376

Income from subleases	-910	-35

Amounts recognized in the statement of cash flows

Cash outflows for leases totaled €45,332 thousand (2024: €43,937 thousand). If all options to extend or terminate not accounted for in the lease liability are exercised, additional payments totaling €85,434 thousand (2024: €62,362 thousand) will be incurred in the future.

Extension options

A number of leases for property, trucks and cars contain extension options exercisable up to one year before the end of the non-cancelable period of the lease. Where possible, the Klöckner & Co Group seeks to have extension options included in new leases for operational flexibility. Such extension options can only be exercised by Klöckner & Co and not by the lessor. An assessment is made at the beginning of the lease term as to whether the extension option is reasonably certain to be exercised. Should a significant event or a significant change in circumstances occur that is within Klöckner & Co’s control, the assessment as to whether the extension option is reasonably certain to be exercised is made again. If all unrecognized extension and termination options were reasonably certain to be exercised, the liability would be €69,840 thousand (2024: €55,128 thousand) higher.

There were no significant sale-and-lease-back transactions on the balance sheet date.

d)	Investment property

Accounting policies

Investment property is measured using the cost model in accordance with IAS 40.56. It mainly comprises production buildings and stockyards that are separate from the leased and owned production facilities and in some cases are leased to third parties. Office space is also leased out. An asset is recognized for subsequent purchase costs if they meet the general recognition criteria and in particular if an additional economic benefit is expected beyond the original economic benefit. Everyday maintenance costs (such as staff and consumption costs) are recognized in profit or loss. Straight-line depreciation is applied over useful lives of 15 to 40 years.

As of December 31, 2025, Klöckner & Co. conducted a review in accordance with IAS 40.14 of the leasing-out of buildings that are partly leased out. This was prompted by the launch of strategic measures to reduce costs and consolidate sites. The reassessment showed it is no longer possible to rule out that the partially leased-out buildings can, in principle, be leased out for the majority of the economic useful life of the parts of the buildings concerned.

Based on this assessment, the partially leased-out parts of buildings meet the IAS 40 definition of investment property for the first time. The remeasurement constitutes a change in estimates and assumptions and was accounted for from the date of remeasurement as of December 31, 2025. It resulted in the initial recognition of investment property with a carrying amount of €6,807 thousand. The cost amounted to €19,465 thousand as of December 31, 2025 and the accumulated depreciation to €12,657 thousand. The carrying amounts of the properties previously reported under property, plant and equipment are reduced by a corresponding amount. No disclosures were required under IAS 40.75f for the fiscal year due to the reclassification as of December 31, 2025.

Apart from the change in presentation, there were no other changes as of the reporting date. Based on the current information, and the current assessment on the basis of this information, it is currently not possible to foresee or forecast the effects on future periods.

The fair values of the properties as of December 31, 2025 amounted to €25 million. The fair value was determined as a rule using independent expert opinions and on the basis of market-based management estimates.

There are no significant restrictions on the realizability or use of the properties and no contractual obligations to maintain or repair the properties.

Klöckner & Co SE Annual Report 2025	31

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

17. Inventories

Accounting policies

Inventories are measured at the lower of cost and net realizable value. Determining net realizable value requires management to estimate sales prices and costs until sale.

Costs of conversion include costs directly related to the units of production, based on normal capacity. As well as directly attributable costs, costs of conversion also include a systematic allocation of indirect materials and indirect labor, including production-related depreciation (e.g. for certain coil inventories). Measurement is normally on a monthly moving average basis. In certain cases, cost is assigned by specific identification of individual costs.

(€ thousand)	December 31, 2025	December 31, 2024

Merchandise	512,421	596,431

Raw materials and supplies	558,765	522,783

Finished goods	69,125	162,540

Work in progress	3,267	8,916

Inventories	1,143,577	1,290,669

Raw materials and supplies also include coil inventories at steel service centers.

Of the inventories as of December 31, 2025, €165,606 thousand (2024: €317,060 thousand) are carried at net realizable value. Write-downs to net realizable value were recognized as expense in the amount of €24,697 thousand (2024: €34,065 thousand). As a result of the significant reduction in inventories, particularly in the case of inventories that had been written down in the prior year, the (currency-adjusted) write-down in the fiscal year was €6,924 thousand smaller than in the prior year (2024: reduction of €12,375 thousand). The amount of inventories recognized as expense in cost of materials in 2025 was €5,178 million (2024: €5,475 million).

In addition to reservations of title in the ordinary course of business, inventories with a carrying amount of €628,640 thousand (2024: €688,964 thousand) are pledged as security for financial liabilities. As of December 31, 2025, drawings on the corresponding credit lines amounted to €321,347 thousand (2024: €423,540 thousand) under the ABL programs in the USA and Mexico.

18. Trade receivables and contract assets

a)	Trade receivables

Trade receivables are normally invoiced in the local currency of the relevant subsidiary; foreign currency export receivables are generally hedged.

The Klöckner & Co Group sells trade receivables as a rule under an ABS program within the Group. The trade receivables are sold by participating Klöckner & Co companies to a fully consolidated special-purpose entity (SPE).

The receivables purchased by the special-purpose entity serve as collateral for loan debts to several banks or bank conduits.

The carrying amount of the receivables of the companies participating in the European ABS program as of December 31, 2025 is €84 million (2024: €90 million).

For further information on the ABS program, see Note to the Group Financial Statements 26 (FINANCIAL LIABILITIES) and Note 3 (BASIS OF CONSOLIDATION AND CONSOLIDATION METHODS).

Klöckner & Co SE Annual Report 2025	32

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

The following table provides information on the extent of credit risks attributable to trade receivables:

Trade receivables and contract assets

(€ thousand)			Of which overdue by days as of the reporting date*)
	Gross trade receivables	Of which not overdue as of the reporting date	1–30 Days	31–60 Days	61–90 Days	91–120 Days	> 120 days	Valuation allowance	Carrying amount

December 31, 2025

	646,528	495,092	95,704	17,476	5,803	5,594	26,859	-6,141	640,388

December 31, 2024

	671,718	540,283	91,413	15,739	3,799	3,647	16,837	-5,436	666,281

*) Including contract assets: €57,098 thousand (2024: €55,585 thousand).

As of December 31, 2025, trade receivables of companies not participating in the ABS program were pledged in the amount of €9,970 thousand (2024: €9,135 thousand) as collateral for loan liabilities.

b)	Contract assets

Contract assets changed as follows in fiscal year 2025:

(€ thousand)	2025	2024

Contract assets as of January 1	55,585	59,112

Additions/ Disposals	6,357	-6,113

Foreign currency adjustments	-4,844	2,586

Contract assets as of December 31	57,098	55,585

c)	Supplier bonus receivables

Supplier bonus receivables are determined on the basis of contractual agreements and accepted shipments.

Klöckner & Co SE Annual Report 2025	33

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

19. Other financial and non-financial assets

	December 31, 2025		December 31, 2024
(€ thousand)	Current	Non- current	Current	Non- current

Other financial assets	12,676	28,509	15,729	34,553

Investments	-	25,954	-	32,348

Non-current loans and securities	-	203	-	207

Fair value of derivative financial instruments	300	-	433	-

Creditors with debit balances	1,261	-	2,062	-

Miscellaneous other non-financial assets	11,116	2,351	13,233	1,997

Other non-financial assets	56,534	228,269	51,193	211,175

Receivables from social security carriers	390	-	1,007	-

Pension liability insurance entitlements	-	1,222	-	1,290

Prepaid pension cost	-	227,047	-	209,885

Claims of other taxes	31,414	-	23,247	-

Prepaid expenses	12,048	-	11,173	-

Payments on account	12,682	-	15,765	-

Other assets	69,210	256,778	66,921	245,728

The payments on account include an amount of €10 million (2024: €10 million) paid to a steel producer for the future delivery of CO2-reduced green steel. For further information on CO2-reduced green steel, please refer to our SUSTAINABILITY STRATEGY in the management report.

The decrease in investments includes the sale of shares in three funds with a carrying amount of €4,953 thousand and a profit of €9 thousand.

20. Cash and cash equivalents

Cash and cash equivalents mainly comprise bank balances and short-term deposits. There were no restrictions as of the reporting date.

21. Assets held for sale

Accounting policies

An individual non-current asset is classified as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use. Assets and liabilities are presented as a disposal group if they are to be sold or otherwise disposed of as a group in a single transaction and collectively meet the criteria specified in IFRS 5 Non-current Assets held for Sale and Discontinued Operations. The assets and liabilities of a disposal group are presented separately in the statement of financial position under “Assets held for sale” and “Liabilities directly associated with assets classified as held for sale.” A disposal group is classified as a discontinued operation if the components of the disposal group represent a separate major line of business or geographical area of operations that is part of a single coordinated plan to dispose of such a line of business or area of operations. The profit or loss of discontinued operations is recognized in the period in which it arises and is presented separately in the income statement under “Discontinued operations (after taxes).”

The income statement for the prior period has been restated accordingly by presenting the results of the components of disposal group under discontinued operations. In the statement of cash flows, the cash flows from discontinued operations are presented separately from the cash flows from continuing operations and the prior-period figures have been restated accordingly.

Due to the first-time classification as held for sale, the non-current assets are measured at the lower of carrying amount and fair value less costs to sell; they are no longer depreciated or amortized. A disposal group is first measured in accordance with the relevant IFRS standards and the resulting carrying amount of the group is then compared with its net fair value in order to determine the lower amount for measurement. Impairment losses due to first-time classification as assets held for sale are recognized in profit or loss, as are subsequent impairment losses and impairment reversals up to the amount of the cumulative impairment losses.

Under IFRS 5, if a change in a disposal plan means that the criteria for classification as a discontinued operation are no longer met, the disposal group concerned must be returned to being treated as a continuing operation. The income statement must then be restated both for the reporting year and the prior year so that the income and expenses of the disposal group are once again included in net income from continuing operations. Similarly, in the statement of cash flows, the cash inflows and outflows of the disposal group for both reporting years are once again classified under continuing operations. In the statement of financial position, for both reporting years, the assets and liabilities of the disposal group are no longer presented separately and instead are once again presented within the individual line items. A disposal group that ceases to be classified as held for sale is measured at the lower of amortized cost and its recoverable amount.

Klöckner & Co SE Annual Report 2025	34

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

The assets held for sale relate in 2025 to one site in Switzerland (€13,068 thousand) and one site the USA (€1,605 thousand) and relate to the following assets:

(€ thousand)	December 31, 2025	December 31, 2024

Land and buildings	12,982	12,926

Technical equipment and machinery	851	620

Other non-current assets	840	838

Total assets	14,673	14,383

The US subsidiary Kloeckner Metals Corporation in the Kloeckner Metals Americas segment sold seven distribution sites comprising a disposal group under IFRS 5 to Russel Metals (USA) Inc., USA, under an asset deal in fiscal year 2025. Another distribution site also comprising a disposal group was sold to Service Steel Warehouse, Houston, USA. Please refer to the further information in NOTE (4) in the notes to the consolidated financial statements.

22. Equity and non-controlling interests

a)	Subscribed capital

The subscribed capital of Klöckner & Co SE is €249,375,000, as in the prior year, and is divided into 99,750,000 no-par-value shares, each notionally corresponding to €2.50 of the share capital.

Acquisition of treasury stock

By Annual General Meeting resolution of June 1, 2022, the Management Board is authorized, subject to approval from the Supervisory Board, to acquire, by or before May 31, 2027, treasury stock of up to 10% of the Company’s share capital in issue at the time of adoption of the resolution by the Annual General Meeting on June 1, 2022 or, if lower, the Company’s share capital in issue at the time of exercise of the authorization. The Management Board was additionally authorized to acquire treasury stock using derivatives (put options, call options or forward purchase contracts). The authorization may be utilized in whole or in part, on one or more occasions, by the Company, by Group companies or by third parties acting on the Company’s account or on the account of Group companies. The authorization may be used for any legally permissible purpose. Trading with treasury stock is prohibited. No use has been made of the authorization so far.

Conditional capital

Conditional Capital 2013

At the Annual General Meeting of May 12, 2017, the Conditional Capital 2013 was adjusted such that the Company’s share capital is subject to a smaller conditional increase of up to €24,932,500 by the issue of up to 9,973,000 new no-par-value registered shares. The corresponding provision of the Articles of Association is Section 4 (6). This authorization can effectively no longer be used as conversion rights from bonds issued in accordance with the authorization of the Annual General Meeting of May 24, 2013 no longer exist or can no longer be exercised following the full repayment of the 2016 convertible bond in fiscal year 2023.

Conditional capital 2022

By resolution of the Annual General Meeting of June 1, 2022, the share capital was conditionally increased by up to €24,937,500 by the issue of up to 9,975,000 new no-par-value registered shares (Conditional Capital 2022). The new no-par-value registered shares issued under the contingent capital increase will each have dividend rights from the beginning of the fiscal year in which they are issued. The Conditional Capital 2022 serves to grant shares to the holders of warrant-linked and/or convertible bonds that are issued, in accordance with the authorization under agenda item 8 of the Annual General Meeting of June 1, 2022, by the Company or by companies controlled by the Company or in which the Company holds a majority interest. For further details, see Section 4 (7) of the Articles of Association. The authorization also granted in the case of an adjustment of the conversion ratio in relation to the 2016 convertible bond became obsolete with the full repayment of the 2016 convertible bond in fiscal year 2023.

Authorized capital

Authorized Capital 2022

By resolution of the Annual General Meeting on June 1, 2022, the Management Board was authorized, until May 31, 2027, subject to approval from the Supervisory Board, to increase the share capital on one or more occasions by up to a total of €49,875,000 against cash or non-cash contributions by the issue of up to 19,950,000 new no-par-value registered shares. The corresponding provision of the Articles of Association is Section 4 (3) (Authorized Capital 2022).

b)	Capital reserves

Capital reserves as of December 31, 2025 were €568,622 thousand (December 31, 2024: €570,007 thousand). The €1,386 thousand change in capital reserves includes the portion of variable Management Board remuneration that is granted in shares as a personal investment component (see also Notes to the Group Financial Statement 23 (SHARE-BASED PAYMENT) and 33 (RELATED PARTY TRANSACTIONS)). As equity-settled share-based payment in accordance with IFRS 2, this is presented as of December 31, 2024 in capital reserves.

c)	Retained earnings

Retained earnings include the accumulated undistributed earnings of the companies included in the consolidated financial statements, to the extent that no distributions are made outside the Group, as well as effects on equity from consolidation.

Klöckner & Co SE Annual Report 2025	35

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

d)	Other comprehensive income

Accumulated other comprehensive income comprises translation differences from translation of the financial statements of foreign subsidiaries, changes in the fair value of cash flow hedges and changes in actuarial gains and losses on pension obligations under IAS 19, including related deferred taxes.

e)	Non-controlling interests

Non-controlling interests represent third-party interests in consolidated subsidiaries.

Effective October 22, 2025 and with retroactive effect from January 1, 2025, ODS Metering Systems B.V., Rotterdam, Netherlands, increased its shareholding in ODS Saudi Co. LLC, City of Dammam, Saudi Arabia, by 15% from 85% to 100%. The purchase price was USD 1,500 thousand (€1,314 thousand).

f)	Proposal for the appropriation of net income

The Management Board and Supervisory Board propose that an amount of €19,950 thousand should be distributed to shareholders as dividend from Klöckner & Co SE’s unappropriated profits for fiscal year 2025. At 99,750,000 eligible no-par-value shares, the dividend proposal corresponds to a dividend of €0.20 per share.

In fiscal year 2025, a dividend of €0.20 per share was paid out, which at 99,750,000 eligible no-par-value shares corresponded to a distribution of €19,950 thousand.

23. Share-based payments

Accounting policies

The share-based compensation plans in the Klöckner & Co Group are cash-settled virtual stock option (VSO) plans. A provision is recognized pro rata temporis in the amount of the fair value of the payment obligation as of each reporting date; any subsequent change in the fair value is recognized in profit or loss.

The fair value of the virtual stock options is measured for the determination of provisions using Monte Carlo simulation with the following parameters:

In %	December 31, 2025	December 31, 2024

Risk-free rate of return	2.0 to 2.8	2.0 to 2.3

Expected volatility	54.5	43.5

The expected volatility is based on market-traded options on the shares.

The Management Board remuneration system of Klöckner & Co SE includes long-term variable remuneration components that are granted in shares at the time of payment of the variable remuneration component. In accordance with IFRS 2, as this remuneration component is classified as share-based remuneration that is not linked to share price performance criteria (so-called “non-performance criteria”), it is accounted for in capital reserves, until granted, at the equivalent value calculated from target achievement in the remuneration system.

Virtual stock options (VSOs)

The Klöckner & Co Group has operated cash-settled share-based payment programs since 2006. The beneficiaries are the selected members of senior management in Germany and internationally who are granted an annual allocation of virtual stock options (VSOs). The contracts provide for a cash payment to the beneficiary on exercise of the option. The strike price is based on the average price of Klöckner & Co shares over the last 30 stock market trading days of the year prior to issuance of the respective tranche. The cash payment amounted to the difference between the average share price (XETRA trading, Deutsche Börse AG, Frankfurt am Main) over the last 30 trading days prior to exercising the option and the strike price for the respective tranche. The settlement amount was capped at €25 per option after adjusting for dividend payments in the meantime and any dilutive effects of capital increases. The vesting period is uniformly three years. The contracts contain a provision according to which the vesting period for the VSOs issued ends with immediate effect if the control threshold of 30% is exceeded and in cases defined as equivalent.

The total number of outstanding virtual stock options has changed as follows:

(Number of virtual stock options)	Total

Outstanding at the beginning of the year (continuing operations)	2,666,582

Granted	670,167

Exercised	-103,667

Forfeited	-146,333

Outstanding at the end of the reporting period	3,086,749

thereof exercisable at the reporting date	2,429,249

weighted average remaining contractual lifetime (months)	47

Range of strike prices (€/VSO)	4.22 – 8.42

Weighted average strike price (€/VSO)	6.27

In fiscal year 2025, 670,167 (2024: 604,859) virtual stock options were granted and 103,667 were exercised (2024: none). The average share price per stock option on exercise was €6.43 (2024: none exercised). The provision recognized pro rata temporis for stock options granted amounted as of the reporting date to €9,318 thousand (2024: €2,600 thousand) and was utilized in the amount of €229 thousand (2024: not utilized). The addition to the provision resulted in an expense of €6,947 thousand (2024: gain on reversal of the provision: €2,138 thousand). The intrinsic value of virtual stock options exercisable as of the reporting date was €3,515 thousand (2024: €5 thousand).

Klöckner & Co SE Annual Report 2025	36

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Long-term variable Management Board remuneration

The long-term, performance-related variable remuneration – the so-called personal investment component (LTI) – for members of the Management Board of Klöckner & Co SE consists of 60% of the annual variable bonus (30% of the gross bonus), which is to be invested in shares in the Company and which the members of the Management Board are free to sell after a four-year lock-up period.

In light of the public announcement on January 15, 2026 of the takeover offer from Worthington Steel to the shareholders of Klöckner & Co SE, the Supervisory Board resolved to suspend the obligation of the Management Board members to purchase shares of Klöckner & Co SE from their annual bonus with respect to the annual bonus for fiscal year 2025 for a limited period of time, in the event the announced takeover offer is published. Instead, the entire annual bonus is to be paid out in cash. The conditions for suspending the personal investment component for fiscal year 2025 were thus met on publication of the takeover offer by Worthington Steel on February 5, 2026 and the Management Board’s bonus entitlements for fiscal year 2025 have been recognized in full in personnel expenses and as accrued liabilities in other provisions and accrued liabilities (Notes to the Group Financial Statement 25 (OTHER PROVISIONS AND ACCRUED LIABILITIES)) in the statement of financial position as of December 31, 2025.

In fiscal year 2024, €1,386 thousand was recognized in personnel expenses for this portion of variable Management Board remuneration and credited to the capital reserve at fair value as of December 31, 2024 (equity-settled share-based payment in accordance with IFRS 2).

24.	Provisions for pensions and similar obligations

Accounting policies

Pension obligations arising from defined benefit plans are determined using the projected unit credit method. The expected benefits, including dynamic components (e.g., pension and salary increases), are recognized over an employee’s entire period of service. Actuarial advice is obtained.

Actuarial gains or losses resulting from differences between the expected and actual changes in plan participants and actuarial assumptions are recognized in other comprehensive income in the period in which they arise. They are presented separately in the statement of comprehensive income. The statement of financial position consequently shows the full scale of the obligation while avoiding earnings fluctuations in the income statement as a result of changes in measurement parameters.

Service cost is reported in personnel expenses. Interest expense from the unwinding of the discount on pension obligations and returns on plan assets are presented in the financial result as net interest expense at the rate used to discount the obligations.

To meet pension obligations, the Klöckner & Co Group holds assets in trust under contractual trust arrangements (CTAs). The assets are measured at fair value. The fair value is based on the market values of the asset management companies at the reporting date. The plan assets are offset against the benefit obligation. Any net plan liability is accounted for in provisions. Any excess of plan assets over plan liabilities is presented in assets as a pension plan surplus.

The amount of the resulting asset to be recognized is limited to the present value of available refunds plus the reduction of future contributions to the plan (asset ceiling).

Past service cost is recognized in profit or loss.

Employer contributions to defined contribution plans under which the Klöckner & Co Group pays set contributions into a separate entity under defined contribution plans and has no legal or constructive obligation to pay further contributions are expensed as incurred.

Most employees in the Klöckner & Co Group have pension benefits, with the type of provision varying from country to country according to the national legal, economic and tax situation. Pension plans in the Group include both defined contribution and defined benefit plans as follows:

In fiscal year 2021, plan assets in Germany were significantly increased in order to fund and secure future pension payments. Pension obligations in Germany were fully funded by establishing and paying €190 million into a contractual trust arrangement (CTA). Depending on their year of entry, employees either have a defined benefit entitlement equaling a percentage of eligible salary for each qualifying year of service or, for entrants after 1979, a fixed capital amount scaled by salary band for each qualifying year of service. There are also individual entitlements for executive staff in accordance with various Essener Verband benefit plans. Older entitlements among these are employer-funded entitlements to pension benefits, while the more recent pension plans are defined contribution plans in which employees are able to add employee-funded contributions. The more recent entitlements feature a choice between a lump sum payment and an annuity.

Klöckner & Co SE Annual Report 2025	37

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

The Klöckner & Co Group’s Swiss companies and their employees fund pensions through legally independent pension funds subject to the Swiss Occupational Pensions Act (BVG). The D&A Group pension fund, Pensionskasse der D&A-Gruppe, is a Swiss-law trust domiciled in St. Gallen, Switzerland. It has the purpose of providing old-age, survivors’ and disability benefit plans for company employees. These plans are provided by the fund on a mandatory basis under the Swiss Occupational Pensions Act, for which purpose it is listed in the occupational benefit plans register. The Board of Trustees, as the supreme governing body of the pension fund, consists of equal numbers of employee and employer representatives and is responsible for the trust’s financial stability and performance. The insurance plan is set out in a charter and provides for benefits that exceed the statutory minimum benefits. Employer and employee contributions are set as a percentage of pensionable earnings and financed by equal contributions. The lifelong retirement pension is determined by the size of the pension balance on retirement multiplied by conversion rates specified in the charter. Employees can alternatively have retirement benefits paid out as a lump sum. Survivors’ and spouse’s pensions are specified as percentages of pensionable earnings. The pension fund bears the actuarial and investment risk itself. Investing the assets is the responsibility of the pension fund. This sets the investment strategy and oversees the investment process and the asset manager. The investment strategy is periodically reviewed by the Board of Trustees and is specified in such a way that the insured benefits can be paid when due.

Swiss law provides for minimum guaranteed benefits, and the Board of Trustees may adopt restructuring measures in the event of a trust fund deficit (or impending deficit); this may also take place at the employer’s expense. The pension arrangement consequently qualifies as a defined benefit plan under IAS 19.

PC-Tech SA, acquired in 2022, provides occupational benefits to its employees through two pension funds, each of which has contracted a full insurance solution with an insurance company to cover insurance risks. The Board of Trustees, as the supreme governing body of the pension funds, consists of equal numbers of employee and employer representatives and is responsible for the trust’s financial stability and performance. While the pension funds’ pension liability insurance policies remain in force, the insurer is obliged to make up any shortfall in cover within the meaning of the pension law. As the insurer can cancel the pension liability insurance policies, the insured risks can revert to the responsibility of the employer, so that the pension solutions also qualify as defined benefit plans under IAS 19.

Simfloc AG, acquired in 2025, provides occupational benefits to its employees through a semi-autonomous collective foundation that has reinsured the risk benefits with an insurance company. The Board of Trustees, as the supreme governing body of the collective foundation, consists of equal numbers of employee and employer representatives and is responsible for the trust’s financial stability and performance. The collective foundation is able to change its funding system (contributions and future benefits) at any time. For the duration of any period of underfunding, and if the desired result cannot be achieved by other means, the collective foundation may levy restructuring contributions from the employer. The pension arrangement consequently qualifies as a defined benefit plan under IAS 19.

In the USA, pension benefits are provided in the form of a defined contribution plan and several defined benefit plans. A 401(k) plan gives employees the option to pay a set percentage of their basic salary into a fund, thus entitling them to a subsidy from the employer. This is a defined contribution plan. Non-unionized employees who joined the Company by December 31, 2013 participate in a defined benefit plan that provides a life annuity equaling a set percentage of eligible salary for each qualifying year of service. The pension benefit entitlements in this plan were frozen as of December 31, 2024. The defined benefit plan for unionized employees provides for a fixed amount per year of service and remains open for new employees and for future defined benefit provisions. However, due to the sale of the distribution site in Dubuque (Iowa), the Klöckner & Co Group no longer has any obligations under this plan as of December 31, 2025. Alongside the aforesaid regular pension plans in the USA, there is also a retiree welfare plan, likewise closed to new entrants, with post-retirement healthcare benefits for former employees of an acquired company. In general, all of the above are funded plans. Under US law, employers must pay funding contributions to a tax-qualified defined benefit plan if a special solvency assessment shows funding to fall short of 100% and contribute to the 401(k) plan based on a percentage of salary specified in the plan documents. One exception from the funding policy relates to a plan for upper management, which was closed to new entrants as of January 1, 2020 and for which the pension benefit entitlements were frozen as of December 31, 2022. The plan is funded entirely through provisions. The retiree welfare plan is also financed entirely out of provisions.

In order to reduce risks related to volatility in the funded status of the defined benefit asset-based plans due to changes in discount rates and capital markets, a liability-driven investment strategy has been implemented with assets selected to match the duration of the liabilities. Investment and directives on the payment of employer contributions are integrated into this approach, which has the objective of maintaining and/or improving the plans’ actuarial funded status.

The main elements of the investment strategy specified in the directive are as follows:

∎	Establishment of two portfolios for each plan – a liability-driven portfolio matching the durations of the plan liabilities and a growth-driven portfolio to generate attractive long-term returns, ideally above the discount rate

∎	Risk reduction for the investments applying a predefined glide path investment strategy when the plans’ actuarial funded status improves

Klöckner & Co SE Annual Report 2025	38

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Risks associated with defined benefit plans

The main risk other than normal actuarial risk – including longevity risk and foreign exchange risk – relates to financial risk associated with plan assets.

On the pension liability side, this mostly means inflation risk on plans with salary-linked benefits (notably final salary plans); a marked rise in pay would increase the obligation under these plans. Plans of this kind exist only on a small scale in the Klöckner & Co Group or are largely closed to new entrants.

Adjustments to retirement benefit plans currently in payment are made for legacy plans awarded up to 1979 under Section 16 of the German Occupational Pensions Act (BetrAVG). In the case of Essener Verband benefit plans, which are likewise no longer awarded, adjustments are based on the rules of Essener Verband. Otherwise there is, with one exception, no pension arrangement within the Klöckner & Co Group that carries an obligation to increase the benefit amount in excess of inflation or in excess of the surplus generated on plan assets. Only for a number of entitlements for executive staff in Germany is there a commitment to increase benefits by 1% a year from retirement regardless of actual inflation.

The return on plan assets in accordance with IAS 19 is assumed on the basis of the discount rate for the defined benefit obligation. If the actual rate of return is below the discount rate, the net liability goes up. For the funded plans, however, notably given the share of plan assets invested in equities, we expect that long-term returns will exceed the discount rate. Nonetheless, short to medium-term fluctuations cannot be ruled out, with a corresponding effect on the net liability.

With the defined contribution plans, the Company pays contributions to private or state pension funds under statutory or contractual obligations. The Company’s employee benefit obligations are settled on payment of the contributions. The amount recognized as expense for this purpose in the fiscal year was €11,651 thousand (2024: €7,521 thousand). This does not include employer contributions to the statutory pension insurance scheme. These amounted to €8,690 thousand (2024: €8,436 thousand) in Germany.

In the fiscal year, for countries with material pension obligations, the following actuarial assumptions were used in the actuarial calculations performed by third-party actuaries:

2025

In %	Germany	Switzerland	USA

Discount rate	3.90	1.30	5.32

Salary trend	3.00	1.00	n/a

Increase in pensions payable*)	2.10	0.00	0.00

*) Germany: 2026: 2.40%; from 2027: 2.10%.

2024

In %	Germany	Switzerland	USA

Discount rate	3.30	1.00	5.45

Salary trend	3.00	1.00	n/a

Increase in pensions payable	2.20	0.00	0.00

The discount rates reflect the bond markets’ interest rates in the respective jurisdiction for high-quality corporate bonds with corresponding maturities. A uniform discount rate was selected for the eurozone.

The biometric parameters used for pension accounting in the various countries are as follows:

	2025	2024

Germany	Richttafeln 2018 G von Prof. Dr. Klaus Heubeck	Richttafeln 2018 G von Prof. Dr. Klaus Heubeck

Switzerland	BVG 2020	BVG 2020

USA	Private Pension Plan 2012	Private Pension Plan 2012

There are also reimbursement rights – primarily life insurance policies and claims under other insurance policies – used to fund pension obligations. These changed as follows in the reporting year:

(€ thousand)	2025	2024

Reimbursement rights as of January 1	1,290	1,363

Expected return	41	39

Actuarial gains (losses)	13	11

Benefits paid	-122	-123

Reimbursement rights as of December 31	1,222	1,290

The actual return on reimbursement rights was €54 thousand in the fiscal year (2024: €50 thousand).

Klöckner & Co SE Annual Report 2025	39

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The net provision changed as follows:

	Defined benefit obligation		Fair value of plan assets		Asset ceiling		Net provision/ assets

(€ thousand)	2025	2024	2025	2024	2025	2024	2025	2024

As of January 1	927,539	919,746	-1,147,396	-1,123,616	29,045	156,532	-190,812	-47,338

thereof fully or partly funded	912,985	904,340

Included in statement of income

Service cost	9,979	12,109	-	-		-	9,979	12,109

Interest cost for pension plans/asset ceiling	21,059	23,350	-	-	292	2,282	21,351	25,632

Interest income from plan assets	-	-	-23,703	-26,234			-23,703	-26,234

Administration expenses	-	-	986	946			986	946

Plan amendments/curtailments	-	-12,345	-	-			-	-12,345

	31,038	23,114	-22,717	-25,288	292	2,282	8,613	108

Included in other comprehensive income

Actuarial losses (gains) due to change in demographic assumptions	-47	-	-	-			-47	-

Actuarial losses (gains) due to change in financial assumptions	-18,912	14,092	-	-			-18,912	14,092

Experience losses (gains)	13,303	10,163	-	-			13,303	10,163

Revaluation of plan assets	-	-	-32,841	-31,306			-32,841	-31,306

Unrecognized asset due to asset ceiling	-	-	-	-	23,563	-125,742	23,563	-125,742

Foreign currency exchange rate differences	-17,480	4,081	13,874	-585	450	-4,027	-3,156	-531

	-23,136	28,336	-18,967	-31,891	24,013	-129,769	-18,090	-133,324

Other

Plan participant contributions	17,057	15,036	-17,057	-15,036			-	-

Employer contributions			-8,010	-8,029			-8,010	-8,029

Benefits paid	-57,974	-58,693	56,651	56,464			-1,323	-2,229

Transfers/additions/disposals	-14,538		14,415	-			-123	-

	-55,455	-43,657	45,999	33,399	-	-	-9,456	-10,258

As of December 31 (Surplus (-)/deficit (+))	879,986	927,539	-1,143,081	-1,147,396	53,350	29,045	-209,745	-190,812

thereof presented in consolidated statement of financial position as other non-financial asset							-227,047	-209,885

Provisions for pensions and similar obligations							17,302	19,073

thereof fully or partly funded	865,971	912,985

Klöckner & Co SE Annual Report 2025	40

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The table below shows the analysis of the net provision (asset) by countries:

	December 31, 2025			December 31, 2024
(€ thousand)	Defined benefit obligation	Fair value of plan assets*)	Net provision/ assets	Defined benefit obligation	Fair value of plan assets*)	Net provision/ assets
Germany	149,058	217,523	-68,465	163,915	217,521	-53,606
Austria	1,140	-	1,140	1,212	-	1,212
Switzerland	557,436	715,075	-157,639	553,353	708,367	-155,014
USA/Mexico	172,352	157,133	15,219	209,059	192,463	16,596
Total	879,986	1,089,731	-209,745	927,539	1,118,351	-190,812

 *) Including €53,349 thousand (2024: €29,045 thousand) asset ceiling (Switzerland).

The table below shows how the defined benefit obligation would have been affected by changes in key actuarial assumptions:

(€ thousand)	2025	2024
Present value of benefit obligation if
discount rate were 1.0% higher	776,194	816,188
discount rate were 1.0% lower	990,068	1,046,817
the expected salary trend were 0.5% higher	882,435	929,877
the expected salary trend were 0.5% lower	877,394	925,153
pension increase were 0.5% higher	913,394	962,426
pension increase were 0.5% lower	875,982	922,750
longevity were 1 year longer	908,941	958,492

The sensitivities indicated are computed on the basis of the same methods and assumptions as are used to determine the present value of the defined benefit obligations. If one of the actuarial assumptions is changed for the purpose of computing the sensitivity of results to changes in that assumption, all other actuarial assumptions are held constant.

When appraising sensitivities, it should be noted that the change in the present value of the defined benefit obligation resulting from changing multiple actuarial assumptions simultaneously is not necessarily equivalent to the cumulative effect of the individual sensitivities.

The table below disaggregates plan assets into classes of asset:

	December 31, 2025			December 31, 2024
(€ thousand)	Price quote from active market	No price quote from active market	Total	Price quote from active market	No price quote from active market	Total
Shares	271,626	3,960	275,586	255,768	4,030	259,798
Bonds	151,700	165,034	316,734	186,858	152,652	339,510
Real estate	53,165	221,572	274,737	42,357	223,043	265,400
Other assets	232,143	43,881	276,024	237,995	44,694	282,689
Fair value of plan assets as of December 31	708,634	434,447	1,143,081	722,978	424,419	1,147,397

Plan assets do not include any of the entity’s own financial instruments; plan assets that are property occupied by, or other assets used by, the entity totaled €42,324 thousand (2024: €38,702 thousand).

Other assets include the following:

December 31, 2025

(€ thousand)	Germany	Switzerland	USA	Total
Mixed funds	120,489	-	-	120,489
Cash and cash equivalents	-	21,323	888	22,211
Infrastructure (alternative investments)	-	44,620	-	44,620
Commodities, private debt, hedge funds, insurance linked securities	-	45,711	-	45,711
Reinsurance claims	41,627	1,366	-	42,993
Other assets	162,116	113,020	888	276,024

Klöckner & Co SE Annual Report 2025	41

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

December 31, 2024

(€ thousand)	Germany	Switzerland	USA	Total
Mixed funds	120,627	-	-	120,627
Cash and cash equivalents	-	27,577	1,246	28,823
Infrastructure (alternative investments)	-	39,083	-	39,083
Commodities, private debt, hedge funds, insurance linked securities	-	50,708	-	50,708
Reinsurance claims	41,422	2,026	-	43,448
Other assets	162,049	119,394	1,246	282,689

The actual return on plan assets was €56,543 thousand in the fiscal year (2024: €57,541 thousand).

The weighted average duration was 12 years (2024: 13 years). Employer contributions to plan assets for fiscal year 2026 are expected to amount to €7,972 thousand.

The maturity analysis of benefit payments is as follows:

(€ thousand)
Future benefit payments
– due in 2026	43,693
– due in 2027	42,990
– due in 2028	45,644
– due in 2029	45,212
– due in 2030	44,710
– due 2031–2035	227,097

25. Other provisions and accrued liabilities

Accounting policies

In accordance with IAS 37 (Provisions, Contingent Liabilities and Contingent Assets) and where applicable IAS 19 (Employee Benefits), other provisions allow for all identified obligations and impending risks as well as all uncertain liabilities, provided they are present obligations, it is probable that they will be incurred, and that a reliable estimate can be made of their amount. Provisions are only recognized for legal or constructive obligations to third parties.

Provisions are recognized at the expected settlement amount and not net of any reimbursement rights. The settlement amount also includes any cost increases to be taken into account at the reporting date. Where the effect of the time value of money in connection with settlement of the obligation is material, provisions are discounted at rates that reflect current market assessments of the time value of money and the risks specific to the liability.

Warranty provisions are recognized on the basis of the estimated probability of claims. Provisions are recognized for onerous sale or purchase contracts when the total costs of meeting the obligations under the contract exceed the expected sales.

Provisions for restructuring measures are recognized if there is a detailed restructuring plan and it has been announced to those affected.

Provisions for onerous contracts are recognized if the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.

Klöckner & Co SE Annual Report 2025	42

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Other provisions changed as follows in the reporting year:

(€ thousand)	As of January 1, 2025	Additions	Accretion/discount	Utilization	Reversals	Other changes*)	Liabilities held for sale	As of December 31, 2025

Other provisions

Other taxes	4,651	474	-	-128	-6	-494	-791	3,705

Personnel-related obligations

– Anniversary payments	4,230	316	11	-406	-	37	-	4,187

– Other	607	173	-	-	-29	-74	-	677

Onerous contracts	3,243	473	-	-2,849	-5	4	-	865

Restructuring expenses	8,936	7,754	-	-4,567	-614	-862	-	10,647

Pending litigation	471	151	-	-33	-31	-155	-	403

Warranties	2,137	426	-	-950	-734	58	-	938

Miscellaneous provisions	25,648	1,492	8	-4,732	-1,818	-4,319	-212	16,068

	49,922	11,259	19	-13,665	-3,237	-5,804	-1,003	37,491

Other accrued liabilities

Personnel-related obligations	35,461	43,709	-	-30,334	-1,020	-2,726	-	45,090

Miscellaneous accrued liabilities	10,645	7,940	-	-7,299	-42	-4	-331	10,909

	46,106	51,649	-	-37,633	-1,062	-2,729	-331	55,999

Other provisions and accrued liabilities	96,028	62,908	19	-51,299	-4,299	-8,533	-1,334	93,490

 *) Change in scope of consolidation, foreign currency adjustments, reclassification and transfers to/from third parties.

Klöckner & Co SE Annual Report 2025	43

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Analysis by maturities:

	December 31, 2025		December 31, 2024

(€ thousand)	Non-current	Current	Non-current	Current

Other provisions

Other taxes	-	3,705	-	4,651

Personnel-related obligations

– Anniversary payments	4,187	-	4,230	-

– Other	596	81	533	74

Onerous contracts	-	865	-	3,243

Restructuring expenses	-	10,647	-	8,936

Pending litigation	-	403	140	330

Warranties	-	938	-	2,137

Miscellaneous provisions	3,695	12,373	4,058	21,590

	8,478	29,013	8,962	40,960

Other accrued liabilities

Personnel-related obligations	-	45,090	-	35,461

Miscellaneous accrued liabilities	-	10,909	-	10,645

	-	55,999	-	46,106

Other provisions and accrued liabilities	8,478	85,012	8,962	87,066

The provisions for other taxes mainly relate to real estate tax.

Provisions for personnel-related obligations mainly relate, in the amount of €4,187 thousand (2024: €4,230 thousand), to anniversary payments in Switzerland (2024: Switzerland). The determination of the provision is based on actuarial calculations with an interest rate of 1.0% (2024: 0.9%). The other provisions for personnel-related obligations mainly relate to additional employee benefits such as parental leave.

The provisions for onerous contracts relate to contractual obligations in which contract fulfillment results in a loss.

The provisions for restructuring relate to obligations resulting from termination benefits granted in redundancy programs in an amount of €10,647 thousand (2024: €8,936 thousand) that either result in an outflow of resources in the following year or, to the extent they are material, are recognized as of the reporting date at their discounted settlement amount. The provisions for site closures and social plans were determined on the basis of cost estimates (for example, site ancillary charges still to be paid for closed sites) or derived from experience from comparable social plans.

The provisions for pending litigation cover expenses for various legal proceedings and claims that may result, in particular, in the payment of damages or other cost-intensive measures.

Provisions for warranties are recognized at the time of sale of the goods or provision of the services concerned. The size of the provision is based on the historical development of warranties and an analysis of all possible future warranty events weighted by probability of occurrence.

Miscellaneous provisions relate among other things to provisions for asset retirement obligations and recultivation on leased sites and provisions for environmental remediations on sold sites. The cash outflow from the obligations is determined by the duration of the leases.

Accrued liabilities for employee-related obligations include performance-based remuneration of €35,428 thousand (2024: €26,614 thousand) as well as vacation entitlements and flextime balances in the amount of €6,258 thousand (2024: €6,189 thousand). The miscellaneous accrued liabilities relate to customer bonuses, discounts, commissions and other bonuses.

Klöckner & Co SE Annual Report 2025	44

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26. Financial liabilities

The details of financial liabilities are as follows:

	December 31, 2025				December 31, 2024

(€ thousand)	Up to 1 year	1 – 5 Years	Over five years	Total	Up to 1 year	1 – 5 Years	Over five years	Total
Liabilities to banks	54,041	533,002	4,000	591,043	150,138	592,175	4,800	747,113
– Liabilities under ABL programs	-	321,347	-	321,347	-	423,540	-	423,540
– Liabilities under ABS program	38,008	-	-	38,008	30,092	-	-	30,092
– Syndicated loan liabilities	120	208,294	-	208,414	3,197	168,307	-	171,504
– Other liabilities to banks	15,912	3,361	4,000	23,273	116,849	328	4,800	121,977
Lease liabilities	39,671	78,084	55,123	172,878	33,176	76,814	38,917	148,907
	93,711	611,086	59,123	763,921	183,314	668,989	43,717	896,019

Financial liabilities of €8,200 thousand (2024: €11,125 thousand) are secured by liens. Inventories as set out in the Notes to the Group Financial Statement 17 (INVENTORIES) and trade receivables as set out in NOTE 18 (TRADE RECEIVABLES AND CONTRACT ASSETS) are also pledged as collateral.

Transaction costs directly attributable to the assumption of financial liabilities in the amount of €5,683 thousand (2024: €4,664 thousand) have been deducted from the liabilities.

Liabilities to banks

After the facility amount of the syndicated loan was increased from €250 million to €400 million in February 2024, we renewed the facility ahead of schedule in December 2024. In an amend and extend process, we adjusted the facility amount from €400 million to €350 million and extended it ahead of schedule to January 2028. The amendments became effective in January 2025. By doing so, Klöckner & Co improved the maturity profile of Group finances. The facility is provided by a syndicate of seven banks. As of December 31, 2025, the outstanding nominal amount was €135 million (excluding transaction costs).

The financial covenants require that gearing, defined as net financial debt divided by the book value of equity less non-controlling interests and less goodwill resulting from acquisitions after May 23, 2024, may not exceed 165%. Hence, the adjusted book value of equity may not fall below €600 million (“minimum equity”). Breach of the financial covenants would require repayment of all outstanding amounts. Subsequent drawings would then be possible if the covenants were once again complied with. The financial covenants were complied with in the reporting year. The Group expects that the financial covenants to be complied each quarter will be complied with over the 12-month period following the reporting date.

Local financial covenants have been agreed for some subsidiary-level loans where Klöckner & Co SE is not the borrower. These financial covenants are normally balance sheet-oriented and conceptually based on our syndicated loan. Corporate Treasury negotiates and monitors the agreed loan terms. This ensures that there is sufficient leeway under the financial covenants and that they can continue to be complied with in the future.

In January 2025, in agreement with the core banks, Klöckner & Co terminated bilateral credit lines at the Swiss country organization with a total volume of CHF 160 million (approximately €172 million) and established an unsecured syndicated loan with a volume of CHF 200 million (approximately €215 million) as a new financing instrument. In this connection, the bank syndicate was expanded from three to four banks. The facility has a term of four years until January 2029. As of December 31, 2025, the outstanding nominal amount was CHF 70 million (approximately €75 million).

The remaining bilateral credit facilities totaling approximately €23 million were fully drawn (excluding lease liabilities) at the end of 2025. The bilateral credit lines mainly relate to the country organizations in Germany/ Austria and to the Becker Group.

For further information on liabilities to banks, please refer to the notes to the consolidated financial statements NOTE 31 (FINANCIAL RISK MANAGEMENT/LIQUIDITY RISKS).

Klöckner & Co SE Annual Report 2025	45

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Liabilities under ABL programs

We use two borrowing base asset-based lending (ABL) facilities in the Group. Most ABL is accounted for by the ABL facility at the US country organization. The facility was originally agreed in November 2020 and was increased in March 2022 from USD 330 million to USD 450 million. In July 2022, the facility was renewed ahead of schedule on improved terms and with a five-year duration to July 2027. In connection with the acquisition of National Material of Mexico, the facility was increased in December 2022 from USD 450 million to USD 650 million (approximately €553 million) with the same terms and maturity while expanding the banking syndicate from three to four banks. Utilization of the program totaled USD 292 million (approximately €249 million) as of the reporting date.

In September 2024, Klöckner & Co agreed a new USD 115 million (approximately €98 million) ABL facility in Mexico. The facility is provided by three banks and has a term of three years until September 2027. Utilization of the program totaled USD 90 million (approximately €77 million) as of the reporting date.

Utilization of the two programs including accumulative interest breaks down as follows:

(€ million)	December 31, 2025	December 31, 2024
– Utilization	321	424
– Maximum volume	652	736

Liabilities under ABS program

Since July 2005, the Klöckner & Co Group has operated an ABS program in Europe. In July 2025, Klöckner & Co renewed the ABS program – in which two German companies currently participate as sellers of receivables – ahead of schedule and rolled it over until 2028 on improved terms. The size of the program was adjusted from €300 million to €100 million, reflecting the sale of parts of the European distribution business completed in 2024. The agreed financial covenants are also based on the statement of financial position and the covenant levels are equivalent to those for the syndicated loan. Utilization of the program totaled €38 million as of the reporting date. The financial covenants were complied with in the reporting year.

Utilization of the program including accumulative interest breaks down as follows:

(€ million)	December 31, 2025	December 31, 2024
– Utilization	38	30
– Maximum volume	100	300

For further information on the ABS program, see NOTE 3 (BASIS OF CONSOLIDATION AND CONSOLIDATION METHODS), NOTE 18 (TRADE RECEIVABLES AND CONTRACT ASSETS) and NOTE 31 (FINANCIAL RISK MANAGEMENT).

Lease liabilities

Lease liabilities have the following term structure:

(€ thousand)	December 31, 2025	December 31, 2024
Due within one year	45,029	40,831
Due between one and five years	89,427	90,313
Due after five years	61,349	43,113
Future minimum lease payments (nominal value)	195,805	174,258
Due within one year	5,359	7,655
Due between one and five years	11,343	13,499
Due after five years	6,226	4,196
Interest included in future minimum lease payments	22,927	25,351
Due within one year	39,671	33,176
Due between one and five years	78,084	76,814
Due after five years	55,123	38,917
Total present value of future minimum lease payments	172,878	148,907

27. Trade payables

(€ thousand)	December 31, 2025	December 31, 2024
Trade payables	634,323	622,046
Provisions for pending invoices	17,078	16,500
Trade payables	651,401	638,547

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28.	Other financial and non-financial liabilities

	December 31, 2025		December 31, 2024
(€ thousand)	Current	Non- current	Current	Non-current
Other financial liabilities	16,741	1,412	24,822	1,359
Negative fair value of derivative financial instruments	1,596	-	1,028	-
Customers with credit balances	6,174	-	9,017	-
Miscellaneous other financial liabilities	8,971	1,412	14,778	1,359
Non-financial liabilities	13,208	-	5,115	-
Contract liabilities	11,678	-	3,191	-
Advance payments received	1,530	-	1,924	-
Other non-financial liabilities	24,315	-	21,095	-
Value-added tax liabilities	7,361	-	7,398	-
Other tax liabilities	867	-	2,155	-
Deferred income	681	-	4,308	-
Liabilities to employees	1,721	-	2,513	-
Social security liabilities	2,201	-	4,310	-
Miscellaneous other non-financial liabilities	11,484	-	410	-
Other liabilities	54,264	1,412	51,032	1,359

Within contract liabilities and advance payments received as of December 31, 2024, amounts of €3,191 thousand and €1,924 thousand were recognized as revenue in fiscal year 2025 (2024: €4,903 thousand and €2,199 thousand).

Other disclosures

29.	Information on capital management

The Klöckner & Co Group determines its capital requirements in relation to risk. Management of and any adjustment in the capital structure is carried out with due regard to changes in the economic environment. Options for maintaining or adjusting the capital structure include adjusting dividend payments, capital repayments to shareholders, issuing new shares and the sale of assets to reduce liabilities.

Capital is managed on the basis of gearing. The Klöckner & Co Group’s target is to maintain gearing below the 165% (2024: 165%) required under the financial covenants in order to be able to continue borrowing on reasonable terms.

Further information about the basis of calculation for gearing and about minimum capital requirements is provided in NOTE 26 (FINANCIAL LIABILITIES).

Gearing is determined as follows:

	December 31,	December 31,
(€ thousand)	2025	2024	Variance
Financial liabilities	763,921	896,019	-132,098
Transaction costs	5,683	4,664	1,020
Liquid funds	-60,205	-120,793	60,589
Net financial debt (before deduction of transaction cost)	709,400	779,890	-70,490
Consolidated shareholders’ equity	1,582,231	1,720,714	-138,484
Non-controlling interests	-6,298	-6,972	674
Goodwill from business combinations subsequent to May 23, 2024	-2,063	-1,834	-229
Adjusted shareholders’ equity	1,573,870	1,711,909	-138,039
Gearing*)	45%	46%	-0.5%p

*) Gearing as defined prior to the syndicated loan extension signed in December 2024 (consolidated equity ./. non-controlling interests ./. goodwill from business combinations subsequent to May 23, 2019) was 47% as of December 31, 2024.

Klöckner & Co SE Annual Report 2025	47

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30.	Financial instruments

Accounting policies

The Group’s financial assets primarily consist of cash and cash equivalents, trade receivables and derivative financial instruments with positive fair values. The Group’s financial liabilities include bonds, liabilities to banks, trade payables, lease liabilities and derivative financial instruments with negative fair values.

The Klöckner & Co Group recognizes all regular way contracts as of the settlement date, regardless of their classification. For derivative financial instruments classified as held for trading, the Group applies trade date accounting.

The fair value option provided by IFRS 9 (Financial Instruments) is not applied.

Financial instruments are measured on initial recognition at fair value, less transaction costs if applicable. Trade receivables are measured at the transaction price. Transaction costs directly attributable to the acquisition or issue of a financial instrument are included in the carrying amount except in the case of financial instruments at fair value through profit or loss. Subsequent measurement of financial assets is carried out using the categories under IFRS 9 (Financial Instruments) according to business model and contractual cash flow characteristics. This results in measurement at amortized cost, at fair value through profit or loss or at fair value through other comprehensive income. Financial liabilities are measured at amortized cost or at fair value through profit or loss.

a)	Non-derivative financial assets and financial liabilities and equity instruments issued by Klöckner & Co

Cash and cash equivalents include cash on hand, bank balances and short-term securities with an original maturity of less than three months that are subject only to an insignificant risk of changes in value and are used for short-term liquidity management. They are measured at amortized cost, which in this case is equal to the nominal value. Foreign currency balances are measured at the mid-point rate at the reporting date. Financial assets at fair value through profit or loss include financial assets initially classified as held for trading. In the Klöckner & Co Group, this classification is applied exclusively to derivative financial instruments that are designated hedging instruments to which hedge accounting is applied. Such assets are presented as other financial assets in the statement of financial position.

Financial assets and financial liabilities are measured at amortized cost using the effective interest method. Also classified in this category are non-current securities that are not quoted in an active market and long-term loans measured at amortized cost.

With one exception, equity investments within the scope of IFRS 9 are measured at fair value through profit or loss.

All identifiable risks are accounted for by recognizing appropriate valuation allowances for expected credit losses taking into account any credit insurance. These are determined on the basis of weighted probabilities and applied to financial assets measured at amortized cost or at fair value through other comprehensive income. The three-stage impairment model is generally applied. A risk allowance is recognized in the amount of the expected 12-month credit losses (Stage 1) or in the amount of the expected lifetime credit losses if the credit risk has increased significantly since initial recognition (Stage 2) or if financial assets are credit-impaired (Stage 3). Financial assets are considered to be credit-impaired if there is objective evidence such as substantial financial difficulty on the part of the obligor, knowledge of an insolvency filing, or overdue status, which is not already assumed on exceeding 30 days past due. In the event that a financial asset is categorized as bad debt, it is written off, including the amount of the valuation allowance.

An equity or debt instrument is classified as a financial liability or as equity according to the substance of the contractual agreement. Equity instruments are recognized in the amount of the issue proceeds less directly attributable transaction costs.

The components of compound financial instruments such as convertible bonds are recognized separately as financial liabilities and equity. At the issue date, the fair value of the liability component is determined by discounting at the market interest rate for comparable financial instruments without conversion rights. Subsequent accounting of the liability component as a financial liability is on an amortized cost basis until conversion or maturity of the bond. Applying the residual method, the remaining difference represents the equity component, which is accounted for in capital reserves with no subsequent adjustment.

Financial liabilities are either classified as liabilities at fair value through profit or loss or as other financial liabilities.

In the Klöckner & Co Group, only derivative financial instruments that are not designated and effective as hedging instruments are recognized as liabilities at fair value through profit or loss. Any negative fair value of such instruments is presented in other financial liabilities.

Other financial liabilities, including borrowings, are initially recognized at fair value less transaction costs. After initial recognition, other financial liabilities are generally measured at amortized cost using the effective interest method.

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An exchange between Klöckner & Co SE and a lender of debt instruments with substantially different terms is accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability. Subject to qualitative considerations, terms are deemed to be substantially different if the discounted present value of the cash flows under the new terms differs from the discounted present value of the remaining cash flows under the original terms by more than 10%.

b)	Derivative financial instruments

The Group uses a variety of derivative financial instruments to manage its exposure to interest, foreign exchange rate and commodity price risks. These include forward exchange contracts, currency swaps, cross-currency swaps, interest rate swaps, interest rate caps and commodity forwards.

Derivatives are initially measured at fair value on inception and subsequently measured at fair value at each reporting date. Any gain or loss from a change in the fair value of a derivative financial instrument that is not a designated and effective cash flow hedge or hedge of a net investment is immediately recognized in operating income. For derivative financial instruments that are designated hedges, the timing of the recognition of gains or losses depends on the type of hedge. The Klöckner & Co Group uses certain derivative financial instruments to hedge recognized assets or liabilities. Certain unrecognized firm commitments are also hedged.

Steel purchase contracts entered into to receive or deliver non-financial items in accordance with own requirements are treated as pending transactions (own use exemption) and not accounted for as derivatives.

If embedded derivatives are identified in contracts, they are examined to establish whether they are closely related to the economic characteristics of the host contract. If not, they are accounted for separately as derivatives.

Forward exchange contracts are used to hedge foreign-currency receivables and liabilities (unrecognized firm commitments and recognized receivables and liabilities) arising from the operating business and to hedge intercompany loans. They are measured item by item at the forward rate as of the reporting date, and exchange differences arising due to the contracted forward exchange rate are recognized in profit or loss.

Interest exchange amounts from interest rate swaps are recognized in profit or loss at the payment date or on accrual at the reporting date. In all other respects, interest rate swaps, like interest rate caps, are measured at fair value at the reporting date and – unless hedge accounting is applied – changes in their fair value during the reporting period are recognized in profit or loss.

Derivatives held for hedging purposes are classified as non-current assets or liabilities if the remaining term of the hedging relationship is more than twelve months and as current assets or liabilities if the remaining term of the hedging relationship is less than twelve months.

Derivatives not designated in a hedging relationship are classified as current assets or liabilities.

c)	Hedge accounting

Hedge accounting is applied in accordance with IFRS 9. The Klöckner & Co Group designates individual derivatives held for hedging purposes either as cash flow hedges or as hedges of foreign net investments, according to volume, term and risk structure.

The relationship between the hedged item and the hedging instrument, including the risk management objectives and the Company’s strategy for undertaking the hedge, are documented at the inception of the hedge. At the inception of the hedge and regularly on an ongoing basis, the hedge is assessed and it is documented whether the hedge is highly effective in offsetting changes in the cash flows attributable to the hedged risk or the net investment. Changes in the reserve for fair value adjustments of financial instruments within other comprehensive income are shown in the summary of changes in consolidated equity.

The effective portion of the change in the fair value of derivative financial instruments designated as cash flow or net investment hedges is recognized in equity through other comprehensive income; the ineffective portion is recognized directly in profit or loss. The amounts recognized in other comprehensive income are reclassified to profit or loss in the period in which the hedged item is recognized in profit or loss. In the case of commodity forwards that hedge purchase prices, the amounts are reclassified to inventories (basis adjustment) and, on consumption of the inventories, the effect on earnings is recognized in cost of materials.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated or exercised, or ceases to be effective. Any cumulative gain or loss that has been recognized through other comprehensive income from changes in the fair value of the derivative remains in other comprehensive income and is reclassified to profit or loss when the forecast transaction is recognized in profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss recognized in other comprehensive income is immediately recognized in profit or loss.

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Additional disclosures on financial instruments

The carrying amounts and fair values by category of financial instruments are as follows:

Financial assets as of December 31, 2025

			Category			Fair value
(€ thousand)	Presented in the Statement of Financial Position as	Carrying amount	Fair value recognized in profit or loss	Fair value recognized in equity	Amortized cost	Level 1	Level 2	Level 3	Total
Measured at fair value

Derivative financial instruments not designated in hedge accounting (Held for trading)	Other current and non-current financial assets	300	300	-	-	-	300	-	300

Participations	Other non-current financial assets	22,109	22,061	47	-	-	-	22,109	22,109

Short-term deposits (< 3 months)	Cash and cash equivalents	9	9	-	-	-	9	-	9

Not measured at fair value

Trade receivables and contract assets	Trade receivables and contract assets	640,388	-	-	640,388	-	-	-	-

Cash and cash equivalents	Cash and cash equivalents	60,196	-	-	60,196	-	-	-	-

Other financial assets at cost	Other current and non-current financial assets	18,777	-	-	18,777	-	18,777	-	18,777

Other financial assets at cost	Bonus claims to suppliers	55,554	-	-	55,554	-	-	-	-

Total		797,332	22,370	47	774,915	-	19,085	22,109	41,194

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Financial liabilities as of December 31, 2025

			Category / Hedge Accounting / Lease			Fair value
(€ thousand)	Presented in the Statement of Financial Position as	Carrying amount	Fair value recognized in profit or loss	Fair value recognized in equity	Amortized cost	Level 1	Level 2	Level 3	Total
Measured at fair value

Derivative financial instruments not designated in hedge accounting (Held for trading)	Other current and non-current financial liabilities	335	335	-	-	-	335	-	335

Derivative financial instruments designated in hedge accounting	Other current and non-current financial liabilities	1,261	-	1,261	-	-	1,261	-	1,261

Other financial liabilities	Other non-current financial liabilities	1,412	1,412	-	-	-	-	1,412	1,412

Other financial liabilities	Other current financial liabilities	7,726	7,726	-	-	-	-	7,726	7,726

Not measured at fair value

Financial liabilities at amortized cost	Current and non- current financial liabilities	591,043	-	-	591,043	-	590,485	-	590,485

Lease liabilities	Current and non- current financial liabilities	172,878	-	-	172,878	-	-	-	-

Trade payables	Trade payables	651,401	-	-	651,401	-	-	-	-

Other financial liabilities at amortized cost	Other current financial liabilities	7,419	-	-	7,419	-	-	-	-

Total		1,433,475	9,474	1,261	1,422,741	-	592,081	9,138	601,219

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Financial assets as of December 31, 2024

			Category			Fair value
(€ thousand)	Presented in the Statement of Financial Position as	Carrying amount	Fair value recognized in profit or loss	Fair value recognized in equity	Amortized cost	Level 1	Level 2	Level 3	Total
Measured at fair value

Derivative financial instruments not designated in hedge accounting (Held for trading)	Other current and non-current financial assets	433	433	-	-	-	433	-	433

Participations	Other non-current financial assets	32,556	32,442	114	-	-	-	32,556	32,556

Short-term deposits (< 3 months)	Cash and cash equivalents	12	12	-	-	-	12	-	12

Not measured at fair value

Trade receivables and contract assets	Trade receivables and contract assets	666,281	-	-	666,281	-	-	-	-

Cash and cash equivalents	Cash and cash equivalents	120,782	-	-	120,782	-	-	-	-

Other financial assets at cost	Other current and non-current financial assets	17,293	-	-	17,293	-	17,293	-	17,293

Other financial assets at cost	Bonus claims to suppliers	55,414	-	-	55,414	-	-	-	-

Total		892,770	32,887	114	859,770	-	17,737	32,556	50,293

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Financial liabilities as of December 31, 2024

			Category / Hedge Accounting / Leases			Fair value
(€ thousand)	Presented in the Statement of Financial Position as	Carrying amount	Fair value recognized in profit or loss	Fair value recognized in equity	Amortized cost	Level 1	Level 2	Level 3	Total
Measured at fair value

Derivative financial instruments not designated in hedge accounting (Held for trading)	Other current and non-current financial liabilities	984	984	-	-	-	984	-	984

Derivative financial instruments designated in hedge accounting	Other current and non-current financial liabilities	43	-	43	-	-	43	-	43

Other financial liabilities	Other non-current financial liabilities	1,359	1,359	-	-	-	-	1,359	1,359

Other financial liabilities	Other current financial liabilities	2,082	2,082	-	-	-	-	2,082	2,082

Not measured at fair value

Financial liabilities at amortized cost	Current and non- current financial liabilities	747,113	-	-	747,113	-	746,531	-	746,531

Lease liabilities	Current and non- current financial liabilities	148,907	-	-	148,907	-	-	-	-

Trade payables	Trade payables	638,547	-	-	638,547	-	-	-	-

Other financial liabilities at amortized cost	Other current financial liabilities	21,712	-	-	21,712	-	-	-	-

Total		1,560,748	4,426	43	1,556,279	-	747,558	3,441	751,000

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Measurement of the fair value of the equity investments in the amount of €22,109 thousand (2024: €32,556 thousand) is classified as level 3. These are mostly unquoted financial instruments (equity investments) for which there is no active market. Of the change in the fiscal year, a decrease of €2,547 thousand (2024: decrease of €1,604 thousand) is attributable to changes in fair value and a decrease of €3,852 thousand (2024: increase of €1,345 thousand) to corporate actions, of which a decrease of €4,953 thousand related to disposals. Fair value is measured on the basis of available financial information, such as transaction prices for financing rounds or business plans to the extent that this information is reliable, or, as an approximation, as cost, which is considered an appropriate estimate of fair value as no more suitable information is available. A review is carried out on a quarterly basis using all information available on the equity investments to establish whether cost is still representative of fair value. This would no longer be the case, for example, in the event of a change in the economic environment, a significant change in the market in which the equity investments are active or other events relevant to measurement. As cost is the sole input factor for fair value, a percentage change in cost results in an equal change in fair value. The estimated fair value would increase (decrease) with any increase (decrease) in cost. Given the size of the investment amount, even a 10% increase in cost would not have a material impact on fair value.

The fair values of non-current financial liabilities are determined on the basis of risk-adjusted discounted cash flows.

In the case of current financial assets (mostly other assets), fair values are largely identical to carrying amounts. The fair values of financial liabilities reflect the current market situation for the respective financial instruments as of December 31, 2025. Their fair values are not reduced by transaction costs. For current financial liabilities, when there are no transaction costs to be deducted, their carrying amount is identical to fair value.

Financial instruments are classified as Level 1 if the fair value is obtained from quoted prices in active markets. Fair values determined using other directly observable market inputs are classified as Level 2.

Changes in hierarchy levels are taken into account at the end of the period in which the change took place. There were no transfers between hierarchy levels during the reporting year.

The Level 3 fair value includes an earn-out clause from the acquisition of Sol Components LLC, Sacramento, USA, under which a subsequent purchase price adjustment of a maximum of USD 3.0 million was agreed subject to the achievement of specified sales targets as of June 30, 2025. The fair value of the earn-out clause amounts to USD 1.8 million (€1.5 million).

Also included is contingent consideration of CHF 1.0 million (€1.1 million) for the acquisition of the shares in Müller Wüst AG, Aarau, Switzerland, which will fall due in 2026. As a qualitative component of the contingent consideration, the sellers will receive a maximum amount of CHF 150 thousand (€161 thousand) for 2026 if certain milestones are achieved. Consideration of CHF 850 thousand (€912 thousand) is dependent on cumulative net sales for the years 2024 to 2026 and the EBITDA margin in 2026.

A put liability from the acquisition of ODS Belgium B.V., Essen, Belgium is also included. The put option was entered into for a potential future transfer of non-controlling interests valued by discounting future earnings based on budget figures. The future earnings are based on budget figures. Liabilities totaled €137 thousand in the fiscal year (2024: €137 thousand). IFRS 13.97 applies.

Derivative financial instruments

The Klöckner & Co Group is exposed to interest, currency and commodity price risk in its operating business. This risk is hedged using derivative financial instruments.

The Group exclusively uses market instruments with sufficient market liquidity. Derivative financial instruments are entered into and managed in compliance with internal directives governing the scope of action, responsibilities and controls. According to these directives, the use of derivative financial instruments is a primary responsibility of the Corporate Treasury department of Klöckner & Co SE, which manages and monitors the use of such instruments. Such transactions are only entered into with credit institutions with impeccable ratings. Derivative financial instruments are not allowed to be used for speculative purposes and may only be used to hedge risks associated with hedged items.

Derivative financial instruments are accounted for at fair value in accordance with IFRS 9. Hedge accounting is applied in accordance with IFRS 9.

Derivatives are initially measured at fair value on inception and subsequently measured at fair value at each reporting date. Any gain or loss from a change in the fair value of a derivative financial instrument that is not a designated and effective cash flow hedge or hedge of a net investment is immediately recognized in profit or loss. For derivative financial instruments that are designated hedges, the timing of the recognition of gains or losses depends on the type of hedge and its effectiveness. The Klöckner & Co Group uses certain derivative financial instruments to hedge recognized assets or liabilities. Certain unrecognized firm commitments are also hedged.

Forward exchange contracts are measured item by item at the forward rate as of the reporting date, and exchange differences arising due to the contracted forward exchange rate are recognized in profit or loss.

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Commodity forwards are designated in cash-flow hedge accounting and classified into planned and unrecognized firm commitment procurement transactions. Two potential causes of ineffectiveness are over-hedging and divergence between the derivative’s underlying and the reference price formula. Any ineffectiveness is accounted for in cost of materials.

The notional amounts and fair values of the derivative financial instruments in interest rate and currency hedges as of the reporting date and risks of price fluctuations in procurement transactions are as follows:

	December 31, 2025			December 31, 2024

(€ million)	Not designated in hedge accounting	Designated in hedge accounting	Average hedge rate (in €)	Not designated in hedge accounting	Designated in hedge accounting	Average hedge rate (in €)

Nominal values

Forward exchange contracts	161.8	-	-	64.4	-	-

Commodity forwards	-	25.3	508	-	0.2	17,401

The notional amounts correspond to the non-netted sum of the currency, interest rate and price portfolio.

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The amounts relating to items designated as hedging instruments were as follows:

	December 31, 2025		December 31, 2024

	Fair value		Fair value

(€ million)	Forward exchange contracts	Commodity forwards	Forward exchange contracts	Commodity forwards

Not designated in hedge accounting	0.0	-	-0.6	-

Designated in hedge accounting	-	-1.3	-	-

Change in value of hedging instrument recognized in other comprehensive income	-	-2.0	-	-0.1

Ineffectiveness recognized in profit or loss	-	-	-	-

Gains and losses on hedges reclassified to inventories – basis adjustment	-	-0.5	-	0.2

Amount reclassified from hedging reserve to profit or loss	-	-	-	-

Balances remaining in the cash flow hedge reserve from hedging relationships for which hedge accounting is no longer applied	-56.6	-	-56.6	-

Forward exchange contracts are presented in other current financial assets and liabilities; commodity forwards are presented in other current financial liabilities.

The fair values of the derivative financial instruments are determined on the basis of quantitative finance methods using standard banking models. Counterparty risk as of the measurement date is taken into account in the determination of fair values. Where market prices exist, these correspond to the price a third party would pay for the rights or obligations arising from the financial instruments. The fair values are the market values of the derivative financial instruments, irrespective of any offsetting changes in the value of hedged items.

Forward exchange contracts with a notional amount of €162 million (2024: €64 million) have a remaining maturity of less than one year. These include a notional amount of €86 million (2024: none) for the hedging of intra-Group loans.

Forward exchange contracts with a notional amount of €25.3 million (2024: €0.2 million) have a remaining maturity of less than one year.

Commodity price risks and opportunities for steel are presented using sensitivity analyses in accordance with IFRS 7. These show how equity as of the reporting date is affected by changes in prices. Commodity price risk is measured as cash flow risk.

Scenario-based sensitivity analysis is used to show the effects on Klöckner & Co of a parallel shift in price curves.

On the basis of the commodity forwards as of December 31, 2025, a 10% fall in the price level in each case would have no material effect (December 31, 2024: no material effect) that would have to be accounted for in equity, in the cash flow hedge reserve.

Derivatives that constitute a financial asset or a financial liability where the right of set-off is contingent on breach of contract or insolvency of one of the counterparties do not meet, or only partly meet, the criteria for offsetting in the consolidated statement of financial position under IAS 32.

The table below in accordance with IFRS 7.13C discloses the gross and net amounts of the financial instruments that are subject to master netting arrangements:

2025 (€ thousand)	Gross amounts in the statement of financial position	thereof subject to offsetting under master netting arrangements	Net amounts under master netting arrangements

Financial assets

Other current and non-current financial assets

– Forward exchange contracts	300	-156	144

Financial liabilities

Other current and non-current financial liabilities

– Forward exchange contracts	-335	156	-179

– Commodity forwards	-1,261	-	-1,261

2024 (€ thousand)	Gross amounts in the statement of financial position	thereof subject to offsetting under master netting arrangements	Net amounts under master netting arrangements

Financial assets

Other current and non-current financial assets

– Forward exchange contracts	433	-220	213

Financial liabilities

Other current and non-current financial liabilities

– Forward exchange contracts	-984	220	-764

– Commodity forwards	-43	-	-43

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31.	Financial risk management

IFRS 7 requires an entity to provide disclosure that enables users of financial statements to evaluate the nature and the extent of risks arising from financial instruments. These risks encompass credit risk, market risk (interest rates, exchange rates and commodity prices) and liquidity risk. For a description of the methods, processes, responsibilities and objectives of the risk management system, please refer to the information provided in the group management report under HEADING 5.3 (RISKS AND OPPORTUNITIES).

Credit risk

The Company is exposed to credit risk mainly in its operating business. A credit risk is defined as an unexpected loss on financial assets, such as if a customer is unable to meet its obligations when due. Operating receivables are locally monitored on an ongoing basis. Credit risk is taken into account by valuation allowances.

The maximum exposure to credit risk is reflected by the carrying amounts of financial assets in the statement of financial position. The Klöckner & Co Group addresses credit risk with its own credit management and by taking out trade credit insurance. As of December 31, 2025, €124 million (December 31, 2024: €130 million) of trade receivables were covered by credit insurance.

Trade receivables

Prospective customers are credit-checked against an in-house risk board before order acceptance. Additionally, there is an active receivables management system incorporating trade credit insurance. The broadly diversified receivables pool is also used for financing purposes as part of an ABS program in Germany and two ABL facilities in the USA and Mexico.

In addition to local monitoring by each subsidiary, Klöckner & Co SE also monitors significant credit risk at Group management level in order to better control specific individual risks and any cumulative risk.

There is no risk concentration at Group level as trade receivables relate to large numbers of customers from a variety of sectors and regions. Klöckner & Co applies the simplified approach to trade receivables and contract assets, recognizing the lifetime expected credit losses on inception. Determination of expected credit losses under the simplified approach is performed at Klöckner & Co in risk groups using historic credit loss rates. The assignment to risk groups is made on the basis of shared credit risk characteristics. For Klöckner & Co, these include a customer’s geographical location and the past due status of contract assets.

Future-oriented information is incorporated by adjusting historic credit loss rates with scaling factors. These are based on gross domestic product (GDP) growth rates in each region. Due to the structure of the receivables portfolio, the impact of this was small (under €0.2 million).

Contract assets relate to work in progress that has not yet been invoiced and generally have the same risk characteristics as trade receivables for the same types of contract. Klöckner & Co has therefore concluded that the expected credit loss rates on trade receivables not past due are a suitable approximation of loss rates for contract assets.

Individual valuation allowances are recognized under the simplified approach when one or more events have occurred that have a detrimental impact on the debtor’s creditworthiness. Such events include payment delays, imminent insolvency or the granting of concessions to the debtor on account of payment difficulties. Trade receivables and contract assets are written off if recovery is no longer probable. This is the case, for example, if a debtor becomes insolvent.

(€ thousand)	2025	2024

Valuation allowances as of January 1 under IFRS 9	5,436	4,949

Utilization	-1,148	-954

Additions	2,109	1,297

Exchange rate differences	-256	144

Valuation allowances as of December 31	6,141	5,436

The change in the valuation allowance is mainly due to the increase/decrease in the gross carrying amount of trade receivables/contract assets that are credit-impaired.

The table below contains information on credit risk and expected credit losses on trade receivables and contract assets.

2025	Gross trade receivables (€ thousand)	Average default rates (in %)	Expected credit loss (€ thousand)

Germany	110,704	0,021-0,063	89

Switzerland	83,647	0.008	5

USA	282,561	0.036	97

Other	164,719	0,006-0,019	3

Total	641,632	0,006-0,063	195

Valuation allowance	-6,141

Carrying amount of trade receivables	635,491

Klöckner & Co SE Annual Report 2025	57

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

2024	Gross trade receivables (€ thousand)	Average default rates (in %)	Expected credit loss (€ thousand)

Germany	118,451	0,016-0,036	81

Switzerland	81,157	0.008	5

USA	348,149	0.041	126

Other	123,960	0,004-0,023	3

Total	671,718	0,004-0,041	216

Valuation allowance	-5,436

Carrying amount of trade receivables	666,281

In addition to the expected credit losses, valuation allowances were recognized in the amount of €5,946 thousand (2024: €5,221 thousand) for incurred losses on trade receivables.

Cash and cash equivalents and other financial assets

As part of liquidity management, Klöckner & Co SE deposits cash and cash equivalents exclusively with the Group’s core banks, which hold immaculate ratings. Their credit standing is also regularly monitored against credit default swaps (CDSs).

Cash consists of bank balances and short-term deposits in the form of call and time deposits. The maximum investment period is 90 days.

On the basis of the limited investment period, the banks’ credit ratings and current CDS premiums, cash and cash equivalents have low default risk. No material impairment losses were therefore recognized on cash and cash equivalents in fiscal year 2025.

The other financial assets are mainly supplier bonus receivables. Supplier bonus receivables are immediately offset against the next deliveries and their credit risk is assessed as immaterial.

Disclosures on liquidity risk

Liquidity requirements are continuously budgeted by the Klöckner & Co Group and monitored by the Corporate Treasury Department to ensure appropriate levels of liquidity for the Group.

In total, the Group has credit facilities (including leases) in the amount of approximately €1.5 billion (2024: €1.8 billion). Financial liabilities plus transaction costs came to €764 million (2024: €896 million). This corresponds to approximately 51% of the credit facilities (2024: 50%). For further information on our credit facilities, see NOTE 26 (FINANCIAL LIABILITIES).

For a partial amount of the available credit facilities, the banks have a right of termination for cause in the event of a change in voting rights of more than 50% in the borrowing Klöckner Group company. This right of termination for cause relates to the syndicated revolving credit facility of Klöckner & Co SE in the amount of €350 million (drawdown as of the December 31, 2025 reporting date: €134 million) and the European ABS program in the amount of €100 million (drawdown as of the reporting date: €38 million).

In connection with the takeover offer from Worthington Steel published on February 5, 2026 (see also NOTE 36 (SUBSEQUENT EVENTS) and SECTION 4.2. (TAKEOVER DISCLOSURES) in the management report), it is considered probable that a change in voting rights of more than 50% could arise in the next 12 months. To the extent that the lenders do not exercise their right of termination for cause in connection with the implementation of the takeover offer from Worthington Steel and no replacement facilities have been put in place, Worthington Steel GmbH (the bidder) and Worthington Steel, Inc. have undertaken in the business combination agreement of January 15, 2026, if requested, to make available, or to arrange that there are made available, sufficient funds to refinance the amounts drawn under such financing arrangements immediately before the closing of the public takeover offer.

Klöckner & Co SE Annual Report 2025	58

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

December 31, 2025		Cash outflows

(€ thousand)		Less than 1 year	1 – 5 years	More than 5 years	Total

Bank loans, ABL	Nominal values	-	325,365	-	325,365

Bank loans, other	Nominal values	15,642	213,160	4,200	233,002

ABL	Interest	17,859	10,269	-	28,128

Other	Interest	11,539	15,279	194	27,011

	Total	45,039	564,073	4,394	613,506

ABS	Nominal values	38,000	-	-	38,000

	Interest	2,648	4,336	-	6,984

	Total	40,648	4,336	-	44,984

Lease liabilities	Nominal values	39,671	78,084	55,123	172,878

	Interest	5,359	11,343	6,226	22,927

	Total	45,029	89,427	61,349	195,805

Total financial liabilities		130,716	657,835	65,743	854,295

Cash outflows from derivative financial instruments designated in interest hedging relationships		-	-	-	-

December 31, 2024		Cash outflows

(€ thousand)		Less than 1 year	1 – 5 years	More than 5 years	Total

Bank loans, ABL	Nominal values	-	423,525	-	423,525

Bank loans, other	Nominal values	31,651	258,198	5,000	294,849

ABL	Interest	25,688	40,597	-	66,284

Other	Interest	12,013	19,885	321	32,219

	Total	69,352	742,205	5,321	816,878

ABS	Nominal values	30,000	-	-	30,000

	Interest	2,596	214	-	2,810

	Total	32,596	214	-	32,810

Lease liabilities	Nominal values	33,176	76,814	38,917	148,907

	Interest	7,655	13,499	4,196	25,350

	Total	40,831	90,313	43,113	174,258

Total financial liabilities		142,779	832,732	48,434	1,023,945

Cash outflows from derivative financial instruments designated in interest hedging relationships		-	-	-	-

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The table includes all instruments for which contractual payments are agreed as of the reporting date; budgeted payments for new liabilities to be assumed in the future are not included. Variable interest on financial instruments is determined on the basis of the forward yield curve immediately before the reporting date. For drawings on the revolving credit facility, it was assumed that the level of drawings as of the reporting date will be maintained for the remaining term of the facility.

Net gains or losses by category

Net gains or losses in the assets at amortized cost measurement category are presented in the table below. For the presentation of net interest income, please refer to NOTE 13 (FINANCIAL RESULT).

(€ thousand)	December 31, 2025	December 31, 2024

Exchange rate differences	428	-2,359

Valuation allowance	-2,954	-3,904

Subtotal	-2,526	-6,263

Net income credit insurance	-1,314	-290

Net result	-3,840	-6,553

There was a net negative effect in the fiscal year of €66 thousand (2024: positive effect of €114 thousand) in the equity instruments at fair value through other comprehensive income (OCI) category.

The net gain or loss in the other financial liabilities category relates to currency translation. In the fiscal year, there was a net loss of €172 thousand (2024: net gain of €173 thousand).

Financial assets measured at fair value total €300 thousand (2024: €433 thousand). The net effect on earnings (other effects recognized in profit or loss) amounts to a negative €129 thousand (2024: net positive effect of €105 thousand). Further information about income from long-term equity investments measured at fair value is provided in NOTE 12 (INCOME FROM INVESTMENTS).

There are €335 thousand (2024: €984 thousand) in financial liabilities measured at fair value and €1,422,741 thousand (2024: €1,556,279 thousand) in financial liabilities measured at amortized cost. This resulted in negative net income effects of €537 thousand (2024: negative net income effects of €108 thousand) (other effects recognized in profit or loss).

Disclosures on interest rate risk

Klöckner & Co is exposed to interest rate changes due to the use of financial instruments. The hedging policy is geared to risk arising from interest rate changes on variable-rate financial liabilities. The Klöckner & Co Group faces interest rate risk exposure on its central financing instruments in the eurozone (holding company syndicated loan; ABS in Germany) and on local borrowings, notably in the USA and Mexico (ABL) and in Switzerland (syndicated loan). There is additional interest rate risk exposure on short-term deposits of liquid funds at banks. The Corporate Treasury Department monitors and controls interest rate risk on financial liabilities.

As part of central Group financing, the Group’s borrowing needs are primarily met with a diversified portfolio of financing instruments. These mainly comprise the working capital instruments (holding company syndicated loan, ABS in Germany, syndicated loan in Switzerland; US ABL and Mexico ABL). The working capital instruments are variable-rate financial instruments, generally with flexible drawing provisions.

Taking into account local borrowings in the amount of €8 million and lease liabilities in the amount of €173 million, €181 million or approximately 24% of financial liabilities before transaction costs were fixed-rate as of December 31, 2025 (2024: €165 million or approximately 18%).

Interest rate risk exposures and opportunities are presented using sensitivity analyses in accordance with IFRS 7. These show how interest income and expense and equity as of the reporting date are affected by changes in market interest rates. Interest rate risk is measured as cash flow risk.

Scenario-based sensitivity analysis is used to show the effects on Klöckner & Co’s profit or loss of a parallel shift in yield curves in the relevant currencies. The cash flow effect of the shift in the yield curve relates solely to interest expense and income for the following reporting period.

On the basis of financial liabilities as of December 31, 2025, an increase in market interest rates on each of the relevant currencies by 100 basis points would have a negative effect on the financial result in the amount of approximately €5.9 million (2024: €6.9 million) for an analysis period of one year.

	2025	2024

(€ million)	100 Bp	100 Bp

EUR	1.9	2.2

USD	3.3	3.8

CHF	0.8	0.9

Total	5.9	6.9

A rising interest rate scenario creates upside potential for the accumulated holdings of liquidity. Assuming a one-year investment period, an increase in market interest rates by 100 basis points would have a positive effect in the amount of €0.6 million (2024: €1.2 million).

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To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

	2025	2024

(€ million)	100 Bp	100 Bp

EUR	0.1	0.3

USD	0.4	0.8

CHF	0.1	0.1

Total	0.6	1.2

Conversely, we expect that a fall in market interest rates by 100 basis points would result in the aforesaid effects in the opposite direction.

Disclosures on currency risk

Within our risk strategy, only transaction risk and risk on intra-Group borrowings are subject to our hedging policy. Our hedging activities do not target translation risk relating to the translation of income and expenses into our Group currency. Currency risk therefore arises from borrowing, intra-Group dividend payments, acquisitions and operating activities.

The Klöckner & Co Group operates central foreign currency management. Domestic and foreign subsidiaries are required to identify currency risk and to hedge it through the Corporate Treasury Department or, within set limits, individually with banks. The hedges cover currency risk on recognized sales and purchases as well as on firm sale and purchase commitments. With regard to currency risk on firm sale commitments, the hedging strategy takes into account the compensatory effects of operating measures and market changes (natural hedges).

At the reporting date, the Klöckner & Co Group did not have any material exposure to currency risk arising from its operating activities or acquisitions.

In financing, currency risk arose on foreign currency loans provided by Klöckner & Co SE to subsidiaries. These loans are granted to finance Group companies as part of central Group financing and are fully hedged. There were no such financing measures as yet at the reporting date (2024: none). The intra-Group loans, including ongoing interest payments, have been hedged with forward contracts and currency swaps.

Currency transactions at our subsidiaries in Mexico, Switzerland and the Netherlands amounted to €76 million at the year-end (2024: €64 million). These relate to forward exchange contracts and currency swaps entered into to hedge customer and supplier payments.

Our currency swaps had a negative fair value as of the reporting date of €0.04 million (2024: negative fair value of €0.6 million).

Commodity price risk

Due to its business model, the company is dependent on steel and other metals, the prices of which are highly volatile due to cyclical demand, regional availability and speculation. To limit the price risk on expected future net requirements, Klöckner & Co enters into contracts with suppliers for future physical delivery.

In addition, cash-settled OTC metal forwards are used, which are entered into at the American and Swiss country organizations in coordination with Corporate Treasury and result in a settlement payment based on a reference index. Forward positions vary according to expected production volumes and price movements during the year.

Commodity forwards are designated in cash-flow hedge accounting and classified into planned and unrecognized firm commitment procurement transactions. Potential causes of ineffectiveness include over-hedging and divergence between the derivative’s underlying and the reference price formula. Any ineffectiveness is accounted for in cost of materials.

Due to the existing contract volumes as of December 31, 2025, there are no material sensitivities on these positions (December 31, 2024: no material sensitivities). Commodity price risks and opportunities for steel and other metals are presented using sensitivity analyses in accordance with IFRS 7. These show how equity as of the reporting date is affected by changes in prices. Commodity price risk is measured as cash flow risk.

Scenario-based sensitivity analysis is used to show the effects on Klöckner & Co of a parallel shift in price curves.

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32.	Litigation, contingent liabilities and commitments

Contingent liabilities are possible obligations which arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the entity. They also include present obligations that arise from past events but are not recognized because it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured with sufficient reliability. Unless the possibility of any outflow in settlement is remote, a description of the nature of the contingent liability is disclosed.

The Klöckner & Co Group is not involved in any litigation or arbitration proceedings that could have a material impact on the Group’s financial situation. Notwithstanding extensive compliance measures, however, isolated compliance violations and legacy cases cannot be ruled out.

There are also guarantees that are given on divestments and property disposals. Such guarantees cover customary representations and warranties as well as environmental and tax contingencies.

Other commitments arise from purchase commitments; these amounted as of December 31, 2025 to €133 million for capital expenditure on fixed assets (2024: €58 million) and €479 million for goods (2024: €225 million).

33.	Related party transactions

Klöckner & Co SE is a dependent company of SWOCTEM GmbH, Haiger, within the meaning of Section 312 of the German Stock Corporation Act (AktG). The majority shareholder of SWOCTEM GmbH is Prof. Dr. E.h. Friedhelm Loh, who is to be regarded as a controlling party of Klöckner & Co. SE due to his shareholding in SWOCTEM. Pursuant to Section 312 (1) of the German Stock Corporation Act, the Management Board of Klöckner & Co SE has therefore prepared a report on relations with affiliated companies. Please see the concluding statement to the REPORT IN SECTION 4.1 of the combined management report for fiscal year 2025.

Related parties within the meaning of IAS 24 therefore include SWOCTEM GmbH, entities related to it and entities which are controlled, jointly controlled or significantly influenced by Prof. Dr. E.h. Friedhelm Loh or his close family members or in which key management positions are held by these persons. In the reporting year, the Group supplied these companies with goods to the value of €5,752 thousand (2024: €7,278 thousand) and purchased goods to the value of €49 thousand (2024: €72 thousand) and services to the value of €34 thousand (2024: €31 thousand). All transactions took place at arm’s length. There were receivables of €252 thousand (2024: €561 thousand) and liabilities of €0 thousand (2024: €12 thousand) as of the reporting date.

The Management Board, the Supervisory Board and their close family members are also classified as related parties within the meaning of IAS 24. With the exception of the above disclosures concerning Prof. Dr. E.h. Friedhelm Loh, transactions with members of the Management Board and Supervisory Board are restricted in the reporting period to transactions in their capacity as members of the Management Board or Supervisory Board as set out below. The members of the Management Board are Guido Kerkhoff, Dr. Oliver Falk and John Ganem. The members of the Supervisory Board are Prof. Dr. Dieter H. Vogel, Dr. Ralph Heck, Prof. Dr. Tobias Kollmann, Prof. Dr. E.h. Friedhelm Loh, Uwe Röhrhoff and Dagmar Steinert.

Remuneration for Management Board members consists of non-performance-related and performance-related components. The non-performance-related components consist of a monthly fixed salary, retirement provision and ancillary benefits. The performance-related remuneration is granted in the form of a variable target bonus, which is made up of a short-term (cash) and a long-term (personal investment) component. This personal investment component requires the purchase of shares in Klöckner & Co SE at the grant date and is subject to a four-year lock-up period. The figure of €1,386 thousand stated for share-based remuneration in 2024 relates to the fair value of the Management Board’s personal investment component to be paid out in shares for fiscal year 2024 and corresponds to the entitlement granted. Due to the takeover offer from Worthington Steel published on February 5, 2026, the Supervisory Board decided to suspend the obligation of the Management Board members to invest the personal investment component of the annual bonus for fiscal year 2025 and to pay out the annual bonus entirely in cash. Accordingly, a provision in the full amount of €2,448 thousand (2024: €924 thousand) was recognized for the performance-related remuneration of the Management Board for fiscal year 2025.

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Supervisory Board remuneration comprises basic remuneration, attendance fees, expenses and the value added tax payable on the remuneration components. As of December 31, 2025, there was a provision for basic remuneration for the Supervisory Board in the amount of €648 thousand (2024: €644 thousand).

The components of the remuneration system for the Management Board and the Supervisory Board are set out in detail with disclosures for individual members in the remuneration report. The table below shows total compensation of members of the Management Board and of the Supervisory Board of Klöckner & Co SE – differing from the disclosures of remuneration granted and owed contained in the remuneration report – pursuant to the stipulations of German commercial law:

(€ thousand)	2025	2024

Management Board

Fixed components	2,329	2,253

Annual bonus	2,448	2,310

Other remuneration	942	918

Total remuneration pursuant to Section 314 No. 6a of the German Commercial Code (HGB) – Management Board	5,718	5,481

Supervisory Board

Fixed components	648	644
Total remuneration pursuant to Section 314 No. 6a of the German Commercial Code (HGB) – Supervisory Board	648	644

The following table illustrates the remuneration in accordance with IAS 24 (Related Party Disclosure) for the Management Board and the Supervisory Board:

(€ thousand)	2025	2024

Short-term benefits (IAS 24.17 a)
– Management Board	5,718	4,095
– Supervisory Board	648	644
Share-based remuneration from the personal investment component of Management Board variable remuneration (IAS 24.17 e)	-	1,386
Total remunerations IFRS	6,366	6,125

There are pension provisions of €6,622 thousand (2024: €6,963 thousand) for members of the Management Board as of the reporting date.

Pursuant to Section 314 No. 6 b) of the German Commercial Code (HGB), total remuneration paid to former members of the Management Board was €911 thousand in the reporting year (2024: €915 thousand). In addition, there are pension provisions for former Management Board members in the amount of €18,785 thousand (2024: €20,666 thousand).

As of December 31, 2025, as in the prior year, no loans or advances had been granted to members of the Management Board or Supervisory Board; likewise, as in the prior year, no commitments had been assumed into in favor of members of the Management Board or Supervisory Board.

Furthermore, all Group companies listed in the annex to the notes to the consolidated financial statements of the parent company of Klöckner & Co SE are also classified as related parties within the meaning of IAS 24. All transactions with related parties included in the consolidated financial statements have been eliminated in the consolidation entries. Transactions with associates or non-consolidated subsidiaries generally resulted from normal trading in goods and services. In the reporting year, the Group supplied these companies with goods to the value of €6 thousand (2024: €43 thousand) and purchased goods from them to the value of €856 thousand (2024: €943 thousand). All transactions took place at arm’s length. There were liabilities of €122 thousand (2024: €112 thousand) as of the reporting date.

Without exception, the transactions between the Group companies and related parties are attributable to ordinary activities and were conducted on an arm’s length basis.

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34.	Notes to the consolidated statement of cash flows

The consolidated statement of cash flows is presented in accordance with IAS 7 (Statement of Cash Flows). It is of central importance in assessing the cash flows of the Klöckner & Co Group.

The changes in the items of the statement of financial position that provide the basis for the statement of cash flows cannot be directly reconciled to the statement of financial position due to the effects of currency translation and changes in the scope of consolidation, which are eliminated in preparing the statement of cash flows.

Cash and cash equivalents (including €0 million (2024: €9 million) in short-term investments) at the year-end 2025 came to €60 million (2024: €121 million).

Cash flow from operating activities

Cash flow from operating activities was €110 million in the fiscal year (2024: €160 million). The main drivers of cash flow from operating activities are operating income (EBITDA) and changes in net working capital. The additional release of funds net of exchange rate effects and changes in the scope of consolidation were as follows:

	Variance

(€ thousand)	2025/2024	2024/2023

Inventories	2,401	-148,646

Trade receivables	49,112	-72,516

Contract assets	6,357	-6,113

Supplier bonus receivables	3,239	445

Trade payables	-115,525	64,742

Contract liabilities	-8,690	1,747

Advance payments received	377	270

Net Working Capital	-62,730	-160,071

Cash flow from investing activities

Cash outflows of €113 million from capital expenditure on property, plant and equipment, intangible assets and financial assets and of €5 million for the acquisition of consolidated subsidiaries were offset by a total of €113 million in cash inflows from disposal of property, plant and equipment, financial assets and disposal groups. The net outcome was a cash outflow of €5 million (2024: €121 million). Of the capital expenditure on fixed assets, €11 million (2024: €15 million) was taxonomy-eligible CAPEX.

Cash flow from financing activities

The negative €155 million (2024: negative €140 million) cash flow from financing activities includes a cash outflow of €20 million for dividend payments to shareholders of Klöckner & Co SE and €35 million for lease liability repayments in accordance with IFRS 16.

The €1 million payments for derivatives in financing activities in fiscal year 2024 relate to the settlement of currency transactions with banks (currency swaps) used to hedge intercompany loans.

The Klöckner & Co Group’s business activities constantly generate short-term cash inflows. These are generally used within one month to repay working capital facilities.

Financial liabilities changed as follows:

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To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

(€ thousand)	Liabilities to banks	Liabilities under ABS program	Lease liabilities	Total
Balance as of January 1, 2024	696,642	97,777	133,167	927,587
Changes in cash flow from financing activities
Borrowings of financial liabilities	331,149	9,736	-	340,885
Repayment of financial liabilities	-344,467	-77,752	-34,205	-456,424
Changes in cash flow from financing activities	-13,318	-68,016	-34,205	-115,539
Changes arising from obtaining or losing control of subsidiaries or other businesses	-	-	11,349	11,349
Effect of changes in foreign exchange rates	22,818	331	5,704	28,853
Other changes liability-related
Changes in bank overdraft	-989	-	-	-989
New leases	-	-	33,375	33,375
Early terminations of leases	-	-	-483	-483
Interest expense	53,341	5,414	4,731	63,486
Interest paid	-42,417	-5,414	-4,731	-52,562
Interest received	944	-	-	944
Total liability-related other changes	10,878	-	32,892	43,770
Balance as of December 31, 2024	717,021	30,092	148,907	896,019
Balance as of January 1, 2025	717,021	30,092	148,907	896,019
Changes in cash flow from financing activities
Borrowings of financial liabilities	432,647	56,107	-	488,754
Repayment of financial liabilities	-539,000	-48,190	-35,354	-622,544
Changes in cash flow from financing activities	-106,353	7,917	-35,354	-133,790
Changes arising from obtaining or losing control of subsidiaries or other businesses	-7,627	-	127	-7,500
Effect of changes in foreign exchange rates	-45,723	-	-11,871	-57,594
Other changes liability-related
Changes in bank overdraft	-770	-	-	-770
New leases	-	-	81,599	81,599
Early terminations of leases	-	-	-10,530	-10,530
Interest income	-2,468			-2,468
Interest expense	42,803	3,452	6,672	52,927
Interest paid	-44,572	-3,452	-6,672	-54,696
Interest received	725	-	-	725
Total liability-related other changes	-4,282	-	71,069	66,786
Balance as of December 31, 2025	553,035	38,008	172,878	763,921

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35. Segment reporting

Reporting of operating segments in accordance with IFRS 8 is based on the internal organization and reporting structure. The Klöckner & Co Group is organized by regions. The reporting structure covers all companies domiciled in these regions. Central functions not assigned to a segment and consolidation adjustments are reported separately.

The segments use the same significant accounting policies as described in NOTE 5 (SIGNIFICANT ACCOUNTING POLICIES), except in the case of intra-Group transactions (especially profit distributions and impairments on consolidated affiliated companies), which are eliminated within the individual segments.

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To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

	Kloeckner Metals Americas		Kloeckner Metals Europe		Total segments		Holding and other Group companies		Consolidation		Total

(€ thousand)	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
Shipments (Tto)	2,939,384	2,845,203	1,588,415	1,607,543	4,527,799	4,452,746	-	-	-	-	4,527,799	4,452,746
External sales	3,731,713	3,917,148	2,648,441	2,715,045	6,380,154	6,632,193	-	-	-	-	6,380,154	6,632,193
Gross profit	719,373	668,321	484,468	444,425	1,203,841	1,112,746	-	-	-	-	1,203,841	1,112,746
Gross profit margin (%)	19.3	17.1	18.3	16.4	18.9	16.8	-	-	-	-	18.9	16.8
Segment result (EBITDA)	180,081	149,326	-12,840	-34,871	167,241	114,455	-15,682	-3,381	-	-1,993	151,559	109,081
EBITDA before material special effects	177,591	153,925	-6,288	-17,838	171,303	136,088	67	2,177	-	-1,993	171,369	136,272
Income from investments	-	-	-	-	-	-	-1,565	-1,607	-	-	-1,565	-1,607
Earnings before interest and taxes (EBIT)	120,642	82,585	-71,639	-93,827	49,003	-11,242	-18,134	-6,704	-	-1,993	30,869	-19,939
Amortization and depreciation of intangible assets and property, plant and equipment	-59,439	-65,818	-57,873	-57,134	-117,311	-122,953	-2,452	-2,875	-	-	-119,763	-125,827
Impairments on intangible assets and property, plant and equipment	-	-923	-1,023	-1,872	-1,023	-2,795	-	-448	-	-	-1,023	-3,243
Impairment reversals on intangible assets and property, plant and equipment	-	-	97	50	97	50	-	-	-	-	97	50
Interest income	3,190	572	6,031	2,642	9,221	3,214	19,345	31,672	-21,787	-32,573	6,778	2,313
Interest expense	-36,716	-41,271	-23,453	-32,260	-60,169	-73,532	-15,541	-21,857	21,787	31,166	-53,923	-64,223
Earnings before taxes (EBT)	87,116	41,885	-89,061	-123,445	-1,945	-81,560	-15,895	1,503	-	-3,400	-17,840	-83,456
Income taxes	-26,225	-22,309	-8,987	-4,704	-35,212	-27,013	-335	-35,228	-	-	-35,546	-62,241
Other non-cash income/expenses	-	-	-1,782	-216	-1,782	-216	87	3	-	-	-1,695	-213
Net income from continuing operations	60,892	19,576	-98,048	-128,149	-37,156	-108,573	-16,230	-33,724	-	-3,400	-53,386	-145,698
Net income from discontinued operations	-	-	-	-47,571	-	-47,571	-	-	-	17,710	-	-29,861
Capital expenditure for intangible assets, property, plant and equipment and financial investments	-79,869	-57,512	-31,040	-51,587	-110,909	-109,099	-2,133	-2,757	-	-	-113,042	-111,856
Cash flow from operating activities – continuing operations	66,283	58,886	59,752	94,038	126,035	152,924	-16,505	7,285	-10	-	109,520	160,209
Cash flow from operating activities – discontinued operations	-	-	-	-45,504	-	-45,504	-	-	-	-	-	-45,504

	Kloeckner Metals Americas		Kloeckner Metals Europe		Total segments		Holding and other Group companies		Consolidation		Total

(€ thousand)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net Working Capital	650,819	742,241	524,399	622,129	1,175,218	1,364,370	-307	4,333	-	-	1,174,911	1,368,702
Employees at year-end (headcount)	3,041	3,109	3,256	3,174	6,297	6,283	203	224	-	-	6,500	6,507

Klöckner & Co SE Annual Report 2025	67

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

For the breakdown of sales by customer location and type of transaction, please see NOTE 7 (SALES).

EBITDA, as a key performance indicator, is defined as earnings before income from investments, interest, taxes, depreciation, amortization, impairments and reversals of impairments of intangible assets and property, plant and equipment. The material special effects adjusted out of EBITDA are shown in NOTE 6 (SPECIAL ITEMS AFFECTING THE RESULTS).

Net working capital comprises inventories and trade receivables, including contract assets and supplier bonus receivables, less trade payables, including contract liabilities and advance payments received.

Non-cash income and expenses mainly relate to changes in fair values of derivative financial instruments.

The net income from discontinued operations in the prior year related to the sale of the distribution business in France, Belgium, the Netherlands and the United Kingdom.

Non-current assets by country

Intangible assets, property, plant and equipment and investment property are broken down by country as follows:

(€ thousand)	2025	2024
USA	320,280	361,340
Mexico	180,142	173,781
Switzerland	335,568	319,721
Germany	141,377	147,013
Other countries	17,867	17,172
Total	995,235	1,019,027

36. Subsequent events

On January 15, 2026, the Management Board of Klöckner & Co SE resolved to divest the Becker Group (the Becker CGU). The Management Board of Klöckner & Co SE made this decision after a comprehensive analysis and evaluation of possible strategic options for the Becker Group. Through this step, Klöckner & Co intends to allow the Becker Group to contribute to the consolidation of the European industry under new ownership while strengthening the focus on higher value-added products and services.

Likewise on January 15, 2026, Klöckner & Co SE and Worthington Steel Inc., together with the latter’s wholly owned subsidiary Worthington Steel GmbH (the “bidder”, together with Worthington Steel, Inc. “Worthington Steel”), signed a business combination agreement. The objective of the agreement is, in the event of the successful consummation of a takeover offer by Worthington Steel, for the complementary alignment of the two companies to create the basis for sustainable growth and expand the footprint in Europe and North America. Worthington Steel supports Klöckner & Co’s strategy of focusing on higher value-added products and services and is committed to the long-term development of the Group. The Management Board of Klöckner & Co acknowledges that Worthington Steel, after successful completion of the takeover offer, will examine the possibility of a squeeze-out, a domination and profit and loss transfer agreement and/or a delisting of the Company’s shares from the regulated market of the Frankfurt Stock Exchange. Worthington Steel intends to provide sufficient funds to refinance certain financing agreements in the event of their termination due to a change of control. Furthermore, according to the business combination agreement, the Company’s headquarters for the European business is to remain in Düsseldorf. The company is to be managed independently and under its own responsibility by the current Management Board. The size of the Supervisory Board is also to remain unchanged; following the completion of the takeover offer, Worthington Steel intends to be represented in the Supervisory Board in a manner which appropriately reflects the shareholding and role as strategic partner. According to the agreement, no closures of sites or plants are planned. Worthington Steel also does not intend to initiate any lay-offs or lasting changes to working conditions, collective agreements or works councils.

In addition, Worthington Steel notified Klöckner & Co on January 15, 2026 that SWOCTEM GmbH has entered into an irrevocable undertaking to the bidder to tender its entire stake of approximately 41.53% in Klöckner & Co SE into the takeover offer.

On February 5, 2026, Worthington Steel announced a voluntary public takeover offer for all outstanding shares of Klöckner & Co SE, offering €11.00 in cash per Klöckner share. The acceptance period for the takeover offer ends on March 12, 2026. In a response statement published on February 13, 2026, the Management Board and Supervisory Board of Klöckner & Co SE recommended that the public takeover offer be accepted.

According to the announcement pursuant to Section 23 para. 1 sentence 1 no. 1 of the German Securities Acquisitions and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – WpÜG), the total number of Klöckner & Co shares for which the takeover offer has been accepted as of February 25, 2026, 6:00 p.m. (local time Frankfurt am Main), plus the Klöckner Shares directly held by the Bidder as well as the instruments relating to voting rights from Klöckner Shares held by the Bidder, amounts to a total of 52,409,704 Klöckner & Co shares. This corresponds to approximately 52.54% of the share capital and voting rights of the Company at 6:00 p.m. (local time in Frankfurt am Main) on February 25, 2026. According to an announcement by the bidder, SWOCTEM GmbH has already tendered its entire stake of around 41.53% in Klöckner & Co into the takeover bid. With regard to developments after the preparation date, please refer to the bidder’s further relevant publications.

The offer provides for a minimum acceptance rate of 65% and is subject to customary closing conditions, including regulatory approvals. According to Worthington Steel, the transaction is expected to be completed in the second half of calendar year 2026.

Klöckner & Co SE Annual Report 2025	68

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

37.	Fees and services of the auditor of the consolidated financial statements

The auditor of the individual and consolidated financial statements of Klöckner & Co SE in the reporting year is PricewaterhouseCoopers GmbH, Wirtschaftsprüfungsgesellschaft, Düsseldorf. The audit opinion is signed by Wirtschaftsprüferin (German Public Auditor) Antje Schlotter (from fiscal year 2023) and Wirtschaftsprüferin (German Public Auditor) Verena Polzer (from fiscal year 2023).

The following fees were incurred for services performed by the auditor PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, Düsseldorf and companies of the worldwide PwC network:

	2025
		thereof
		PricewaterhouseCoopers GmbH
(€ thousand)	Total	Wirtschaftsprüfungsgesellschaft
Audit of financial statements	2,760	1,387
Other assurance services	145	145
Total	2,905	1,532

	2024
		thereof
		PricewaterhouseCoopers GmbH
(€ thousand)	Total	Wirtschaftsprüfungsgesellschaft
Audit of financial statements	2,771	1,400
Other assurance services	159	159
Total	2,930	1,559

The fees for the audit of financial statements mainly relate to the audit of the consolidated financial statements in accordance with IFRS and the audits performed by the auditors of the separate financial statements of the consolidated subsidiaries and the review of the 2025 half-year financial report.

The fees for other assurance services relate to other statutory or contractual audits.

38.	Declaration of Conformity with the German Corporate Governance Code in accordance with Section 161 of the German Stock Corporation Act (AktG)

The Management Board and the Supervisory Board submitted the Declaration of Conformity in accordance with Section 161 AktG on December 16, 2025. This Declaration of Conformity was updated on January 15, 2026. Both Declarations of Conformity have been made permanently publicly available to shareholders on the Klöckner & Co SE website.

Düsseldorf, March 4, 2026

Klöckner & Co SE

Management Board

Guido Kerkhoff

Chairman of the Management Board

(CEO)

Dr. Oliver Falk	John Ganem
Member of the Management Board (CFO)	Member of the Management Board (CEO AMERICAS)

Klöckner & Co SE Annual Report 2025	69

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Declaration of the Management Board

Statement by the Management Board on the consolidated financial statements and the group management report

To the best of our knowledge, and in accordance with International Financial Reporting Standards (IFRS), the consolidated financial statements give a true and fair view of the results of operations, financial position and net assets of the Group, and the group management report, which has been combined with the management report for the Company, includes a fair review of the development and performance of the business and the position of the Group, together with a description of the principal opportunities and risks associated with the expected development of the Group.

Düsseldorf, March 4, 2026

Klöckner & Co SE

Management Board

Guido Kerkhoff

Chairman of the Management Board

(CEO)

Dr. Oliver Falk	John Ganem
Member of the Management Board	Member of the Management Board
(CFO)	(CEO AMERICAS)

Klöckner & Co SE Annual Report 2025	70

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

The following independent auditor’s report (Bestätigungsvermerk des unabhängigen Abschlussprüfers) has been issued in accordance with Section 322 of the German Commercial Code (Handelsgesetzbuch) on the consolidated financial statements and group management report (Zusammengefasster Lagebericht) of Klöckner & Co SE. as of and for the financial year ended December 31, 2025. The group management report is neither included nor incorporated by reference in the Current Report on Form 8-K to which these consolidated financial statements are attached. The above-mentioned independent auditor’s report and the consolidated financial statements are both translations of respective German-language documents. The independent auditor’s report also comprises, in accordance with Section 322 para. 1 sentence 4 German Commercial Code, an assurance reporting in accordance with Section 317 para. 3b German report prepared for publication purposes (“ESEF-Report”). The documents prepared in the ESEF format that are the subject matter of the ESEF-Report are neither included nor incorporated by reference in the Current Report on Form 8-K to which these consolidated financial statements are attached. These documents are accessible via the German Federal Gazette (Bundesanzeiger). The above-mentioned independent auditor’s report and the consolidated financial statements are both translations of respective German-language documents.

Independent Auditor’s Report

To Klöckner & Co SE, Düsseldorf, Germany

Report on the Audit of the Consolidated Financial Statements and of the Group Management Report

Audit Opinions

We have audited the consolidated financial statements of Klöckner & Co SE, Düsseldorf (previously Duisburg), and its subsidiaries (the Group), which comprise the consolidated statement of financial position as at 31 December 2025, and the consolidated statement of comprehensive income, consolidated statement of profit or loss, consolidated statement of changes in equity and consolidated statement of cash flows for the financial year from 1 January to 31 December 2025, and notes to the consolidated financial statements, including material accounting policy information. In addition, we have audited the Group management report of Klöckner & Co SE, which is combined with the management report of the company, for the fiscal year from January 1 to December 31, 2025.

In accordance with the German legal requirements, we have not audited the content of those parts of the group management report listed in the “Other Information” section of our auditor’s report.

In our opinion, on the basis of the knowledge obtained in the audit,

∎

the accompanying consolidated financial statements comply, in all material respects, with the IFRS Accounting Standards published by the International Accounting Standards Board (hereinafter “IFRS Accounting Standards”) as adopted by the EU, and the additional requirements of German commercial law pursuant to Section 315e (1) HGB [Handelsgesetzbuch: German Commercial Code] and, in compliance with these requirements, give a true and fair view of the assets, liabilities, and financial position of the Group as at 31 December, 2025, and of its financial performance for the fiscal year from 1 January to 31 December, 2025, and

∎

the accompanying Group management report as a whole provides an appropriate view of the Group’s position. In all material respects, this group management report is consistent with the consolidated financial statements, complies with German legal requirements and appropriately presents the opportunities and risks of future development. Our audit opinion on the group management report does not cover the content of those parts of the group management report listed in the “Other Information” section of our auditor’s report.

Pursuant to § 322 (3) sentence 1 HGB, we declare that our audit has not led to any reservations relating to the legal compliance of the consolidated financial statements and of the group management report.

Basis for the opinions

We conducted our audit of the consolidated financial statements and of the group management report in accordance with § 317 HGB and the EU Audit Regulation (No. 537/2014, referred to subsequently as “EU Audit Regulation”) in compliance with German Generally Accepted Standards for Financial Statement Audits promulgated by the Institut der Wirtschaftsprüfer [Institute of Public Auditors in Germany] (IDW). Our responsibilities under those requirements and principles are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and of the Group Management Report” section of our auditor’s report. We are independent of the group entities in accordance with the requirements of European law and German commercial and professional law, and we have fulfilled our other German professional responsibilities in accordance with these requirements. In addition, in accordance with Article 10 (2) point (f) of the EU Audit Regulation, we declare that we have not provided non-audit services prohibited under Article 5 (1) of the EU Audit Regulation. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions on the consolidated financial statements and on the group management report.

Key audit matters for audit of consolidated financial statements

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements for the financial year from 1 January to 31 December 2025. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our audit opinion thereon; we do not provide a separate audit opinion on these matters.

In our view, the matters of most significance in our audit were as follows::

1.	Recoverability of intangible assets and property, plant and equipment

2.	Recoverability of goodwill

Our presentation of these key audit matters has been structured in each case as follows:

a)	Matter and issue

b)	Audit approach and findings

c)	Reference to further information

Hereinafter we present the key audit matters:

Klöckner & Co SE Annual Report 2025	71

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

1.	Recoverability of intangible assets and property, plant and equipment

a)

In the Company’s consolidated financial statements intangible assets (excluding goodwill) amounting in total to €95.5 million (2.9% of total assets) and property, plant and equipment amounting in total to €810.1 million (24.7% of total assets) are reported.

Intangible assets (excluding goodwill) and property, plant and equipment were tested for impairment as at the balance sheet date in accordance with IAS 36. The carrying amount of the relevant cash-generating units is compared with the corresponding recoverable amount in the context of the impairment test. The recoverable amount is generally determined using the value in use. This is based on external expert opinions and external sources on standard land values. The present value of the future cash flows from the respective group of cash-generating units to which the assets are assigned normally serves as the basis of valuation. Present values are calculated using discounted cash flow models. For this purpose, the adopted medium-term business plan of the Group forms the starting point which is extrapolated based on assumptions about long-term rates of growth. Expectations relating to future market developments and assumptions about the development of macroeconomic factors are also taken into account. The discount rate used is the weighted average cost of capital for the respective group of cash-generating units. The impairment test determined that the cash-generating units Germany, Becker and Austria recognized impairment losses on property, plant and equipment totaling €3.8 million after taking into account the fair value less costs to sell.

The outcome of this valuation is dependent to a large extent on the estimates made by the executive directors with respect to the future cash inflows from the respective group of cash-generating units, the discount rate used, the rate of growth and other assumptions, and is therefore subject to considerable uncertainty. Against this background and due to the complex nature of the valuation, this matter was of particular significance in the context of our audit.

b)

As part of our audit, we assessed the methodology used for the purposes of performing the impairment test, among other things. After matching the future cash inflows used for the calculation against the adopted medium-term business plan of the Group, we assessed the appropriateness of the calculation, in particular by reconciling it with general and sector-specific market expectations. In addition, we assessed the appropriate consideration of the costs of Group functions. In the knowledge that even relatively small changes in the discount rate applied can have a material impact on the value of the entity calculated in this way, we focused our testing in particular on the parameters used to determine the discount rate applied and assessed the calculation model. In order to reflect the uncertainty inherent in the projections, we evaluated the sensitivity analyses performed by the Company.

Overall, the valuation parameters and assumptions used by the executive directors are in line with our expectations and are also within the ranges considered by us to be reasonable.

c)	The Company’s disclosures on intangible assets (excluding goodwill) and property, plant and equipment are contained in sections 16 (a) and 16 (b) of the notes.
2.	Recoverability of goodwill

a)

In the Company’s consolidated financial statements goodwill amounting in total to €82.9 million (2.5% of total assets) is reported under the “Intangible assets” balance sheet item. Goodwill is tested for impairment by the Company once a year or when there are indications of impairment to determine any possible need for write-downs. The impairment test is carried out at the level of the groups of cash-generating units to which the relevant goodwill is allocated. The carrying amount of the relevant cash-generating units, including goodwill, is compared with the corresponding recoverable amount in the context of the impairment test. The recoverable amount is generally determined using the value in use. The present value of the future cash flows from the respective group of cash-generating units normally serves as the basis of valuation. Present values are calculated using discounted cash flow models. For this purpose, the adopted medium-term business plan of the Group forms the starting point which is extrapolated based on assumptions about long-term rates of growth. Expectations relating to future market developments and assumptions about the development of macroeconomic factors are also taken into account. The discount rate used is the weighted average cost of capital for the respective group of cash-generating units. The impairment test determined, after taking into account the fair value less costs to sell, that there is no need for impairments on goodwill for any cash-generating unit.

The outcome of this valuation is dependent to a large extent on the estimates made by the executive directors with respect to the future cash inflows from the respective group of cash-generating units, the discount rate used, the rate of growth and other assumptions, and is therefore subject to considerable uncertainty. Against this background and due to the complex nature of the valuation, this matter was of particular significance in the context of our audit.

b)

As part of our audit, we assessed the methodology used for the purposes of performing the impairment test, among other things. After matching the future cash inflows used for the calculation against the adopted medium-term business plan of the Group, we assessed the appropriateness of the calculation, in particular by reconciling it with general and sector-specific market expectations. In addition, we assessed the appropriate consideration of the costs of Group functions. In the knowledge that even relatively small changes in the discount rate applied can have a material impact on the value of the entity calculated in this way, we focused our testing in particular on the parameters used to determine the discount rate applied and assessed the calculation model. In order to reflect the uncertainty inherent in the projections, we evaluated the sensitivity analyses performed by the Company. As part of our audit, we also assessed the professional qualifications, objectivity and independence of the external experts. We also carried out our own calculations to determine the recoverable amount. We have examined whether the notes disclosures on impairment testing are complete and appropriate.

Overall, the valuation parameters and assumptions used by the executive directors are in line with our expectations and are also within the ranges considered by us to be reasonable.

c)	The Company’s disclosures on goodwill are contained in section 16 (a) of the notes.

Klöckner & Co SE Annual Report 2025	72

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Other information

The executive directors are responsible for the other information. The other information comprises the following non-audited parts of the group management report:

∎	the group statement on corporate governance pursuant to § 289f and § 315d HGB included in section “7. Corporate Governance Statement”

∎	the information contained in the Group management report that is marked as unaudited.

The other information comprises further:

∎	the separate non-financial group report to comply with §§ 315b to 315c HGB

∎	the remuneration report pursuant to § 162 AktG [Aktiengesetz: German Stock Corporation Act], for which the supervisory board is also responsible

∎

all remaining parts of the annual report – excluding cross-references to external information – with the exception of the audited consolidated financial statements, the audited group management report and our auditor’s report.

Our audit opinions on the consolidated financial statements and on the group management report do not cover the other information, and consequently we do not express an audit opinion or any other form of assurance conclusion thereon.

In connection with our audit, our responsibility is to read the other information mentioned above and, in so doing, to consider whether the other information

∎	is materially inconsistent with the consolidated financial statements, with the group management report disclosures audited in terms of content or with our knowledge obtained in the audit, or

∎	otherwise appears to be materially misstated.

Responsibilities of the Management Board and the Supervisory Board for the consolidated financial statements and the Group management report

The executive directors are responsible for the preparation of the consolidated financial statements that comply, in all material respects, with IFRS Accounting Standards as adopted by the EU and the additional requirements of German commercial law pursuant to § 315e (1) HGB and that the consolidated financial statements, in compliance with these requirements, give a true and fair view of the assets, liabilities, financial position, and financial performance of the Group. In addition, management is responsible for such internal control as they have determined necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud (i.e., accounting manipulation or asset misstatement) or error.

In preparing the consolidated financial statements, the executive directors are responsible for assessing the Group’s ability to continue as a going concern. They also have the responsibility for disclosing, as applicable, matters related to going concern. In addition, they are responsible for financial reporting based on the going concern basis of accounting unless there is an intention to liquidate the Group or to cease operations, or there is no realistic alternative but to do so.

Furthermore, the executive directors are responsible for the preparation of the group management report that, as a whole, provides an appropriate view of the Group’s position and is, in all material respects, consistent with the consolidated financial statements, complies with German legal requirements, and appropriately presents the opportunities and risks of future development. In addition, the executive directors are responsible for such arrangements and measures (systems) as they have considered necessary to enable the preparation of a group management report that is in accordance with the applicable German legal requirements, and to be able to provide sufficient appropriate evidence for the assertions in the group management report.

The supervisory board is responsible for overseeing the Group’s financial reporting process for the preparation of the consolidated financial statements and of the group management report.

The executive directors and the supervisory board are further responsible for the preparation of the remuneration report, including the related disclosures, which is included in a separate section of the group management report and complies with the requirements of § 162 AktG. They are also responsible for such internal control as they determine is necessary to enable the preparation of a remuneration report, including the related disclosures, that is free from material misstatement, whether due to fraud or error.

Klöckner & Co SE Annual Report 2025	73

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Auditor’s responsibilities for the audit of the consolidated financial statements and of the Group management report

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and whether the group management report as a whole provides an appropriate view of the Group’s position and, in all material respects, is consistent with the consolidated financial statements and the knowledge obtained in the audit, complies with the German legal requirements and appropriately presents the opportunities and risks of future development, as well as to issue an auditor’s report that includes our audit opinions on the consolidated financial statements and on the group management report.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with § 317 HGB and the EU Audit Regulation and in compliance with German Generally Accepted Standards for Financial Statement Audits promulgated by the Institut der Wirtschaftsprüfer (IDW) will always detect a material misstatement. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements and this group management report.

We exercise professional judgment and maintain professional skepticism throughout the audit. We also:

∎

Identify and assess the risks of material misstatement of the consolidated financial statements and of the group management report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our audit opinions. The risk of not detecting a material misstatement resulting from fraud is higher than the risk of not detecting a material misstatement resulting from error, as fraud may involve collusion, forgery, intentional omissions, misleading representations, or the override of internal controls.

∎

Obtain an understanding of internal control relevant to the audit of the consolidated financial statements and of arrangements and measures (systems) relevant to the audit of the group management report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an audit opinion on the effectiveness of the internal control and these arrangements and measures (systems), respectively.

∎	Evaluate the appropriateness of accounting policies used by the executive directors and the reasonableness of estimates made by the executive directors and related disclosures.

∎

Conclude on the appropriateness of the executive directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in the auditor’s report to the related disclosures in the consolidated financial statements and in the group management report or, if such disclosures are inadequate, to modify our respective audit opinions. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to be able to continue as a going concern.

∎

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements present the underlying transactions and events in a manner that the consolidated financial statements give a true and fair view of the assets, liabilities, financial position and financial performance of the Group in compliance with IFRS Accounting Standards as adopted by the EU and the additional requirements of German commercial law pursuant to § 315e (1) HGB.

∎

Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the Group as a basis for forming audit opinions on the consolidated financial statements and on the group management report. We are responsible for the direction, supervision and review of the audit work performed for purposes of the group audit. We remain solely responsible for our audit opinions.

∎	Evaluate the consistency of the group management report with the consolidated financial statements, its conformity with German law, and the view of the Group’s position it provides.

∎

Perform audit procedures on the prospective information presented by the executive directors in the group management report. On the basis of sufficient appropriate audit evidence we evaluate, in particular, the significant assumptions used by the executive directors as a basis for the prospective information, and evaluate the proper derivation of the prospective information from these assumptions. We do not express a separate audit opinion on the prospective information and on the assumptions used as a basis. There is a substantial unavoidable risk that future events will differ materially from the prospective information.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with the relevant independence requirements, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter.

Klöckner & Co SE Annual Report 2025	74

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Other Legal and Regulatory Requirements

Report on assurance in accordance with section 317 (3a) HGB on the electronic reproduction of the consolidated financial statements and the Group management report prepared for publication purposes

Assurance Conclusion

We have performed assurance work in accordance with § 317 Abs. 3a HGB to obtain reasonable assurance as to whether the rendering of the consolidated financial statements and the group management report (hereinafter the “ESEF documents”) contained in the electronic file kloeckner-konzernabschluss-2025-12-31-1-de.xbri and prepared for publication purposes complies in all material respects with the requirements of § 328 Abs. 1 HGB for the electronic reporting format (“ESEF format”). In accordance with German legal requirements, this assurance work extends only to the conversion of the information contained in the consolidated financial statements and the group management report into the ESEF format and therefore relates neither to the information contained within these renderings nor to any other information contained in the electronic file identified above.

In our opinion, the rendering of the consolidated financial statements and the group management report contained in the electronic file identified above and prepared for publication purposes complies in all material respects with the requirements of § 328 (1) HGB for the electronic reporting format. Beyond this assurance opinion and our audit opinion on the accompanying consolidated financial statements and the accompanying group management report for the financial year from 1 January to 31 December 2025 contained in the “Report on the Audit of the Consolidated Financial Statements and on the Group Management Report” above, we do not express any assurance opinion on the information contained within these renderings or on the other information contained in the electronic file identified above.

Basis for the Assurance Conclusion

We conducted our assurance work on the rendering of the consolidated financial statements and the group management report contained in the electronic file identified above in accordance with § 317 (3a) HGB and the IDW Assurance Standard: Assurance Work on the Electronic Rendering of Financial Statements and Management Reports, Prepared for Publication Purposes in Accordance with § 317 (3a) HGB (IDW AsS 410 (06.2022)) and the International Standard on Assurance Engagements 3000 (Revised). Our responsibility in accordance therewith is further described in the “Group Auditor’s Responsibilities for the Assurance Work on the ESEF Documents” section. Our audit firm applies the IDW Standard on Quality Management: Requirements for Quality Management in the Audit Firm (IDW QMS 1 (09.2022)).

Responsibilities of the executive directors and the Supervisory Board for the ESEF documents

The executive directors of the Company are responsible for the preparation of the ESEF documents including the electronic rendering of the consolidated financial statements and the group management report in accordance with § 328 (1) sentence 4 no. 1 HGB and for the tagging of the consolidated financial statements in accordance with § 328 (1) sentence 4 no. 2 HGB.

In addition, the executive directors of the Company are responsible for such internal control as they have considered necessary to enable the preparation of ESEF documents that are free from material non-compliance with the requirements of § 328 (1) HGB for the electronic reporting format, whether due to fraud or error.

The supervisory board is responsible for overseeing the process for preparing the ESEF-documents as part of the financial reporting process.

Group auditor’s responsibilities for the assurance work on the ESEF documents

Our objective is to obtain reasonable assurance about whether the ESEF documents are free from material non-compliance with the requirements of § 328 (1) HGB, whether due to fraud or error. We exercise professional judgment and maintain professional skepticism throughout the audit. We also:

∎

Identify and assess the risks of material non-compliance with the requirements of § 328 (1) HGB, whether due to fraud or error, design and perform assurance procedures responsive to those risks, and obtain assurance evidence that is sufficient and appropriate to provide a basis for our assurance opinion.

∎

Obtain an understanding of internal control relevant to the assurance work on the ESEF documents in order to design assurance procedures that are appropriate in the circumstances, but not for the purpose of expressing an assurance opinion on the effectiveness of these controls.

∎

Evaluate the technical validity of the ESEF documents, i.e. whether the electronic file containing the ESEF documents meets the requirements of Commission Delegated Regulation (EU) 2019/815 on the technical specification for this electronic file.

∎	Evaluate whether the ESEF documents provide an XHTML rendering with content equivalent to the audited consolidated financial statements and to the audited group management report.

∎

Evaluate whether the tagging of the ESEF documents with Inline XBRL technology (iXBRL) in accordance with the requirements of Articles 4 and 6 of the Delegated Regulation (EU) 2019/815, in the version in force at the date of the consolidated financial statements, enables an appropriate and complete machine-readable XBRL copy of the XHTML rendering.

Klöckner & Co SE Annual Report 2025	75

To our shareholders	Group management report	Sustainability reporting	Remuneration report	Consolidated and individual financial statements	Services

Further information pursuant to article 10 of the EU Audit Regulation

We were elected as auditor by the annual general meeting on 28 May 2025. We were engaged by the Supervisory Board on October 2, 2025. We have been the auditor of the Klöckner & Co SE, Düsseldorf, without interruption since the financial year 2023.

We declare that the audit opinions expressed in this auditor’s report are consistent with the additional report to the audit committee pursuant to Article 11 of the EU Audit Regulation (long-form audit report).

Reference to an other matter - use of the Auditor’s Report

Our auditor’s report must always be read together with the audited consolidated financial statements and the audited group management report as well as the assured ESEF documents. The consolidated financial statements and the group management report converted to the ESEF format – including the versions to be filed in the company register – are merely electronic renderings of the audited consolidated financial statements and the audited group management report and do not take their place. In particular, the “Report on the Assurance on the Electronic Rendering of the Consolidated Financial Statements and the Group Management Report Prepared for Publication Purposes in Accordance with § 317 (3a) HGB” and our assurance opinion contained therein are to be used solely together with the assured ESEF documents made available in electronic form.

German Public Auditor Responsible for the Engagement

The German Public Auditor responsible for the engagement is Antje Schlotter.

Düsseldorf, March 4, 2026

PricewaterhouseCoopers GmbH

Wirtschaftsprüfungsgesellschaft

Antje Schlotter	Verena Polzer
Wirtschaftsprüferin (German public auditor)	Wirtschaftsprüferin (German public auditor)

Klöckner & Co SE Annual Report 2025	76

Q1

Interim Report

as of March 31, 2026

Condensed Interim consolidated financial Statements for the three-month period ending March 31, 2026

Consolidated statement of income	91

Statement of comprehensive income	92

Consolidated statement of financial position	93

Consolidated statement of cash flows	95

Summary of changes in consolidated equity	96

Selected explanatory notes to the condensed interim consolidated financial statements for the three-month period ending March 31, 2026	98

Responsibility statement	117

79

Klöckner & Co SE

Consolidated statement of income

for the three-month period ending March 31, 2026

(€ thousand)	Q1 2026	Q1 2025

Sales	1,568,142	1,666,295

Changes in inventory	4,929	3,142

Other operating income	9,740	7,987

Cost of materials	-1,274,980	-1,352,866

Personnel expenses	-142,458	-155,662

Depreciation and amortization	-30,786	-30,346

Other operating expenses	-124,587	-150,657

Operating result	10,001	-12,106

Income from investments	231	1,131

Finance income	1,246	1,919

Finance expenses	-12,651	-13,810

Financial result	-11,404	-11,891

Earnings before taxes	-1,173	-22,866

Income taxes	-2,722	-5,071

Net income	-3,895	-27,937

thereof attributable to

– shareholders of Klöckner & Co SE	-4,384	-28,252

– non-controlling interests	489	315

Earnings per share (€/share)

– basic / diluted	-0.04	-0.28

Earnings per share attributable to the ordinary equity holders of Klöckner & Co SE (€/share)

– basic /diluted	-0.04	-0.28

80

Statement of comprehensive income

for the three-month period ending March 31, 2026

(€ thousand)	Q1 2026	Q1 2025
Net income	-3,895	-27,937

Other comprehensive income not reclassifiable

Gains/losses from investments in equity instruments	-25	-

Actuarial gains/losses (IAS 19)	53,001	-96,949

Total	52,976	-96,949

Other comprehensive income reclassifiable

Foreign currency translation	23,737	-39,224

Gains/losses from cash flow hedges	1,009	-14

Reclassification to profit and loss due to sale of foreign subsidiaries	-	19,568

Total	24,746	-19,670

Related income taxes	-8,829	16,481

Other comprehensive income	68,893	-100,139

Group total comprehensive income	64,998	-128,076

thereof attributable to

– shareholders of Klöckner & Co SE	64,509	-128,344

– non-controlling interests	489	268

81

Consolidated statement of financial position

as of March 31, 2026

Assets

(€ thousand)	Notes	March 31, 2026	Dec. 31, 2025
Non-current assets

Intangible assets	8	178,364	178,331

Property, plant and equipment	8	888,962	810,097

Investment property		9,101	6,807

Other financial assets		28,727	28,509

Other non-financial assets		282,749	228,269

Deferred tax assets		10,268	10,833

Total non-current assets		1,398,172	1,262,845

Current assets

Inventories	9	1,187,729	1,143,577

Trade receivables		838,346	583,290

Contract assets		69,095	57,098

Supplier bonus receivables		29,528	55,554

Current income tax receivables		39,930	32,851

Other financial assets		11,497	12,676

Other non-financial assets		63,774	56,534

Cash and cash equivalents		53,306	60,205

Assets held for sale		14,905	14,673

Total current assets		2,308,111	2,016,459

Total assets		3,706,283	3,279,304

82

Equity and liabilities

(€ thousand)	Notes	March 31, 2026	Dec. 31, 2025
Equity

Subscribed capital		249,375	249,375

Capital reserves		568,622	568,622

Retained earnings		455,238	460,185

Accumulated other comprehensive income		367,736	297,752

Equity attributable to shareholders of Klöckner & Co SE		1,640,971	1,575,933

Non-controlling interests		6,787	6,298

Total equity		1,647,757	1,582,231

Non-current liabilities

Provisions for pensions and similar obligations		16,370	17,302

Other provisions and accrued liabilities		10,089	8,478

Non-current financial liabilities	10	963,114	670,210

Other financial liabilities		290	1,412

Deferred tax liabilities		98,288	88,027

Total non-current liabilities		1,088,150	785,429

Current liabilities

Other provisions and accrued liabilities		67,897	85,012

Income tax liabilities		26,537	27,256

Current financial liabilities	10	177,106	93,711

Trade payables		626,827	651,401

Other financial liabilities		18,784	16,741

Non-financial contract liabilities		16,805	11,678

Advance payments received		2,364	1,530

Other non-financial liabilities		34,055	24,315

Total current liabilities		970,375	911,645

Total liabilities		2,058,526	1,697,073

Total equity and liabilities		3,706,283	3,279,304

83

Consolidated statement of cash flows

for the three-month period ending March 31, 2026

(€ thousand)	Q1 2026	Q1 2025

Net income	-3,895	-27,937

Income taxes	2,722	5,071

Financial result	11,404	11,891

Income from investments	-231	-1,131

Depreciation, amortization, reversal of impairment losses and impairment losses of non-current assets	30,786	30,346

Other non-cash income/expenses	29	-545

Gain on disposal of non-current assets	-182	19,005

Change in net working capital

Inventories	-23,379	7,115

Trade receivables, contract assets, supplier bonus receivables	-226,741	-177,249

Trade payables, contract liabilities, advance payments received	-28,663	46,004

Change in other operating assets and liabilities	-15,316	-23,133

Interest paid	-12,308	-9,922

Interest received	590	188

Income taxes paid	-4,704	-4,963

Income taxes received	156	7,607

Cash flow from operating activities	-269,731	-117,652

Proceeds from the sale of non-current assets	209	275

Payments for the disposal of consolidated companies	-	-80

Dividends received	220	912

Payments for intangible assets, property, plant and equipment	-27,981	-22,216

Payments for investments in consolidated subsidiaries	-8,166	-1,575

Payments for financial assets	-187	-400

Cash flow from investing activities	-35,905	-23,085

Payments for own investment Management Board members	-	-1,386

Borrowings of financial liabilities	311,080	288,294

Repayment of financial liabilities	-559	-164,664

Repayment of lease liabilities	-12,646	-9,178

Proceeds from derivates of financing activities	92	52

Cash flow from financing activities	297,967	113,118

Changes in cash and cash equivalents	-7,669	-27,618

Effect of foreign exchange rates on cash and cash equivalents	770	-3,188

Cash and cash equivalents at the beginning of the period	60,205	120,793

Cash and cash equivalents at the end of the reporting period	53,306	89,987

84

Summary of changes in consolidated equity

for the three-month period ending March 31, 2026

(€ thousand)	Subscribed capital of Klöckner & Co SE	Capital reserves of Klöckner & Co SE	Retained earnings

Balance as of January 1, 2025	249,375	570,007	534,183

Other comprehensive income

Foreign currency translation	-	-	-

Gain/Loss from cash flow hedge	-	-	-

Financial assets measured at fair value through other comprehensive income	-	-	-

Actuarial gains and losses (IAS 19)	-	-	-

Reclassification through profit or loss due to the sale of foreign subsidiaries	-	-	-

Deferred taxes recognized in other comprehensive income	-	-	-

Other comprehensive income	-	-	-

Net income	-	-	-28,252

Total comprehensive income	-	-	-28,252

Change in non-controlling interests	-	-	-

Dividends		-	-

Share-based payments	-	-871	-

Reclassification of actuarial losses within equity in accordance with IAS 19.122	-	-	-

Gain/loss from hedges, reclassified in inventories	-	-	-

Balance as of March 31, 2025	249,375	569,137	505,930

Balance as of January 1, 2026	249,375	568,622	460,185

Other comprehensive income

Foreign currency translation	-	-	-

Gain/Loss from cash flow hedges	-	-	-

Financial assets measured at fair value through other comprehensive income	-	-	-

Actuarial gains and losses (IAS 19)	-	-	-

Reclassification through profit or loss due to the sale of foreign subsidiaries	-	-	-

Deferred taxes recognized in other comprehensive income	-	-	-

Other comprehensive income	-	-	-

Net income	-	-	-4,384

Total comprehensive income	-	-	-4,384

Change in non-controlling interests	-	-	-

Dividends	-	-	-

Share-based payments	-	-	-

Reclassification of actuarial losses within equity in accordance with IAS 19.122	-	-	-

Gain/loss from hedges, reclassified in inventories	-	-	-563

Balance as of March 31, 2026	249,375	568,622	455,238

85

Accumulated other comprehensive income

Currency translation adjustments	Actuarial gains and losses (IAS 19)	Fair value adjustments of financial instruments	Equity attributable to shareholders of Klöckner & Co SE	Non-controlling interests	Total

326,015	38,705	-4,540	1,713,743	6,972	1,720,714

-39,177	-	-	-39,177	-47	-39,224

-	-	-14	-14	-	-14

-	-	-	-	-	-

-	-96,949	-	-96,949	-	-96,949

19,568	-	-	19,568	-	19,568

-	16,481	-	16,481	-	16,481

-19,608	-80,468	-14	-100,091	-47	-100,139

-	-	-	-28,252	315	-27,937

-19,608	-80,468	-14	-128,344	268	-128,076

-	-	-	-	-	-

-	-	-	-	-	-

-	-	-	-871	-	-871

-	-	-	-	-	-

-	-	-	-	-	-

306,407	-41,764	-4,555	1,584,528	7,240	1,591,768

253,090	50,702	-6,040	1,575,933	6,298	1,582,231

23,737	-	-	23,737	-	23,737

-	-	1,009	1,009	-	1,009

-	-	-25	-25	-	-25

-	53,001	-	53,001	-	53,001

-	-	-	-	-	-

-	-8,829	-	-8,829	-	-8,829

23,737	44,172	984	68,893	-	68,893

-	-	-	-4,384	489	-3,895

23,737	44,172	984	64,509	489	64,998

-	-	-	-	-	-

-	-	-	-	-	-

-	-	-	-	-	-

-	-	-	-	-	-

-	-	1,091	528	-	528

276,827	94,874	-3,965	1,640,971	6,787	1,647,757

86

Selected explanatory notes to the condensed interim consolidated financial statements for the three-month period ending March 31, 2026

1.	Basis of presentation

The condensed interim consolidated financial statements of Klöckner & Co SE as of March 31, 2026 were prepared for interim reporting in accordance with Sec. 115 of the German Securities Trading Act (WpHG) and IFRS Accounting Standards (IFRS) including IAS 34 Interim Financial Reporting as adopted for use within the EU.

The condensed interim consolidated financial statements as of March 31, 2026 have been reviewed by an independent auditor.

The accounting policies applied in preparing the condensed interim consolidated financial statements as of March 31, 2026 – with the exception of the changes presented in Note 2 (New accounting standards and interpretations) – are consistent with those used for the consolidated financial statements of Klöckner & Co SE as of December 31, 2025. A detailed description of those policies is provided in the notes to the consolidated financial statements on pages 149 to 212 of the Annual Report 2025. Consistency of presentation is observed.

The exchange rates used to translate the financial statements of material foreign subsidiaries included in the consolidated financial statements were as follows:

	Closing rate		Average rate
1 € =	March 31, 2026	Dec. 31, 2025	Q1 2026	Q1 2025
Swiss Franc (CHF)	0.9194	0.9314	0.9168	0.9458
US Dollar (USD)	1.1498	1.1750	1.1703	1.0523

As part of the preparation of the condensed interim consolidated financial statements in accordance with IAS 34 as of March 31, 2026, the Management Board of Klöckner & Co SE is required to make judgments, estimates and assumptions that affect the application of the Group’s accounting policies and the presentation, recognition and measurement of assets and liabilities, income and expenses. Actual amounts may differ from these estimates.

Uncertainties surrounding the global geopolitical and macroeconomic environment persist. This environment continues to be characterized by geopolitical tensions, regional conflicts, and military confrontations – including a renewed escalation of the security situation in the Middle East – as well as structural and cyclical challenges, and indirectly affects Klöckner & Co’s macroeconomic business environment.

Further developments and their potential impact on business operations – including, among other things, trade policy conditions, energy and commodity markets, protectionism, inflation and interest rates, developments in financial markets, the availability of skilled workers and intermediate inputs, as well as general demand risks – are, from today’s perspective, subject to significant uncertainties.

These uncertainties particularly affect the forward-looking assumptions and estimates underlying the valuation of non-financial assets (goodwill and non-current assets). Information regarding our assessment of the effects of these factors is provided in Note 8 (intangible assets and property, plant, and equipment).

87

In the first quarter of 2026, trade receivables increased by €255 million (+44%) compared with the end of the year 2025. This increase is primarily driven by seasonal patterns in the business.

Equity increased from €1,582 million € to €1,648 million. The change is mainly due to actuarial gains (€53 million) less related taxes (€-9 million) and translation of foreign subsidiaries`financials statements (€24 million) recognized in other comprehensive income.

In the opinion of the Management Board, the interim consolidated financial statements reflect all information necessary to provide a true and fair view of the results. The results for the period ending March 31, 2026 are not necessarily indicative of future results.

The present interim consolidated financial statements for the three-month period ending March 31, 2026 were authorized for issuance by the Management Board on May 22, 2026. In accordance with the functional currency approach, the interim financial statements of foreign Group companies prepared in foreign currency are translated into euros by the modified current rate method. All subsidiaries conduct their business independently in their domestic markets. As such, the functional currency is generally the local currency with the exception of the Mexican subgroup, whose functional currency is the US dollar. Discrepancies may arise relative to the unrounded figures.

2.	New accounting standards and interpretations

The following standards were applied for the first time in first quarter of 2026:

Standard/Interpretation

Annual improvement project - Improvements to IFRS 1, IFRS 7, IFRS 9, IFRS 10 und IAS 7

Amendments to IFRS 7 and IFRS 9 - Classification and Measurement of Financial Instruments

Application of the amendments had no material impact on the condensed interim consolidated financial statements of Klöckner & Co SE.

3.	Acquisitions and disposals

Klöckner & Co SE made the following acquisitions in the first quarter of 2026:

Effective January 1, 2026 Debrunner Bewehrungstechnik AG, St. Gallen, Switzerland, und BEWETEC AG, St. Gallen, Switzerland, purchased selected assets and liabilities of Locher Bewehrungen AG, St. Gallen, Switzerland. Through this acquisition Klöckner & Co increased its market share in Eastern Switzerland.

In February 2026, Kloeckner Metals Corporation, Wilmington, Delaware, USA, acquired the service center business of Camalloy, Inc., Pennsylvania, USA, via asset deal. With 21 employees, the company generated sales of around USD 17 million in 2025. Through this acquisition, Klöckner & Co has expanded its geographical presence and the market share in the non-ferrous business.

88

The assets and liabilities acquired in the acquisitions as of March 31, 2026 are preliminarily as follows:

(€ thousand)	Locher	Camalloy	Total impact

Assets

Property, plant and equipment	2,094	-	2,094

Inventories	2,362	2,490	4,851

Trade receivables	-	1,264	1,264

Total acquired assets	4,455	3,754	8,209

Liabilities and provisions

Other current provisions	112	-	112

Total assumed liabilities	112	-	112

Acquired net assets	4,343	3,754	8,097

Considerations transferred	4,343	3,823	8,166

Goodwill	-	69	69

Consideration, paid in cash and cash equivalents	4,343	3,823	8,166

Final measurement of the acquired assets is still pending.

From the acquisition date, the US acquisitions in 2026 contributed sales of €2.2 million and earnings of below €0.1 million to net income. The contribution of the Swiss acquisition can not be disclosed as the business was fully integrated and not recorded separately, therefore it is impracticable to disclose any separate figures for this acquired business. Had the US acquisitions been made as of January 1, 2026, consolidated revenue of €1,569 million and consolidated net loss of €3.9 million would have been reported in the consolidated statement of income for the interim reporting period.

The direct transaction costs of the acquisitions, amounting to €0.4 million, are included in other operating expenses in the statement of income.

Klöckner & Co SE made the following divestments in 2025:

Effective March 31, 2025, Klöckner & Co SE sold its interests in Kloeckner Metals Brasil Ltda, São Paulo, Brazil, from the Kloeckner Metals Americas segment. Assets of €9 million and liabilities of €10 million were transferred in this connection. The loss on disposal amounted to €19.4 million and the consideration transferred was a negative €0.7 million. The loss included a currency loss of €19.6 million.

The company accounted for €5 million, or around 0.3%, of consolidated sales in the first quarter of 2025. Even without the exchange rate-related loss on disposal, its share of operating net income in the first quarter of 2025 was a negative €1.4 million due to the difficult economic environment in Brazil.

4.	Special items affecting the results

Comparability between operating income (EBITDA) for the first quarter of fiscal year 2026 and the prior year is impacted by the following material special effects:

(€ thousand)	March 31, 2026	March 31, 2025

one-off expense share-based payments takover offer	-4,168	-

one-off expenses for takeover offer	-915	-

Restructuring expenses	-498	-4,097

Material disposal losses	-	-19,374

EBITDA impact	-5,581	-23,470

89

Q1 2026

Business combination with Worthington Steel

In the first quarter of 2026, Worthington Steel has made a voluntary public takeover offer for all outstanding shares of Klöckner & Co SE leading to legal and other consulting expenses of €0.9 million.

Virtual stock options

As of March 31, 2026, expenses of €4.2 million relates to expenses for share-based payments resulting from gains in the share price increases since the beginning of the year as part of the public takeover offer by Worthington Steel.

Restructuring expenses

Restructuring programs mainly in the Holding and other Group companies segment resulted in expenses of €0.5 million.

There were no divestments of Kloeckner companies in the first quarter of 2026.

Q1 2025

Restructuring expenses

For follow-on costs for the sale of the European distribution business and for a restructuring program, a provision of €3.8 million has been recognized in the Holding and other Group companies.

In first three months of 2025, expenses of €0.2 million were incurred for a company-wide restructuring program in the Kloeckner Metals Americas segment. Expenses of €0.1 million were incurred on the closure of a site in the Kloeckner Metals Europe segment.

Divestments

Kloeckner Metals Brasil Ltda., Brazil, was sold in the first quarter of 2025. This resulted in a loss on disposal of €19.4 million in the Kloeckner Metals Americas segment.

5.	Sales

The Group’s external sales are broken down by region (customer headquarters) as follows:

90

March 31, 2026

(€ thousand)	Kloeckner Metals Americas	Kloeckner Metals Europe	Total

Germany	-	315,519	315,519

EU excluding Germany	-	112,153	112,153

Switzerland	-	267,385	267,385

Rest of Europe	-	2,851	2,851

USA	649,681	17,054	666,735

Mexico	190,297	-	190,297

Central and South America	-	975	975

Asia/Australia	-	12,088	12,088

Africa	-	140	140

Sales	839,977	728,165	1,568,142

March 31, 2025

(€ thousand)	Kloeckner Metals Americas	Kloeckner Metals Europe	Total

Germany	-	312,001	312,001

EU excluding Germany	-	106,086	106,086

Switzerland	-	245,185	245,185

Rest of Europe	-	3,193	3,193

USA	832,106	321	832,427

Mexico	150,074	144	150,218

Central and South America	5,148	1,576	6,724

Asia/Australia	-	10,462	10,462

Sales	987,328	678,967	1,666,295

Sales by type of business are as follows:

March 31, 2026

(€ thousand)	Kloeckner Metals Americas	Kloeckner Metals Europe	Total

Higher value-added business	249,817	451,809	701,626

Service center business	500,385	155,240	655,625

Distribution business	89,776	121,116	210,891

External sales	839,977	728,165	1,568,142

March 31, 2025

(€ thousand)	Kloeckner Metals Americas	Kloeckner Metals Europe	Total

Higher value-added business	255,701	409,461	665,162

Service center business	528,407	152,400	680,807

Distribution business	203,220	117,107	320,326

External sales	987,328	678,967	1,666,295

91

6.	Earnings per share

Earnings per share are calculated by dividing interim-period consolidated net income attributable to the shareholders of Klöckner & Co SE by the weighted average number of shares outstanding during the period.

		Q1 2026	Q1 2025

Net income attributable to shareholders of Klöckner & Co SE	(€ thousand)	-4,384	-28,252

Weighted average number of shares	(thousands of shares)	99,750	99,750

Basic earnings per share	(€/share)	-0.04	-0.28

7.	Income taxes

The combined income tax rate for the interim report period ending March 31, 2026 is 31.6% (2025: 31.9%), comprising corporate income tax (including solidarity surcharge) of 15.8% and trade tax for Klöckner & Co of 15.6%. Foreign tax rates vary between 9% and 34%.

Income tax expense is recognized based on management’s estimate of the weighted average effective annual income tax rate expected for the full financial year. The estimated average annual tax rate used for the interim period to 31 March 2026 results in a tax rate of -232% for the quarter, compared to -22% for the three months ended 31 March 2025. The tax rate was lower in 2026 due to losses for which no deferred tax asset could be recognized.

The Group falls within the scope of the OECD Pillar Two Model Rules and makes use of the temporary exemption from accounting for deferred taxes (Pillar Two income taxes) in the interim reporting period ended March 31, 2026. The Group expects no additional taxes in the reporting period ended March 31, 2026 as a result of the Pillar Two legislation in force.

8.	Intangible assets and property, plant and equipment

Impairment testing of goodwill and other non-current assets

In the annual impairment test at the end of 2025 to determine the recoverable amount of a cash-generating unit (CGU) using the discounted cash flow method, estimation uncertainties were taken into account when determining future cash inflows. These estimation uncertainties mainly reflected macroeconomic and sector-specific developments along with related uncertainty regarding business development or the product portfolio due, for example, to changes in customer demand or regulatory requirements. The affected estimates were inferred on the basis of available data and management’s assessment and include country-specific market changes for the estimation of shipments and the future gross profit per ton. Expected changes in operating expenses on the basis of individual business plans and the assessment of macroeconomic trends were also taken into account in the calculation of the expected future cash flows.

A deterioration of the macroeconomic environment – for example, as a result of a further escalation of geopolitical tensions – could be reflected in particular in lower sales volumes, lower achievable margins or an increase in capital costs, and thus lead to a reduction in the calculated utility values.

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The current macroeconomic environment and the resulting business performance in the first quarter of 2026 indicate that the earnings performance of the individual CGUs does not contradict the assumptions in the detailed planning period underlying the annual impairment test as of December 31, 2025.

Given the fact that the market capitalization exceeds the equity of the Klöckner Group and in light of the economic developments of the individual CGUs, the recoverable amount was determined for the Becker, Germany, and Austria CGUs as of March 31, 2026. The planned sale of the Becker CGU (as communicated in January 2026) was taken into account as an alternative scenario in this assessment as well. The value in use for these CGUs was lower than their carrying amount. Any impairment must be allocated in a second step to reduce the carrying amounts of the assets of the CGUs (IAS 36.104). In allocating the impairment loss, the carrying amount of an asset may not be reduced below its fair value less costs of disposal or its value in use (IAS 36.105). The fair values of the individual assets were therefore determined.

The carrying amount as of March 31, 2026 of the tested non-current assets of the CGUs in question before impairment testing were as follows:

(€ thousand)	Germany	Becker	Austria

Other intangible assets	497	2,395	-

Land and buildings	15,826	32,596	6,061

Technical equipment and machinery	16,553	23,082	504

Other equipment, operating and office equipment	15,790	8,560	714

Payments on account/assets under construction	3,596	93	232

Right-of-use assets	11,397	1,900	491

Total	63,658	68,626	8,001

In determining the fair values of land assets, use was also made of outside appraisals and external sources for land values. Any appraisals from prior periods were updated in line with observed market changes. The values are based on the sales comparison approach.

The individual fair values of technical equipment and other equipment, furniture and fixtures, and office equipment were determined separately on the basis of an indexed replacement value approach. Price indices were obtained from the respective national statistical offices. For all items that have reached 50% of their technical useful life, excess capital costs of 1% p.a. were subtracted from the reproduction costs. The excess cost applies for the reduced investment requirement to obtain a new asset which provides the same performance as the old asset. Allowances of 10-15% were applied for economic and functional (loss in value or usefulness caused by inefficiencies or inadequacies of the asset when compared to a more efficient or less costly replacement asset developed by new technology) obsolescence caused by factors extraneous to the asset (such as loss in demand for the product, decommissioned assets, increased competition or environmental regulations).

The fair values of right-of-use assets in accordance with IFRS 16 are determined on the basis of benchmark lease payments and price developments for comparable assets.

For most assets, the fair values determined in this way exceed the carrying amounts of the assets of the CGUs. Impairments were identified and recognized in the amount of €1,792 thousand for the Becker CGU, €2,358 thousand for the Germany CGU and €38 thousand for the Austria CGU.

The recoverability of non-current assets is thus demonstrated via the assumption of individual disposal or alternative use or taken into account by impairment losses in the financial statements. Depending on future changes in their fair values, however, the necessity for additional impairment losses cannot be ruled out.

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For details of the impairment test and the key assumptions underlying it, please refer to Note 16 (Intangible Assets and Property, Plant and Equipment) of our IFRS consolidated financial statements as of December 31, 2025.

9.	Inventories

(€ million)	March 31, 2026	Dec. 31, 2025

Cost	1,210	1,168

Valuation allowance (net realizable value)	-23	-25

Inventories	1,188	1,144

10.	Financial liabilities

The details of financial liabilities are as follows:

(€ million)	March 31, 2026	Dec. 31, 2025

Non-current financial liabilities

Liabilities to banks	779	537

Lease liabilities	184	133

Total non-current financial liabilities	963	670

Current financial liabilities

Liabilities to banks	41	16

Liabilities under ABS programs	91	38

Lease liabilities	45	40

Total current financial liabilities	177	94

Financial liabilities as per consolidated balance sheet	1,140	764

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Net financial debt developed as follows:

(€ million)	March 31, 2026	Dec. 31, 2025

Financial liabilities as per consolidated balance sheet	1,140	764

plus transaction costs	6	6

Gross financial liabilities	1,146	770

less cash and cash equivalents	-53	-60

Net financial debt (before deduction of transaction cost)	1,092	709

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11.	Additional disclosures on financial instruments

The carrying amounts and fair values by category of financial instruments are as follows:

Financial assets as of March 31, 2026

			Category			Fair value
(€ thousand)	Presented in the Statement of Financial Position as	Carrying amount	Fair value recognized in profit and loss	Fair value recognized in equity	Amortized cost	Level 1	Level 2	Level 3	Total
Measured at fair value

Derivative financial instruments not designated in hedge accounting (held for trading)	Current and non- current other financial assets	231	231	-	-	-	231	-	231

Derivative financial instruments designated in hedge accounting	Other current and non-current financial assets	782	3	779	-	-	782	-	782

Participations	Financial assets	22,282	22,260	22	-	-	-	22,282	22,282

Short term deposits (< 3 months)	Cash and cash equivalents	9	9	-	-	-	9	-	9

Not measured at fair value

Trade receivables and contract assets	Trade receivables and contract assets	907,441	-	-	907,441	-	-	-	-

Cash and cash equivalents	Cash and cash equivalents	53,298	-	-	53,298	-	-	-	-

Other financial assets at cost	Current and non-current other financial assets	16,928	-	-	16,928	-	16,928	-	16,928

Other financial assets at cost	Bonus claims to suppliers	29,528	-	-	29,528	-	-	-	-

Total		1,030,500	22,503	802	1,007,195	-	17,950	22,282	40,232

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Financial liabilities as of March 31, 2026

			Category / hedge accounting / leasing			Fair value
(€ thousand)	Presented in the Statement of Financial Position as	Carrying amount	Fair value recognized in profit and loss	Fair value recognized in equity	Amortized cost	Level 1	Level 2	Level 3	Total
Measured at fair value

Derivative financial instruments not designated in hedge accounting (held for trading)	Other current and non-current financial liabilities	1,140	1,140	-	-	-	1,140	-	1,140

Derivative financial instruments designated in hedge accounting	Other current and non-current financial liabilities	397	117	280	-	-	397	-	397

Other financial liabilities	Other non-current financial liabilities	273	273	-	-	-	-	273	273

Other financial liabilities	Other current financial liabilities	9,941	9,941	-	-	-	-	9,941	9,941

Not measured at fair value

Financial liabilities at cost	Current and non-current financial liabilities	911,154	-	-	911,154	-	910,531	-	910,531

Lease liabilities	Current and non-current financial liabilities	229,066	-	-	229,066	-	-	-	-

Trade payables	Trade payables	626,827	-	-	626,827	-	-	-	-

Other financial liabilities at cost	Other current and non-current financial liabilities	7,323	-	-	7,323	-	-	-	-

Total		1,786,121	11,470	280	1,774,370	-	912,067	10,214	922,281

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Financial assets as of December 31, 2025

			Category			Fair value
(€ thousand)	Presented in the Statement of Financial Position as	Carrying amount	Fair value recognized in profit and loss	Fair value recognized in equity	Amortized cost	Level 1	Level 2	Level 3	Total
Measured at fair value

Derivative financial instruments not designated in hedge accounting (held for trading)	Current and non-current other financial assets	300	300	-	-	-	300	-	300

Participations	Financial assets	22,109	22,061	47	-	-	-	22,109	22,109

Short term deposits (< 3 months)	Cash and cash equivalents	9	9	-	-	-	9	-	9

Not measured at fair value

Trade receivables and contract assets	Trade receivables and contract assets	640,388	-	-	640,388	-	-	-	-

Cash and cash equivalents	Cash and cash equivalents	60,196	-	-	60,196	-	-	-	-

Other financial assets at cost	Current and non-current other financial assets	18,777	-	-	18,777	-	18,777	-	18,777

Other financial assets at cost	Bonus claims to suppliers	55,554	-	-	55,554	-	-	-	-

Total		797,332	22,370	47	774,915	-	19,085	22,109	41,194

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Financial liabilities as of December 31, 2025

			Category / hedge accounting / leasing			Fair value
(€ thousand)	Presented in the Statement of Financial Position as	Carrying amount	Fair value recognized in profit and loss	Fair value recognized in equity	Amortized cost	Level 1	Level 2	Level 3	Total
Measured at fair value

Derivative financial instruments not designated in hedge accounting (held for trading)	Other current and non-current financial liabilities	335	335	-	-	-	335	-	335

Derivative financial instruments designated in hedge accounting	Other current and non-current financial liabilities	1,261	-	1,261	-	-	1,261	-	1,261

Other financial liabilities	Other non-current financial liabilities	1,412	1,412	-	-	-	-	1,412	1,412

Other financial liabilities	Other current financial liabilities	7,726	7,726	-	-	-	-	7,726	7,726

Not measured at fair value

Financial liabilities at cost	Current and non-current financial liabilities	591,043	-	-	591,043	-	590,485	-	590,485

Lease liabilities	Current and non-current financial liabilities	172,878	-	-	172,878	-	-	-	-

Trade payables	Trade payables	651,401	-	-	651,401	-	-	-	-

Other financial liabilities at cost	Other current and non-current financial liabilities	7,419	-	-	7,419	-	-	-	-

Total		1,433,475	9,474	1,261	1,422,741	-	592,081	9,138	601,219

Measurement of the fair value of non-current financial assets in the amount of €22,282 thousand (2025: €22,109 thousand) is classified as level 3. These are mostly unquoted financial instruments (equity investments) for which there is no active market. The change in the 2026 reporting period is mainly accounted for by a decrease of €187 thousand due to capital measures and a decrease of €14 thousand due to changes in fair value. Fair value is measured on the basis of available financial information, such as transaction prices for financing rounds or business plans to the extent that this information is reliable, or, as an approximation, as cost, which is considered an appropriate estimate of fair value as no more suitable information is available. A review is carried out on a quarterly basis using all information available on the equity investments to establish whether cost is still representative of fair value. This would no longer be the case, for example, in the event of

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a significant change in the market in which the equity investments are active. As cost is the sole input factor for fair value, a percentage change in cost results in an equal change in fair value. The estimated fair value would increase (decrease) with any increase (decrease) in cost. Given the size of the investment amount, even a 10% increase in cost would not have a material impact on fair value.

The fair values of non-current financial liabilities are determined on the basis of risk-adjusted discounted cash flows.

In the case of current financial assets (mostly other assets), fair values are largely identical to carrying amounts. The fair values of financial liabilities reflect the current market situation for the respective financial instruments as of March 31, 2026. Their fair values are not reduced by transaction costs. For current financial liabilities, when there are no transaction costs to be deducted, their carrying amount is identical to fair value.

Financial instruments are classified as level 1 if the fair value is obtained from quoted prices in active markets. Fair values determined using other directly observable market inputs are classified as level 2.

The level 3 fair value includes an earn-out clause from the acquisition of Sol Components LLC, Sacramento, USA, under which a subsequent purchase price adjustment of a maximum of USD 3.0 million was agreed subject to the achievement of specified sales targets as of June 30, 2025. The fair value of the earn-out clause amounts to USD 1.8 million (€1.5 million) (December 31, 2025: €1.5 million). The related liabilities were settled shortly after the reporting date.

Other current liabilities include an amount relating to the sale transaction to Russel Metals (USA) Inc., USA, closed on December 31, 2025. In connection with the preliminary determination of the purchase price at the time of closing, the buyer paid Klöckner & Co a preliminary purchase price (consideration paid) of USD 102 million (€87 million). Based on the status of negotiations as of December 31, 2025, a repayment amount of €6 million was recognized as a liability. As of March 31, 2026, the final purchase price amounts to USD 94 million (€80 million), resulting in an amount of USD 8 million (€7 million) being recognized as a liability for repayment to the acquirer. The related liabilities were settled shortly after the reporting date.

Also included is a contingent consideration of CHF 1.2 million (€1.3 million) related to the acquisition of the shares in Müller Wüst AG, Aarau, Switzerland, which will fall due in 2026 and 2027. As a qualitative component of the contingent consideration, the sellers will receive up to CHF 150 thousand (€163 thousand) for the years 2025 and 2026 if certain milestones are achieved. A consideration of CHF 850 thousand (€924 thousand) is dependent on cumulative net sales for the years 2024 to 2026 and the EBITDA margin in 2026. No payments were made in the first quarter of 2026 and the balance therefore remained unchanged compared to December 31, 2025.

A put liability from the acquisition of ODS Belgium B.V., Essen, Belgium is also included. The put option was entered into for a potential future transfer of non-controlling interests valued by discounting future earnings based on budget figures. The future earnings are based on budget figures. Liabilities totaled €137 thousand in the fiscal year (2025: €137 thousand). IFRS 13.97 applies.

Derivative financial instruments

The Klöckner & Co Group is exposed in its operating business to interest and currency risk and to price fluctuation risk in procurement transactions. This risk is hedged using derivative financial instruments.

The Group exclusively uses market instruments with sufficient market liquidity. Derivative financial instruments are entered into and managed in compliance with internal directives governing the scope of

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action, responsibilities and controls. According to these directives, the use of derivative financial instruments is a primary responsibility of the Corporate Treasury department of Klöckner & Co SE, which manages and monitors the use of such instruments. Such transactions are only entered into with credit institutions with impeccable ratings. Derivative financial instruments are not allowed to be used for speculative purposes and may only be used to hedge risks associated with hedged items.

Derivative financial instruments are accounted for at fair value in accordance with IFRS 9. Derivatives are initially measured at fair value on inception and subsequently measured at fair value at each reporting date. Any gain or loss from a change in the fair value of a derivative financial instrument that is not a designated and effective cash flow hedge or hedge of a net investment is immediately recognized in profit or loss. For derivative financial instruments that are designated hedges, the timing of the recognition of gains or losses depends on the type of hedge and its effectiveness. The Klöckner & Co Group uses certain derivative financial instruments to hedge recognized assets or liabilities. Certain unrecognized firm commitments are also hedged.

Forward exchange contracts are measured item by item at the forward rate as of the reporting date, and exchange differences arising due to the contracted forward exchange rate are recognized in profit or loss.

Some commodity forwards are designated in cash-flow hedge accounting and classified into planned and unrecognized firm commitment procurement transactions. Two potential causes of ineffectiveness are over-hedging and divergence between the derivative’s underlying and the hedged steel price component from the reference price formula. Any ineffectiveness is accounted for in cost of materials.

Depending on the nature of the exposure, commodity forwards may also be designated in fair value hedge accounting to hedge changes in the fair value of inventory attributable to commodity price risk. Corresponding fair value changes as well as any hedge ineffectiveness are recognized in cost of materials.

The notional amounts and fair values of the derivative financial instruments in interest rate and currency hedges as of the reporting date and risks of price fluctuations in procurement transactions are as follows:

	March 31, 2026			Dec. 31, 2025

(€ million)	Not designated in hedge accounting	Designated in hedge accounting	Average hedge rate (in €/to)	Not designated in hedge accounting	Designated in hedge accounting	Average hedge rate (in €/to)

Nominal values

Forward exchange transactions	63.3	-	-	161.8	-	-

Commodity forwards (Aluminium)	-	3.5	2,710	-	-	-

Commodity forwards (Rebar)	-	24.4	505	-	25.3	508

The notional amounts correspond to the non-netted sum of the currency, interest rate and price portfolio.

The amounts relating to items designated as hedging instruments are as follows:

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	March 31, 2026		Dec. 31, 2025

	Fair value		Fair value

(€ million)	Forward exchange transactions	Commodity forwards	Forward exchange transactions	Commodity forwards

Not designated in hedge accounting	-0.9	-	0.0	-

Designated in hedge accounting	-	0.4	-	-1.3

Change in value of hedging instrument recognized in other comprehensive income	-	1.0	-	-2.0

Ineffectiveness recognized in profit or loss	-	-	-	-

Gains and losses on hedges reclassified to inventories – basis adjustment	-	-0.5	-	-0.5

Amount reclassified from hedging reserve to profit or loss	-	-	-	-

Balances remaining in the cash flow hedge reserve from hedging relationships for which hedge accounting is no longer applied	-56.6	-	-56.6	-

Forward exchange contracts are presented in other current assets and liabilities; commodity forwards are presented in other current liabilities and other current assets.

The fair values of the derivative financial instruments are determined on the basis of quantitative finance methods using standard banking models. Counterparty risk as of the measurement date is taken into account in the determination of fair values. Where market prices exist, these correspond to the price a third party would pay for the rights or obligations arising from the financial instruments. The fair values are the market values of the derivative financial instruments, irrespective of any offsetting changes in the value of hedged items.

The foreign exchange forward contracts with a notional value of 63 € million (2025: €162 million) have a remaining Maturity of less than one year. This includes a nominal amount of €26 million (2025: €86 million) for securing intra-group loans.

Commodity forward contracts with a notional amount of €28 million (2025: €25 million) have a remaining maturity of less than one year.

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12.	Subsequent events

As announced on January 15, 2026, the Group initiated the sale of the Becker Group, a disposal group within the Kloeckner Metals Europe segment.

As of March 31, 2026, the criteria for classification as held for sale under IFRS 5 were not yet met. However, these criteria were met subsequent to the reporting date and prior to the authorization of these financial statements. As of today, non-binding purchase offers were received from several interested parties and management considers it highly probable under IFRS 5.7 that the disposal will be completed within twelve months. The following assets and liabilities (before IFRS 5 fair value adjustments) are expected to be classified as held for sale in the subsequent reporting period: €375m assets and €100m liabilities.

The estimated fair value less costs to sell amounts to approximately € 100 million. Accordingly, the excess of the carrying amount over the estimated fair value less costs to sell is expected to result in the recognition of an impairment loss according to IFRS 5 in the amount of approximately € 175 million.

In accordance with IAS 10, this represents a non-adjusting event after the reporting period. No adjustments have been made to the financial statements as at March 31, 2026.

After the reporting period, Klöckner & Co SE has signed new facilities for the Euro-Financing in Europe, which include a syndicated loan, an ABS program and an intercompany loan with Worthington Steel. The syndicated loan and the intercompany loan will become effective upon the closing of the Worthington Steel transaction and the fulfillment of certain conditions, while the ABS program is expected to become effective separately at the end of May 2026, subject to certain conditions. The financial effects of these instruments relate to future periods and cannot be reliably quantified as at the reporting date.

13.	Related party transactions

Klöckner & Co SE is a dependent company of SWOCTEM GmbH, Haiger, within the meaning of Section 312 of the German Stock Corporation Act (AktG). The majority shareholder of SWOCTEM GmbH is Prof. Dr. E.h. Friedhelm Loh, who is to be regarded as a controlling party of Klöckner & Co SE due to his shareholding in SWOCTEM. Pursuant to Section 312 (1) of the German Stock Corporation Act, the Management Board of Klöckner & Co SE has therefore prepared a report on relations with affiliated companies. Please see the concluding statement to the report in section 4.1 of the combined management report for fiscal year 2025.

Related parties within the meaning of IAS 24 therefore include SWOCTEM GmbH, entities related to it and entities which are controlled, jointly controlled or significantly influenced by Prof. Dr. E.h. Friedhelm Loh or his close family members or in which key management positions are held by these persons. In the first quarter of 2026, the Group supplied these companies with goods to the value of €1,335 thousand (Q1 2025: €1,513 thousand) and purchased goods to the value of €0 thousand (Q1 2025: €0 thousand) and services to the value of €1 thousand (Q1 2025: €4 thousand). All transactions took place at arm’s length. There were receivables of €612 thousand (Dec. 31, 2025: €252 thousand) and liabilities of €0 thousand (Dec. 31, 2025: €0 thousand) as of the reporting date.

Furthermore, all Group companies listed in the annex to the notes to the consolidated financial statements of the parent company of Klöckner & Co SE are also classified as related parties within the meaning of IAS 24. All transactions with related parties included in the consolidated financial statements have been eliminated in the consolidation entries. Transactions with associates or non-consolidated subsidiaries generally resulted from normal trading in goods and services. In the first quarter of 2026, the Group supplied these companies with

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goods to the value of €3 thousand (Q1 2025: €3 thousand) and purchased goods from them to the value of €402 thousand (Q1 2025: €20 thousand). All transactions took place at arm’s length. There were receivables of €2 thousand (Dec. 31, 2025: €0 thousand) and liabilities of €28 thousand (Dec. 31, 2025: €122 thousand) as of the reporting date.

Without exception, the transactions between the Group companies and related parties are attributable to ordinary activities and were conducted on an arm’s length basis.

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14.	Segment reporting

Since 2024, the Group has been divided into two operating segments: Kloeckner Metals Americas and Kloeckner Metals Europe. As before, headquarters functions not allocated to a segment are reported separately, together with consolidation adjustments, under Holding and other Group companies.

	Kloeckner Metals Americas		Kloeckner Metals Europe		Holding and other Group companies*)		Total

(€ million)	Q1 2026	Q1 2025	Q1 2026	Q1 2025	Q1 2026	Q1 2025	Q1 2026	Q1 2025
Shipments (Tto)	664	757	432	414	-	-	1,096	1,170
External sales	840	987	728	679	-	-	1,568	1,666
Gross profit	159	197	139	119	-	-	298	317
Gross profit margin (%)	18.9	20.0	19.1	17.5	-	-	19.0	19.0
Segment result (EBITDA)**)	35	28	9	-4	-4	-6	41	18
EBITDA before material special effects	37	48	10	-4	-	-2	46	42
Earnings before interest and taxes (EBIT)	20	13	-6	-19	-4	-6	10	-12
Cash flow from operating activities	-71	-20	-193	-94	-6	-4	-270	-118

	Kloeckner Metals Americas		Kloeckner Metals Europe		Holding and other Group companies*)		Total

(€ million)	Q1 2026	GJ 2025	Q1 2026	GJ 2025	Q1 2026	GJ 2025	Q1 2026	GJ 2025
Net working capital as of closing date***)	750	651	727	524	2	-	1,479	1,175
Employees as of closing date	2,738	3,041	3,221	3,256	184	203	6,143	6,500

*)	Including consolidations.
**)	EBITDA = Earnings before interest, taxes, income from investments, depreciation and amortization and reversals of impairments on intangible assets and property, plant and equipment.
***)	Net working capital = Inventories + trade receivables + contract assets + supplier bonus receivables ./. trade payables ./. contract liabilities ./. advance payments received.

Düsseldorf, May 22, 2026

Management Board

Guido Kerkhoff

Chairman of the Management Board

(CEO)

Dr. Oliver Falk                    John Ganem

Member of the Management Board           Member of the Management Board

(CFO)                        (CEO Americas)

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Responsibility statement

To the best of our knowledge, and in accordance with the applicable reporting principles for interim financial reporting, the condensed interim consolidated financial statements give a true and fair view of the assets, liabilities, financial position and profit or loss of the Group, and the interim management report of the Group includes a fair review of the development and performance of the business and the position of the Group, together with a description of the principal opportunities and risks associated with the expected development of the Group for the remaining months of the fiscal year.

Düsseldorf, May 22, 2026

Management Board

Guido Kerkhoff

Chairman of the Management Board

(CEO)

Dr. Oliver Falk Member of the Management Board (CFO)	John Ganem Member of the Management Board (CEO Americas)

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Disclaimer

This report contains forward-looking statements that are based on the current estimates of the Klöckner & Co SE management with respect to future events. They are generally identified by the words “expect”, “anticipate”, “assume”, “intend”, “estimate”, “target”, “aim”, “plan”, “will”, “endeavor”, “outlook” and comparable expressions, and generally contain information that relates to expectations or targets for economic conditions, sales or other performance measures. Forward-looking statements are based on currently valid plans, estimates and projections and are therefore only valid on the day on which they are made. You should consider them with caution. Such statements are subject to numerous risks and uncertainties (e.g. those described in publications), most of which are difficult to predict and are generally beyond the control of Klöckner & Co SE. The relevant factors include the effects of significant strategic and operational initiatives, including the acquisition or disposal of companies or other assets. If these or other risks or uncertainties materialize or if the assumptions underlying any of the statements turn out to be incorrect, the actual results of Klöckner & Co SE may be materially different from those stated or implied by such statements. Klöckner & Co SE can offer no assurance that its expectations or targets will be achieved. Without prejudice to existing legal obligations, Klöckner & Co SE does not assume any obligation to update forward-looking statements to take information or future events into account or otherwise. In addition to the figures prepared in line with IFRS or HGB (Handelsgesetzbuch – German Commercial Code), Klöckner & Co SE presents non-GAAP financial performance measures, e.g. EBITDA, EBIT, net working capital and net financial debt. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with IFRS or HGB. Non-GAAP key figures are not subject to IFRS or HGB, or to other generally applicable accounting regulations. In assessing the net assets, financial position and results of operations of Klöckner & Co SE, these supplementary figures should not be used in isolation or as an alternative to the key figures presented in the consolidated financial statements and calculated in accordance with the relevant accounting principles. Other companies may define these terms in different ways. Please refer to the definitions in this interim report. Also: For other terms not defined in this interim report, please see the glossary on our website at https://www.kloeckner.com/en/glossary/.

Rounding

There may be rounding differences with respect to the percentages and figures in this report.